Exhibit 1.1

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment advisor, stockbroker, bank manager, trust company manager, accountant, lawyer or other professional advisor.

The Offer has not been approved or disapproved by any securities regulatory authority, nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is an offence.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

This document does not constitute an offer or a solicitation to residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), and deposits of Common Shares will not be accepted from or on behalf of residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), unless and until (i) such time as the Swedish Financial Supervisory Authority has approved and registered a Swedish prospectus in respect of the Offeror Shares in accordance with Chapter 2, Sections 25 and 26 of the Swedish Financial Instruments Trading Act. or (ii) the Offeror announces that the Offer may be otherwise extended to residents of Sweden.

March 7, 2011

OFFER TO PURCHASE

all of the outstanding Common Shares of

Lundin Mining Corporation

for consideration per Common Share of, at the election of each holder,

$8.10 in cash (the “Cash Alternative”) or

1.2903 Equinox common shares and $0.01 in cash

(the “Share Alternative”), subject, in each case, to pro-ration as set out herein

Equinox Minerals Limited (the “Offeror” or “Equinox”) hereby offers (the “Offer”) to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares (the “Common Shares”) of Lundin Mining Corporation (“Lundin”), which includes Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of options issued under Lundin’s Incentive Stock Option Plan (“Options”) or stock appreciation rights (“SARs”).

The Offer is open for acceptance until 6:00 p.m. (Toronto time) on April 14, 2011 (the “Expiry Time”), unless the Offer is extended or withdrawn.

Each holder of Common Shares (a “Shareholder”) may elect to receive either the Cash Alternative or the Share Alternative in respect of all of the Shareholder’s Common Shares deposited under the Offer. The total amount of cash available under the Offer is limited to $2,378,973,645 and the total number of common shares of the Offeror (the “Offeror Shares”) available for issuance under the Offer is limited to 379,402,241 Offeror Shares (based on the number of Common Shares and Options outstanding as of February 23, 2011 and SARs outstanding as of December 31, 2010, as disclosed by Lundin). Assuming that either all Shareholders tendered to the Cash Alternative or all Shareholders tendered to the Share Alternative, each Shareholder would be entitled to receive $4.05 in cash and 0.6459 of an Offeror Share for each Common Share tendered, subject to adjustment for fractional shares. See Section 1 of the Offer to Purchase, “The Offer”.

The Depositary and Information Agent for the Offer is:	The Dealer Manager for the Offer is:

Kingsdale Shareholder Services Inc.	TD Securities Inc.

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The Offeror Shares are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “EQN”, and trade as CHESS Depository Interests (“CDIs”) on the Australian Securities Exchange (the “ASX”) under the symbol “EQN”. The Offeror Shares and CDIs can be converted each into the other on a one-to-one basis. The Common Shares are listed on the TSX under the symbol “LUN”. Lundin also maintains a listing of its Swedish depository receipts representing Common Shares (“SDRs”) on the NASDAQ OMX Stockholm (the “OMX”) in Stockholm, Sweden under the symbol “LUMI”.

Based on the closing price of $6.27 per Offeror Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Offeror of its intention to make the Offer), the consideration offered under the Offer has a value of $8.10 per Common Share, representing a premium of approximately 26% over the closing price of $6.45 per Common Share on the TSX on February 25, 2011.

The Offeror has engaged Kingsdale Shareholder Services Inc. to act as depositary and information agent (the “Depositary and Information Agent”) for the Offer. TD Securities Inc. (the “Dealer Manager”) has been engaged to act as the dealer manager for the Offer.

The Offer is not open to residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), and deposits of Common Shares will not be accepted from or on behalf of residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), unless and until such time as (i) the Swedish Financial Supervisory Authority (the “FSA”) has approved and registered a Swedish prospectus in respect of the Offeror Shares in accordance with Chapter 2, Sections 25 and 26 of the Swedish Financial Instruments Trading Act or (ii) the Offeror announces that the Offer may be otherwise extended to residents of Sweden.

Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letter of Transmittal printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal, in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may (i) accept the Offer by following the procedures for book-entry transfer of Common Shares set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, or (ii) follow the procedure for guaranteed delivery set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”, using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Common Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Depositary and Information Agent or the Dealer Manager, whose contact details are provided on the back cover of this document. Additional copies of this document, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Depositary and Information Agent and are accessible on the Canadian

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Securities Administrators’ SEDAR website at www.sedar.com. This website address is provided for informational purposes only and no information contained on, or accessible from, such website is incorporated by reference herein unless expressly incorporated by reference.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary and Information Agent or the Dealer Manager.

The Offer is conditional on, among other things (i) there having been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with the Common Shares held by the Offeror and its affiliates (if any), represents not less than 66 2/3% of the Common Shares outstanding (calculated on a fully-diluted basis), (ii) the Inmet Arrangement Agreement having been lawfully terminated in accordance with its terms in effect as of the date hereof; (iii) the approval of a majority of the votes cast by holders of Offeror Shares at a duly called meeting of such holders, of the issuance of the Offeror Shares in connection with the Offer having been obtained; and (iv) the Offeror having determined that there shall not exist and shall not have occurred, and that the Offer if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect. These and the other conditions of the Offer are described in Section 4 of the Offer to Purchase, “Conditions of the Offer”. Subject to applicable Laws, the Offeror reserves the right to withdraw or extend the Offer and to not take up and pay for any Common Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived at or prior to the Expiry Time.

Shareholders should be aware that during the period of the Offer, the Offeror or any of its affiliates may, directly or indirectly, bid for and make purchases of Common Shares as permitted by applicable law. See Section 12 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.

All cash payments under the Offer will be made in Canadian dollars. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a soliciting dealer to accept the Offer.

NOTICE TO SHAREHOLDERS IN THE UNITED STATES

The Offer is being made for the securities of a Canadian company that does not have securities registered under Section 12 of the United States Securities Exchange Act of 1934, as amended (the “U.S. Exchange Act”). Accordingly, the Offer is not subject to Section 14(d) of the U.S. Exchange Act, or Regulation 14D promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 3b-4 under the U.S. Exchange Act, in accordance with Canadian corporate and tender offer rules. Shareholders resident in the United States should be aware that such requirements are different from those of the United States applicable to tender offers under the U.S. Exchange Act and the rules and regulations promulgated thereunder. Financial statements included and incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles or International Financial Reporting Standards and thus may not be comparable to financial statements of United States companies.

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The Offeror Shares offered as consideration under the Offer are being offered pursuant to an exemption from the registration requirements of the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), provided by Rule 802 thereunder. No Offeror Shares will be delivered in the United States or for the account or for the benefit of a person in the United States, unless the Offeror is satisfied that such Offeror Shares may be delivered in the relevant jurisdiction in reliance upon available exemptions from the registration requirements of the U.S. Securities Act and the securities laws of the relevant U.S. state or other local jurisdiction, or on a basis otherwise determined to be acceptable to the Offeror in its sole discretion, and without subjecting the Offeror to any registration or similar requirements. The Offeror Shares issued in reliance on Rule 802 will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the Common Shares traded in exchange therefor by Shareholders are, on the date upon which the Offeror takes up such Common Shares under the Offer, restricted securities. Restricted securities may be offered, sold, pledged or otherwise transferred, directly or indirectly, only pursuant to an exemption or exclusion from the registration requirements of the U.S. Securities Act and applicable state securities laws.

Shareholders in the United States should be aware that the disposition of Common Shares by them as described herein may have tax consequences both in the United States and in Canada. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”.

Shareholders in the United States should be aware that the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of Common Shares during the period of the Offer otherwise than through the Offer, such as in open market or privately negotiated purchases, as permitted by applicable laws in Canada.

It may be difficult for Shareholders in the United States to enforce their rights and any claim they may have arising under United States federal securities laws since the Offeror and Lundin are incorporated under the laws of Canada, the majority of the officers and directors of each of the Offeror and Lundin reside outside the United States, some of the experts named herein may reside outside the United States, and all or a substantial portion of the assets of the Offeror and Lundin and the other above-mentioned persons are located outside the United States. Shareholders in the United States may not be able to sue the Offeror, Lundin or their respective officers or directors in a non-U.S. court for violation of United States federal securities laws. It may be difficult to compel such parties to subject themselves to the jurisdiction of a court in the United States or to enforce a judgment obtained from a court of the United States.

Cautionary Note Regarding Reserve and Resource Disclosure

Information in the Offer to Purchase and Circular, including the documents incorporated by reference therein, has been prepared in accordance with the requirements of securities laws in effect in Canada, which differ from the requirements of United States securities laws. Without limiting the foregoing, the Offer to Purchase and Circular, including the documents incorporated by reference therein, use the terms “measured mineral resources”, “indicated mineral resources” and “inferred mineral resources”. United States investors are advised that, while such terms are recognized and required by Canadian securities laws, the SEC does not recognize them. Under United States standards, mineralization may not be classified as a “reserve” unless the determination has been

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made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Shareholders in the United States are cautioned not to assume that all or any part of measured or indicated mineral resources will ever be converted into reserves. Further, inferred mineral resources have a great amount of uncertainty to their existence and as to whether they can be mined legally or economically. It cannot be assumed that all or any part of inferred mineral resources will ever be upgraded to a higher category. Therefore, Shareholders in the United States are also cautioned not to assume that all or any part of the inferred resources exist, or that they can be mined legally or economically. Disclosure of “contained ounces” is permitted disclosure under Canadian regulations, however, the SEC normally only permits issuers to report “resources” as in place tonnage and grade without reference to unit measures. Accordingly, information concerning descriptions of mineralization and resources contained in the Offer to Purchase and Circular or in the documents incorporated by reference therein, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

National Instrument 43-101 — Standards of Disclosure for Mineral Projects (“NI 43-101”) is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. Unless otherwise indicated, all mineral reserve and mineral resource estimates contained in or incorporated by reference in the Offer to Purchase and Circular have been prepared in accordance with NI 43-101 and the Canadian Institute of Mining, Metallurgy and Petroleum Classification System. These standards differ significantly from the requirements of the SEC, and mineral reserve and mineral resource information contained in the Offer to Purchase and Circular and incorporated by reference therein may not be comparable to similar information disclosed by United States companies.

NOTICE TO HOLDERS OF OPTIONS, SARS AND SDRS

The Offer is being made only for Common Shares and is not made for any Options, SARs or SDRs. Any holder of Options, SARs or SDRs who wishes to accept the Offer must, to the extent permitted by the terms of such Options, SARs or SDRs and applicable laws, exercise or convert such Options, SARs or SDRs in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Options, SARs or SDRs will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Common Shares will become an option or right to acquire a number of Offeror Shares, and/or in some cases receive a cash payment, as determined in accordance with the terms of the Option.

The tax consequences to holders of Options, SARs or SDRs of exercising or converting their Options, SARs or SDRs are not described in either Section 18 of the Circular, “Certain Canadian Federal

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Income Tax Considerations” or in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Holders of Options, SARs or SDRs should consult their tax advisors for advice with respect to potential income tax consequences to them in connection with the decision whether to exercise or convert their Options, SARs or SDRs.

CURRENCY

All dollar references in the Offer to Purchase and Circular are in Canadian dollars, except where otherwise indicated. On March 4, 2011, the Bank of Canada noon rate of exchange for U.S. dollars was $1.00 = US$1.0294.

FORWARD-LOOKING STATEMENTS

Certain statements contained in Section 7 of the Circular, “Rationale and Benefits of the Offer”, Section 8 of the Circular, “Purpose of the Offer and Plans for Lundin”, Section 10 of the Circular, “Source of Funds” and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”, in addition to certain statements contained elsewhere in this document or incorporated by reference herein, contain “forward-looking information” which may include, but is not limited to, statements with respect to the future financial or operating performances of Equinox, its subsidiaries and their respective projects, the timing and amount of estimated future production, estimated costs of future production, capital, operating and exploration expenditures, costs and timing of the expansion of the Lumwana copper mine in Zambia (“Lumwana”) and development of the Jabal Sayid cooper-gold project in the Kingdom of Saudi Arabia (“Jabal Sayid”), the future price of copper and uranium, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the costs of Equinox’s hedging policy, costs and timing of future exploration, requirements for additional capital, government regulation of exploration, development and mining operations, environmental risks, reclamation and rehabilitation expenses, title disputes or claims, and limitations of insurance coverage. Often, but not always, forward-looking information can be identified by the use of words such as “plans”, “expects”, “is expected”, “is expecting”, “budget”, “scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, or “believes”, or variations (including negative variations) of such words and phrases, or state that certain actions, events or results “may”, “could”, “would”, “might”, or “will” be taken, occur or be achieved. The purpose of forward-looking information is to provide the reader with information about management’s expectations and plans.

Forward-looking statements are necessarily based on a number of factors, estimates and assumptions that, while considered reasonable by Equinox, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Such factors, estimates and assumptions include, but are not limited to, anticipated financial or operating performances of Equinox, its subsidiaries and their respective projects; future prices of copper and uranium; the estimation of mineral reserves and resources; the realization of mineral reserve estimates; the timing and amount of estimated future production; estimated costs of future production; the grade, quality and content of the concentrate produced; the sale of production and the performance of offtakers; capital, operating and exploration expenditures; costs and timing of development and expansion of Lumwana and Jabal Sayid; the costs of Equinox’s hedging policy; the costs and timing of future exploration; requirements for additional capital; government regulation of exploration, development and mining operations; environmental risks; reclamation and rehabilitation expenses; title disputes or claims; that Equinox will acquire a 100% interest in Lundin through the Offer;

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management’s assessment of the successful integration of the combined companies upon completion of the Offer; management’s expectations of growth and production upon completion of the Offer; the viability of Lundin’s assets and projects on a basis consistent with the management’s current expectations; there being no significant risks relating to Equinox’s or Lundin’s mining operations, including political risks and instability and risks related to international operations; and limitations of insurance coverage. While Equinox considers these assumptions to be reasonable based on information currently available to it, they may prove to be incorrect. Readers are cautioned that forward-looking information involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Equinox and/or its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information. Such factors include, among others, those factors discussed in the section entitled “Risk Factors” in Equinox’s Annual Information Form, dated March 15, 2010, and in Equinox’s most recently filed Management’s Discussion and Analysis.

Due to the nature of Equinox’s business and the present stage of its development, Equinox’s operations and results are generally subject to a number of different risks and uncertainties at any given time. Following is a list of the general risks and uncertainties that could materially affect Equinox, its operations and financial performance. These risks and uncertainties include, but are not limited to: the risk of unanticipated expenses and unforeseen delays to the expansion of Lumwana and/or the development of Jabal Sayid; the risk that the exploration for, and development of ore bodies do not develop into producing mines and the hazards and risks normally encountered in mining operations; the uncertainty relating to production estimates; the uncertainty of future cash costs of copper production; the risk associated with Equinox’s continued ability to pay off its indebtedness; the risk of volatility in the market price of metals; the uncertainty inherent in the estimation of mineral reserves and resources; the uncertainty relating to inferred mineral resources; the risks associated with the enforcement of metal offtake agreements and Equinox’s ability to continue to meet offtake obligations; the risk related to dependence on limited mining properties; the risk of the underlying assumptions in feasibility studies proving to be inaccurate in future; the risk of insufficient insurance coverage or uninsured risks; the risk of new government regulation having a material impact on Equinox’s ability to continue operating; the risk of the loss, material change or inability to secure licences and permits; the uncertainty inherent in the estimation of asset carrying values; the risk of volatility in global financial conditions; the risk of volatility in the market price of the Offeror Shares; the risk of Equinox’s inability to meet its finance requirements; the risk of stricter environmental standards and enforcement or hazards having a material impact on operations; the risk of greater costs and loss of employees due to health risks specific to the location of Lumwana and Jabal Sayid; the uncertainty relating to reclamation costs; the risks inherent in international operations relating to political, economic and other uncertainties in foreign countries; the risk of the need for additional mineral resources; the risk that Equinox’s commodity hedging program does not succeed in reducing the risk associated with metal price fluctuations; the risk of litigation arising and having a material impact on Equinox’s business; the risk of loss, material change or inability to secure or enforce rights under titles or boundaries; the risk of competition having a material adverse effect on Equinox’s business and operations; the risk of foreign currency fluctuations having a material adverse affect on Equinox’s financial position and operating results; the risk of the loss of or inability to retain adequate human resources and risk of labour unrest; the risk that Equinox may decide to pay dividends in future and reduce the Company’s cash position; the risk of future sales of Offeror Shares by existing shareholders reducing the share price; the risk of the shareholder rights plan discouraging a potential acquirer from making a bid on Equinox which is beneficial

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to shareholders; the risk of director and/or officer conflicts of interest arising; and the risk of new or future tax laws having a material adverse affect on Equinox’s business or financial position.

Although Equinox has attempted to identify statements containing important factors that could cause actual actions, event or results to differ materially from those described in forward-looking information, there may be other factors that cause actions, events or results to differ from those anticipated, estimated or intended. Forward-looking information contained herein is made as of the date of this document based on the opinions and estimates of management on the date statements containing such forward-looking information are made.

Except as required by law, Equinox disclaims any obligation to update any forward-looking information, whether as a result of new information, estimates or opinions, future events or results or otherwise. There can be no assurance that forward-looking information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such information. Accordingly, readers should not place undue reliance on forward-looking information.

Many of these uncertainties and contingencies can affect Equinox’s and Lundin’s actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Equinox. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management’s expectations and plans relating to the future. All of the forward-looking statements made in this document are qualified by these cautionary statements and those made in Equinox’s filings with Canadian securities regulatory authorities expressly incorporated by reference herein. These factors are not intended to represent a complete list of the factors that could affect Equinox and/or Lundin. Accordingly, undue reliance should not be placed on forward-looking statements. Equinox undertakes no obligation to update publicly or otherwise revise any forward-looking statements or the foregoing list of assumptions or factors, whether as a result of new information or future events or otherwise, except as may be required in connection with a material change in the information disclosed in this document or as otherwise required by applicable law.

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SUMMARY

The following is a summary only and is qualified in its entirety by the detailed provisions contained elsewhere in the Offer to Purchase and Circular. Shareholders are urged to read the Offer to Purchase and Circular in their entirety. Terms defined in the Glossary and not otherwise defined in this Summary have the respective meanings given to them in the Glossary, unless the context otherwise requires.

Unless otherwise indicated, the information concerning Lundin contained herein and in the Offer to Purchase and Circular has been taken from or based upon publicly available documents and records on file with Securities Regulatory Authorities and other public sources. Although the Offeror has no knowledge that would indicate any statements contained herein and in the Offer to Purchase and Circular and taken from or based on such information are untrue or incomplete, none of the Offeror or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Lundin to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror. Unless otherwise indicated, information concerning Lundin is given as of December 31, 2010. Unless otherwise specified, all references to the number of Common Shares outstanding are based on the number of Common Shares outstanding, as at February 23, 2011, as publicly disclosed in Lundin’s management’s discussion and analysis for the year ended December 31, 2010.

THE OFFER

The Offeror hereby offers to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares of Lundin, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of Options or SARs, for consideration per Common Share of, at the election of each holder, (a) $8.10 in cash for each Common Share or (b) 1.2903 Offeror Shares and $0.01 in cash for each Common Share, subject, in each case, to pro-ration based upon the maximum amount of cash and Offeror Shares offered. See Section 1 of the Offer to Purchase, “The Offer”.

The Offer is not open to residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), and deposits of Common Shares will not be accepted from or on behalf of residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), unless and until (i) such time as the FSA has approved and registered a Swedish prospectus in respect of the Offeror Shares in accordance with Chapter 2, Sections 25 and 26 of the Swedish Financial Instruments Trading Act or (ii) the Offeror announces that the Offer may be otherwise extended to residents of Sweden.

The Offer is being made only for Common Shares and is not made for any Options, SARs or SDRs. Any holder of Options, SARs or SDRs who wishes to accept the Offer must, to the extent permitted by the terms of such Options, SARs or SDRs and applicable laws, exercise or convert such Options, SARs or SDRs in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Options, SARs or SDRs will have certificates representing the Common Shares received on such exercise available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Common Shares will become an option or right to acquire a number of Offeror Shares, and/or in some cases receive a cash payment, as determined in accordance with the terms of the Option.

The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

TIME FOR ACCEPTANCE

The Offer is open for acceptance until 6:00 p.m. (Toronto time) on April 14, 2011, unless the Offer is extended or withdrawn by the Offeror. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

EQUINOX

Equinox is an international mining and exploration company that has been an active explorer since 1993. Equinox was incorporated under the CBCA on January 19, 2004. The principal assets of Equinox include:

(a)	a 100% interest (held through its subsidiary) in the Lumwana copper mine in Zambia, located on the large scale mining lease, LML49, and which consists of two major copper deposits, “Malundwe” and “Chimiwungo”, located 220 kilometres northwest of the Zambian Copperbelt, together with numerous exploration prospects;

(b)	a 70% interest (held through its subsidiary) in the Jabal Sayid copper-gold project in the Kingdom of Saudi Arabia, which consists of three major copper rich deposits, “Lode 1”, “Lode 2” and “Lode 4”, located 350 kilometres northeast of the Red Sea port city of Jeddah, the commercial capital of the Kingdom of Saudi Arabia, and 120 kilometres south-east of Medina; and

(c)	interests in a number of exploration projects in Zambia and the Kingdom of Saudi Arabia.

Equinox is currently focused on operating its 100% owned Lumwana mine and the construction of the Jabal Sayid copper-gold project. Equinox is currently in the process of completing the acquisition of the remaining 30% interest in Jabal Sayid from its former joint venture partners.

The Offeror Shares are listed on the TSX under the symbol “EQN”, and trade as CDIs on the ASX under the symbol “EQN”. Equinox is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian Securities Regulatory Authorities. Such documents are available on SEDAR at www.sedar.com. See Section 1 of the Circular, “Equinox”.

LUNDIN

Lundin is a diversified Canadian base metals mining company and owns 100% of the Neves-Corvo copper-zinc mine located in Portugal, along with operations in Sweden, Spain and Ireland producing copper, zinc, lead and nickel. Lundin also holds an equity stake (24%) in the Tenke Fungurume copper-cobalt project in the Democratic Republic of the Congo. See Section  2 of the Circular, “Lundin”.

RATIONALE AND BENEFITS OF THE OFFER

Equinox believes that Lundin Shareholders will enjoy the following significant benefits from the Offer:

•

Compelling Premium. Based on the closing price of $6.27 per Offeror Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Offeror of its intention to make the Offer), the consideration offered under the Offer has a value of $8.10 per Common Share, representing a premium of approximately 26% over the closing price of $6.45 per Common Share on the TSX on February 25, 2011. By comparison, the proposed Lundin-Inmet Arrangement provided for no premium for holders of the Common Shares as at the date of announcement of January 12, 2011 based on a 30-day volume weighted average trading price.

•	Superior Growth Profile and Exposure to Near Term Copper Price Cycle. To the extent that Shareholders receive Offeror Shares under the Offer as part of or substantially all of their consideration, they will be provided with increased exposure to the existing strong copper price environment through Equinox’s superior production growth profile. Based on Equinox’s analysis and analyst research reports, the combined Equinox and Lundin pro forma production profile is materially higher than that of the combined Lundin and Inmet pro forma production profile over the next six years. During this period a combined Equinox and Lundin is expected to produce approximately 500,000 tonnes of incremental copper production compared to the forecast copper production of a combined Lundin and Inmet.

The combined Equinox and Lundin growth pipeline would potentially be one of the strongest in the global copper sector with the potential to deliver approximately 500,000 tonnes of copper production per annum by 2016. Equinox also believes the rationale for a combination of Equinox’s and Lundin’s assets is stronger than that of the proposed Lundin-Inmet Arrangement. An Equinox and Lundin combination is expected to result in higher near term production than the combined Lundin and Inmet and achieve a similar long-term growth target of 500,000 tonnes per annum of copper metal from lower risk expansions of existing operations. It will also do so from a smaller number of larger scale operations, thereby allowing a more efficient management structure.

The significant production profile of the combined companies will allow Shareholders who receive Offeror Shares to increase their exposure to the strong copper price environment over the short to mid-term.

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Lower Project Execution Risk than the Lundin-Inmet Arrangement. The production growth profile of the combined Equinox-Lundin business is generated through expansions of existing operations and to a lesser extent from a development project currently in construction. By contrast, a significant percentage of Inmet’s predicted growth is derived from a large scale greenfield project, Cobre Panama, which is located in a jurisdiction that does not have a history of large scale mining. This potentially increases the uncertainty around the development timing and funding requirements of the Lundin-Inmet Arrangement, which has significant capital expenditure requirements.

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Participation in a Major International Copper Mining Company. To the extent that Shareholders receive Offeror Shares as part of or substantially all of their consideration under the Offer, they will receive the benefits of owning shares in a major international copper mining company with increased diversification, scale and liquidity, which should enhance the value of their shares in the combined company going forward. The combined entity is anticipated to have an estimated enterprise value of over US$10 billion, positioning it as one of the largest pure play copper mining companies globally. The merged group will benefit from more visibility among the international investor community and from access to the Australian and Asian capital markets by virtue of Equinox’s listing on the ASX as well as continued exposure to the North American capital markets through Equinox’s listing on the TSX.

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Financial Capability to Secure Future of Lundin’s Assets. Equinox’s balance sheet and operating cash flow will be available to support the strong growth profile of the combined group without an expectation of a need for any equity capital raisings. In particular, Equinox can readily secure funding to ensure the successful development and expansions at Lumwana, Jabal Sayid, Tenke Fungurume and Neves-Corvo. Equinox is also well placed to take advantage of the exploration potential near its global operations to unlock the upside potential for all shareholders.

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Management Track Record in Developing World-class Copper Projects. Equinox has a management team with a solid track record and proven experience in the copper industry. The Equinox management team has demonstrated its ability, via the Lumwana copper mine in Zambia, to identify, explore, finance, construct, commission and operate a world-class copper mine. It is also applying this experience to the development of Jabal Sayid development project in the Kingdom of Saudi Arabia which remains on track and on budget. The Equinox management team’s expertise, when combined with Lundin’s experienced operational team, will form a highly experienced team for a global pure copper company and for ultimately enhancing the value of the combined group’s assets.

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Opportunity to Elect Consideration. The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration. The Cash Alternative permits Shareholders to elect to receive up to 100% in cash consideration (subject to pro-ration) in exchange for their Common Shares to lock in the premium offered under the terms of the Offer, while the Share Alternative permits Shareholders to elect to receive up to nearly 100% in Offeror Shares (subject to pro-ration) in exchange for their Common Shares and thereby maintain maximum exposure to the significant upside potential of the combined Lundin and Equinox business going forward.

PURPOSE OF THE OFFER

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer, all of outstanding Common Shares. If the Offeror takes up and accepts for payment the Common Shares validly deposited under the Offer, the Offeror may, at its option, acquire all the outstanding Common Shares not deposited under the Offer pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 8 of the Circular, “Purpose of the Offer and Plans for Lundin”, and Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.

CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Offer, but subject to applicable Laws, the Offeror will have the right to withdraw the Offer or extend the Offer, and shall not be required to take up and pay for any Common Shares deposited under the Offer, unless the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, are satisfied or waived at or prior to the Expiry Time. The Offer is conditional upon, among other things, (i) there having been validly deposited under the Offer and not withdrawn at the Expiry Time that number of Common Shares which, together with the Common Shares held by the Offeror and its affiliates (if any), represents not less than 66 2/3% of the Common Shares outstanding (calculated on a fully-diluted basis), (ii) the Inmet Arrangement Agreement having been lawfully terminated in accordance with its terms in effect as of the date hereof; (iii) the approval of a majority of the votes cast by holders of Offeror Shares at a duly called meeting of such holders, of the issuance of the Offeror Shares in connection with the Offer having been obtained; and (iv) the Offeror having determined that there shall not exist and shall not have occurred, and that the Offer if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

REGULATORY MATTERS

The distribution of the Offeror Shares to residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act) under the Offer pursuant to a Swedish prospectus will require the approval and registration of such Swedish prospectus with the FSA. The Offer is conditional on, among other things, such approval and registration or the announcement by the Offeror that the Offer may be otherwise extended to residents of Sweden. See Section 4 of the Offer to Purchase, “Conditions of the Offer” and Section 16 of the Circular, “Regulatory Matters”.

Equinox shareholder approval is required in connection with the Offer by the rules and regulations of the TSX. In connection with the Offer, Equinox expects to issue up to approximately 379 million Offeror Shares, representing approximately 43% of the Offeror Shares outstanding on a non-diluted basis immediately prior to the completion of the Offer. Pursuant to the listing rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. In order for the Offer to be completed, Equinox shareholders must approve a special resolution authorizing the issuance of the Offeror Shares to be delivered as consideration under the Offer.

MANNER OF ACCEPTANCE

A Shareholder who wishes to accept the Offer must properly complete and execute the accompanying Letter of Transmittal (printed on YELLOW paper) and deposit it, at or prior to the Expiry Time, together with certificate(s) representing their Common Shares and all other required documents, with the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Letter of Transmittal”.

If a Shareholder wishes to accept the Offer and deposit its Common Shares under the Offer and the certificate(s) representing such Shareholder’s Common Shares is (are) not immediately available, or if the certificate(s) and all other required documents cannot be provided to the Depositary and Information Agent at or prior to the Expiry Time, such Common Shares nevertheless may be validly deposited under the Offer in compliance with the procedures for guaranteed delivery using the accompanying Notice of Guaranteed Delivery (printed on PINK paper), or a manually executed facsimile thereof, in accordance with the instructions in the Notice of Guaranteed Delivery. See Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

Shareholders may accept the Offer by following the procedures for book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Shareholders may also accept the Offer by following the procedure for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message in respect thereof, or a Letter of Transmittal, properly completed and executed in accordance with the instructions therein, with the signatures guaranteed, if required, and all other required documents, are received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Shareholders accepting the Offer through book-entry transfer must make sure such documents or Agent’s Message are received by the Depositary and Information Agent at or prior to the Expiry Time.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary and Information Agent.

TAKE-UP AND PAYMENT FOR DEPOSITED COMMON SHARES

If all of the conditions of the Offer described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn not later than ten days after the Expiry Time. Any Common Shares taken up will be paid for as soon as possible, and in any event not later than the earlier of (i) three business days after they are taken up and (ii) ten days after the Expiry Time. Any Common Shares deposited under the Offer after the date upon which Common Shares are first taken up under the Offer will be taken up and paid for not later than ten days after such deposit. See Section 6 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”.

WITHDRAWAL OF DEPOSITED COMMON SHARES

Common Shares deposited under the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time before the Common Shares have been taken up by the Offeror under the Offer and in the other circumstances described in Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”. Except as so indicated or as otherwise required by applicable Laws, deposits of Common Shares are irrevocable.

ACQUISITION OF COMMON SHARES NOT DEPOSITED

If within 120 days after the date of the Offer, the Offer is accepted by holders who in the aggregate hold not less than 90% of the issued and outstanding Common Shares (including Common Shares represented by SDRs), on a Fully-Diluted Basis, other than Common Shares held at the date of the Offer by or on behalf of the Offeror, or an affiliate or associate of the Offeror (as those terms are defined in the CBCA), and the Offeror acquires or is bound to take up and pay for such Deposited Common Shares under the Offer, the Offeror may, at its option, acquire those Common Shares which remain outstanding held by those persons who did not accept the Offer pursuant to a Compulsory Acquisition. If a Compulsory Acquisition is not available or the Offeror chooses not to avail itself of such statutory right of acquisition, the Offeror may, at its option, pursue other means of acquiring the remaining Common Shares not tendered under the Offer pursuant to a Subsequent Acquisition Transaction. If the Offeror proposes a Subsequent Acquisition Transaction, the Offeror intends to cause the Common Shares acquired under the Offer to be voted in favour of such a Subsequent Acquisition Transaction and, to the extent permitted by applicable Laws, to be counted as part of any minority approval that may be required in connection with such transaction. The timing and details of such a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. If, after taking up Common Shares under the Offer, the Offeror owns at least 66 2/3% of the outstanding Common Shares on a Fully-Diluted Basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” pursuant to MI 61-101, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal. However, Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror acquires such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Common Shares. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.

STOCK EXCHANGE LISTING

The Common Shares are listed on the TSX under the symbol “LUN”. Lundin also maintains a listing of SDRs on the OMX in Stockholm, Sweden under the symbol “LUMI”. See Section 3 of the Circular, “Certain Information Concerning Securities of Equinox and Lundin”. The purchase of Common Shares by the Offeror under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and holders of SDRs and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares or SDRs held by the public. Depending on the number of Common Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Common Shares and/or SDRs will fail to meet the criteria of the TSX and/or the OMX for continued listing. If the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror intends to cause Lundin to apply to delist the Common Shares from the TSX, and to apply to delist the SDRs from the OMX, as soon as practicable after completion of the Offer and such Compulsory Acquisition or Subsequent Acquisition Transaction. See Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer.”

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

Eligible Holders who receive Offeror Shares under the Offer will be entitled to make a joint tax election with the Offeror under the Tax Act that will, depending on the circumstances, allow the full or partial deferral of taxable gains.

Beneficial owners of Common Shares who are residents of Canada for purposes of the Tax Act and who do not make a joint tax election with the Offeror under the Tax Act will realize a taxable disposition of their Common Shares under the Offer.

Beneficial owners of Common Shares that are not residents of Canada for purposes of the Tax Act will not be subject to tax under the Tax Act on the disposition of their Common Shares under the Offer unless such Common Shares are “taxable Canadian property” and are not “treaty-protected property”. Beneficial owners of Common Shares whose Common Shares are taxable Canadian property and not treaty-protected property will be “Eligible Holders” and will, if they receive Offeror Shares under the Offer, be entitled to make the joint election with the Offeror under the Tax Act described above.

The foregoing is a very brief summary of certain Canadian federal income tax consequences and is qualified in its entirety by Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which provides a summary of the principal Canadian federal income tax considerations generally applicable to Shareholders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Options, SARs and SDRs should consult their own tax advisors having regard to their own personal circumstances.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

In general, a U.S. Holder (as defined herein) who disposes of the Common Shares pursuant to the Offer as currently contemplated should recognize a capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (a) the amount of any cash received plus the fair market value of any Offeror Shares received by the U.S. Holder pursuant to the Offer and (b) such U.S. Holder’s adjusted tax basis in the Common Shares so disposed.

Backup withholding and information reporting may also apply to U.S. Holders participating in the Offer.

The foregoing is a very brief summary of certain United States federal income tax consequences of the Offer and is qualified in its entirety by Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”, which provides a summary of the principal United States federal income tax considerations generally applicable to U.S. Holders. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of a sale or exchange of Common Shares pursuant to the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction. Holders of Options, SARs and SDRs should consult their own tax advisors having regard to their own personal circumstances.

RISK FACTORS

An investment in Offeror Shares and the business combination with Lundin are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 9 of the Circular, “Risk Factors” and the risks described in the Offeror’s annual information form dated March 15, 2010 for the year ended December 31, 2009, which is incorporated by reference in the Offer to Purchase and Circular.

DEPOSITARY AND INFORMATION AGENT

The Offeror has engaged Kingsdale to act as the Depositary to receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, Kingsdale will receive Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. Kingsdale will also be responsible for giving certain notices, if required, and for making payment for all Common Shares purchased by the Offeror under the Offer. Kingsdale will also facilitate book-entry transfers of Common Shares. See Section 3 of the Offer to Purchase, “Manner of Acceptance”, and Section 20 of the Circular, “Depositary and Information Agent”.

The Offeror has also retained Kingsdale to act as Information Agent to provide information to Shareholders in connection with the Offer.

Kingsdale will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Questions and requests for assistance may be directed to the Depositary and Information Agent for the Offer, Kingsdale Shareholder Services Inc., at 1-888-518-1558 or by e-mail at contactus@kingsdaleshareholder.com.

FINANCIAL ADVISORS AND SOLICITING DEALER GROUP

The Offeror has retained Goldman Sachs and TD Securities to act as financial advisors to the Offeror with respect to the Offer. The Offeror has engaged the services of TD Securities as Dealer Manager to solicit acceptances of the Offer. TD Securities has the right to form a Soliciting Dealer Group comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX to solicit acceptances of the Offer from persons who are resident in Canada.

No fee or commission will be payable by any Shareholder who transmits such Shareholder’s Common Shares directly to the Depositary and Information Agent or who makes use of the services of a Soliciting Dealer to accept the Offer.

See Section 21 of the Circular, “Financial Advisors and Soliciting Dealer Group”.

GLOSSARY

This Glossary forms a part of the Offer to Purchase and Circular. In the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, unless otherwise specified or the subject matter or context is inconsistent therewith, the following terms shall have the meanings set out below, and grammatical variations thereof shall have the corresponding meanings:

“A$” means Australian dollars;

“affiliate” has the meaning given to it in Part XX of the OSA or MI 62-104, as applicable;

“Agent’s Message” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance—Acceptance by Book-Entry Transfer”;

“allowable capital loss” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Taxation of Capital Gains and Capital Losses”;

“associate” has the meaning given to in Part XX of the OSA or MI 62-104, as applicable;

“ASX” means the Australian Securities Exchange;

“Bariq” means Bariq Mining Limited;

“Bid Implementation Agreement” has the meaning given to it in Section 1 of the Circular, “Equinox — Recent Developments — Acquisition of Citadel”;

“Board of Directors” means the board of directors of Lundin and “Directors” means directors of Lundin;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Common Shares into the Depositary and Information Agent’s account at CDS or DTC, as applicable;

“Bridge Facility” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“business combination” has the meaning given to it in MI 61-101;

“business day” means any day other than a Saturday, a Sunday or a statutory holiday in any province or territory in Canada;

“Cash Alternative” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;

“CBCA” means the Canada Business Corporations Act, as amended from time to time;

“CDIs” means the CHESS Depository Interests representing the Offeror Shares and trading on the ASX;

“CDS” means CDS Clearing and Depository Services Inc. or its nominee, which at the date hereof is CDS & Co.;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“CFC” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — U.S. Anti-Deferral Regimes — CFC Regime”;

“Circular” means the circular accompanying and forming part of the Offer;

“Citadel” means Citadel Resource Group Limited;

“Citadel Offer” has the meaning given to it in Section 1 of the Circular, “Equinox — Recent Developments — Acquisition of Citadel”;

“Citadel Shares” has the meaning given to it in Section 1 of the Circular, “Equinox — Recent Developments — Acquisition of Citadel”;

“Code” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — Scope of this Disclosure — Authorities”;

“Commitment Letter” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“Committed Facilities” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“Common Shares” means the issued and outstanding common shares of Lundin including common shares of Lundin issued on the exercise of Options or SARs, and “Common Share” means any one common share of Lundin;

“Compulsory Acquisition” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Convention” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada — Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction”;

“CRA” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Dealer Manager” means TD Securities Inc.;

“Depositary and Information Agent” means Kingsdale, which can be contacted within North America at 1-888-518-1558 and outside of North America at +1 (416) 867-2272 or by e-mail at contactus@kingsdaleshareholder.com;

“Deposited Common Shares” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance—Dividends and Distributions”;

“Dissenting Offeree” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Distributions” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Dividends and Distributions”;

“DTC” means The Depositary Trust Company or its nominee, which at the date hereof is Cede & Co.;

“Effective Time” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;

“Elected Amount” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and Cash — Tax Election”;

“Eligible Holders” means a beneficial owner of Common Shares who is (a) a resident of Canada for the purposes of the Tax Act and any applicable income tax treaty or convention and who is not exempt from tax on income under the Tax Act, or (b) a non-resident of Canada for the purposes of the Tax Act and any applicable income tax treaty or convention, whose Common Shares constitute “taxable Canadian property” (as defined by the Tax Act) and who is not exempt from Canadian tax in respect of any gain realized on the disposition of the Common Shares by reason of an exemption contained in an applicable income tax treaty or convention, or (c) a partnership if one or more members of the partnership are described in (a) or (b);

“Eligible Institution” means a Canadian Schedule I chartered bank, or an eligible guarantor institution with membership in an approved Medallion signature guarantee program, including certain trust companies in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange Medallion Signature Program (MSP);

“Entities” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Equinox” means Equinox Mining Limited, a corporation existing under the CBCA;

“Equinox Options” means options to purchase Offeror Shares granted under Equinox’s 2004 employee Incentive Plan;

“Expiry Time” means 6:00 p.m. (Toronto time) on April 14, 2011, or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”;

“FSA” means the Swedish Financial Supervisory Authority;

“Fully-Diluted Basis” means, with respect to the number of outstanding Common Shares at any time, the number of Common Shares that would be outstanding if all rights to acquire Common Shares (including Options, whether vested or unvested, and SARs) were exercised;

“Goldman Sachs” means Goldman, Sachs & Co.;

“GS Lending Partners” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“Holder” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Inmet” means Inmet Mining Corporation, a corporation existing under the CBCA;

“Inmet Arrangement Agreement” means the arrangement agreement, dated January 12, 2011, between Inmet and Lundin;

“insider” has the meaning given to it in the OSA or MI 62-104, as applicable;

“IRS” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”;

“Jabal Sayid” has the meaning given to it in Section 1 of the Circular, “Equinox”;

“Kingsdale” means Kingsdale Shareholder Services Inc.;

“Laws” means any applicable laws, including international, national, provincial, state, municipal and local laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by-laws, rules, regulations, policies, directives or other requirements of any Regulatory Authority having the force of law and the term “applicable” with respect to such Laws and in a context that refers to one or more persons, means such Laws as are applicable to such person or its business, undertaking, property or securities and emanate from a person having jurisdiction over the person or persons or its or their business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal in the form accompanying the Offer (printed on YELLOW paper);

“Lenders” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“Lumwana” has the meaning given to it in Section 1 of the Circular, “Equinox”;

“Lundin” means Lundin Mining Corporation, a corporation existing under the CBCA;

“Lundin-Inmet Arrangement” has the meaning given to it in Section 6 of the Circular, “Background to the Offer”;

“Lundin Rights Plan” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Mark-to-Market Election” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — U.S. Anti-Deferral Regimes — PFIC Regime”;

“Material Adverse Effect” means any condition, event, circumstance, change, effect, development, occurrence or state of facts which, when considered either individually or in the aggregate, (i) is, or could reasonably be expected to be, material and adverse to the condition (financial or otherwise), properties, assets, liabilities, obligations (whether absolute, accrued, conditional or otherwise), businesses, operations or results of operations of Lundin, its subsidiaries and its material joint ventures, taken as a whole, (ii) could be reasonably expected to reduce the anticipated economic value to the Offeror of the acquisition of the Common Shares or make it inadvisable for, or impair the ability of, the Offeror to proceed with the Offer and/or with taking up and paying for Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction or (iii) could, if the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction were consummated, be material and adverse to the Offeror or any of its affiliates or which could limit, restrict or impose limitations or conditions on the ability of the Offeror or any of its affiliates to own, operate or effect control over Lundin or any material portion of the business or assets of Lundin or its subsidiaries or material joint ventures or would compel the Offeror or any of its affiliates to dispose of or hold separate any material portion of the business or assets of Lundin or its subsidiaries or material joint ventures;

“Maximum Cash Consideration” means $4.05 multiplied by the number of outstanding Common Shares on a Fully-Diluted Basis on the date of the Offer;

“Maximum Share Consideration” means 0.6459 Offeror Shares multiplied by the number of outstanding Common Shares on a Fully-Diluted Basis on the date of the Offer;

“Maximum Take-Up Date Cash Consideration” means, in respect of a Take-Up Date, the Maximum Cash Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of outstanding Common Shares on a Fully-Diluted Basis;

“Maximum Take-Up Date Share Consideration” means, in respect of a Take-Up Date, the Maximum Share Consideration multiplied by a fraction the numerator of which is the number of Common Shares to be taken up on such Take-Up Date and the denominator of which is the number of outstanding Common Shares on a Fully-Diluted Basis;

“MI 61-101” means Multilateral Instrument 61-101 — Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“MI 62-104” means Multilateral Instrument 62-104 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Minimum Tender Condition” has the meaning given to it in Section 4 of the Offer to Purchase, “Conditions of the Offer”;

“Mtpa” means million tonnes per annum;

“Neves-Corvo” has the meaning given to it in Section 2 of the Circular, “Lundin”;

“NI 43-101” means National Instrument 43-101 — Standards of Disclosure for Mineral Projects;

“Non-Resident Holder” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Not Resident in Canada”;

“Non-U.S. Holder” has the meaning given to it in Section 19 of the Circular, “Certain U.S. Federal Income Tax Considerations — Scope of this Disclosure — Non-U.S. Holders”;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery in the form accompanying the Offer (printed on PINK paper);

“Offer” means the offer to purchase Common Shares made hereby to the Shareholders pursuant to the terms and subject to the conditions set out herein;

“Offer to Purchase and Circular” means the Offer to Purchase and the Circular, including the Summary, the Glossary and all Schedules to the Offer to Purchase and Circular;

“Offeror” means Equinox Minerals Limited, a corporation existing under the CBCA;

“Offeror’s Notice” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”;

“Offeror Requisite Vote” means the approval of a majority of the votes cast by holders of Offeror Shares at a duly called meeting of such holders, of the issuance of the Offeror Shares in connection with the Offer on the terms and subject to the conditions described herein;

“Offeror Shares” means the common shares in the capital of the Offeror;

“OMX” means NASDAQ OMX Stockholm;

“Options” means the options to acquire Common Shares granted pursuant to the Stock Option Plan;

“Ordinary Course” means, with respect to an action taken by Lundin, that such action is consistent with past practices of Lundin and is taken in the ordinary course of the normal day-today operations of Lundin, provided that any actions and omissions to act undertaken in the furtherance of the transactions contemplated by the Offer shall be deemed to be in the Ordinary Course;

“OSA” means the Securities Act (Ontario), as amended from time to time;

“OSC Rule 62-504” means Ontario Securities Commission Rule 62-504 — Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Osler” means Osler, Hoskin & Harcourt LLP, counsel to the Offeror in connection with the Offer;

“PFIC” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — U.S. Anti-Deferral Regimes — PFIC Regime”;

“Proposed Amendments” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Purchased Securities” has the meaning given to it in Section 3 of the Offer to Purchase, “Manner of Acceptance — Power of Attorney”;

“QEF Election” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — U.S. Anti-Deferral Regimes — PFIC Regime”;

“Regulatory Authority” means:

(a)	any multinational or supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) or taxing authority thereof, or any ministry or department or agency of any of the foregoing;

(b)	any self-regulatory organization or stock exchange, including, without limitation, the TSX, the ASX and the OMX;

(c)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government; and

(d)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

“Resident Holder” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada”;

“Restricted Event” means with respect to Lundin and its subsidiaries:

(a)	any purchase, licence, lease or acquisition of an interest in assets other than in the Ordinary Course;

(b)	any sale, licence, lease, pledge or disposition of an interest in assets other than in the Ordinary Course;

(c)	any amendment to the articles or by-laws;

(d)	any material capital expenditures, except material capital expenditures in respect of which Lundin has entered into legally binding agreements to incur in the Ordinary Course prior to the date of the Offer;

(e)	entering into, instituting, modifying or terminating any agreement, arrangement or benefit plan with any senior officers, employees or Directors other than any such agreement or arrangement entered into in the Ordinary Course with any employee other than an employee that is a Director or officer of Lundin;

(f)	any release, relinquishment or impairment of, or any threat to, any material contractual rights, leases, licences or other statutory rights;

(g)	agreeing to guarantee the payment of any material amount of indebtedness of a third party;

(h)	declaring, paying, authorizing or making any distribution or payment of or on any of its securities;

(i)	any material change to the capitalization of Lundin or any of its subsidiaries, including any issuance, authorization, adoption or proposal regarding the issuance of, or purchase, or proposal to purchase, any Common Shares or securities convertible into Common Shares (other than pursuant to the exercise of Options or other convertible securities issued prior to February 23, 2011);

(j)	any take-over bid or tender offer (including, without limitation, an issuer bid or self-tender offer) or exchange offer, merger, amalgamation, plan or arrangement, reorganization, consolidation, business combination, reverse take-over, sale of substantially all of its assets, sale of securities, recapitalization, liquidation, dissolution, winding up or similar transaction involving Lundin or any of its subsidiaries or any other transaction the consummation of which would or could reasonably be expected to have a Material Adverse Effect;

(k)	any amendment to the Inmet Arrangement Agreement which would or could reasonably be expected to have a Material Adverse Effect; and

(l)	any material joint venture, other mutual co-operation agreement or distribution agreement;

“Revolving Facility” has the meaning given to it in Section 10 of the Circular, “Source of Funds”;

“Rollover Option” means the option of an Eligible Holder to tender Common Shares to the Offeror on a full or partial tax-deferred rollover basis for purposes of the Tax Act pursuant to an election under subsection 85(1) or (2) of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation), as described in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”, which option is available to a Shareholder who (a) is an Eligible Holder, (b) receives Offeror Shares pursuant to the Offer and (c) has elected the “Rollover Option” in the Letter of Transmittal;

“SARs” means stock appreciation rights exercisable for Common Shares;

“SDRs” means the Swedish depository receipts representing Common Shares and listed on the OMX;

“SEC” means the U.S. Securities and Exchange Commission;

“Securities Regulatory Authorities” means the TSX, the ASX, the OMX, the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and the FSA;

“SEDAR” means the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval website at www.sedar.com;

“Share Alternative” has the meaning given to it in Section 1 of the Offer to Purchase, “The Offer”;

“Shareholders” means, collectively, the holders of Common Shares;

“Special Share” has the meaning given to it in Section 3 of the Circular, “Certain Information Concerning Securities of Equinox and Lundin — Share Capital of Lundin”;

“Soliciting Dealer” has the meaning given to it in Section 21 of the Circular, “Financial Advisors and Soliciting Dealer Group”;

“Soliciting Dealer Group” has the meaning given to it in Section 21 of the Circular, “Financial Advisors and Soliciting Dealer Group”;

“Stock Option Plan” means the Lundin Incentive Stock Option Plan dated September 20, 2006, as amended from time to time;

“Subsequent Acquisition Transaction” has the meaning given to it in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”;

“subsidiary” means, with respect to a person, any body corporate of which more than 50% of the outstanding shares ordinarily entitled to elect a majority of the board of directors thereof (whether or not shares of any other class or classes shall or might be entitled to vote upon the happening of any event or contingency) are at the time owned or over which voting control or direction is exercised, directly or indirectly, by such person and shall include any body corporate, partnership, trust, joint venture or other entity over which such person exercises direction or control or which is in a like relation to a subsidiary;

“take up”, in reference to Common Shares, means to accept such Common Shares for payment by giving written notice of such acceptance to the Depositary and Information Agent and “take-up”, “taking up” and “taken up” have corresponding meanings;

“Take-Up Date” means a date upon which the Offeror takes up or acquires Common Shares pursuant to the Offer. The Offeror reserves the right, to the extent permitted by applicable Law, to have multiple Take-Up Dates;

“Tax Act” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”;

“Tax Election” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and Cash — Tax Election”;

“taxable capital gain” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Taxation of Capital Gains and Capital Losses”;

“TD Securities” means TD Securities Inc.;

“Tenke Fungurume” has the meaning given to it in Section 2 of the Circular, “Lundin”;

“TFSA” has the meaning given to it in Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations — Holders Resident in Canada — Potential Delisting”;

“TSX” means the Toronto Stock Exchange;

“US$” means United States dollars;

“U.S. Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

“U.S. Holder” has the meaning given to it in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations — Scope of this Disclosure — U.S. Holders”; and

“U.S. Securities Act” means the United States Securities Act of 1933, as amended.

The following does not constitute an offer or a solicitation to residents of Sweden, (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), and deposits of Common Shares will not be accepted from or on behalf of residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act), unless and until (i) such time as the FSA has approved and registered a Swedish prospectus in respect of the Offeror Shares in accordance with Chapter 2, Sections 25 and 26 of the Swedish Financial Instruments Trading Act or (ii) the Offeror announces that the Offer may be otherwise extended to residents of Sweden.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information that should be read carefully before making a decision with respect to the Offer. Unless the context otherwise requires, terms used but not defined in the Offer to Purchase have the respective meanings given to them in the accompanying Glossary.

March 7, 2011

TO: THE HOLDERS OF COMMON SHARES OF LUNDIN MINING CORPORATION

1.	The Offer

The Offeror hereby offers to purchase, on the terms and subject to the conditions of the Offer, all of the issued and outstanding Common Shares of Lundin, including Common Shares that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon the exercise of Options or SARs, for consideration per Common Share of, at the election of the Shareholder:

(a)	$8.10 in cash for each Common Share (the “Cash Alternative”) or

(b)	1.2903 Offeror Shares and $0.01 in cash for each Common Share (the “Share Alternative”),

subject, in each case, to pro-ration as set forth below.

Assuming that either all Shareholders tendered to the Cash Alternative or all Shareholders tendered to the Share Alternative, each Shareholder would be entitled to receive $4.05 in cash and 0.6459 of an Offeror Share for each Common Share tendered, subject to adjustment for fractional shares.

Any Shareholder who fails to complete the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, electing the Cash Alternative or who does not properly elect either the Cash Alternative or the Share Alternative in the Letter of Transmittal and Notice of Guaranteed Delivery, if applicable, with respect to any Common Shares deposited by such Shareholder pursuant to the Offer will be deemed to have elected the Share Alternative. Based on the closing price of $6.27 per Offeror Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Offeror of its intention to make the Offer), the consideration offered under the Offer has a value of $8.10 per Common Share, representing a premium of approximately 26% over the closing price of $6.45 per Common Share on the TSX on February 25, 2011.

The Offer is being made only for Common Shares and is not made for any Options, SARs or SDRs. Any holder of Options, SARs or SDRs who wishes to accept the Offer must, to the extent permitted by the terms of such Options, SARs or SDRs and applicable laws, exercise or convert such Options, SARs or SDRs in order to obtain certificates representing Common Shares and deposit those Common Shares in accordance with the terms of the Offer. Any such exercise or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Options, SARs or SDRs will have certificates representing the Common Shares received on such exercise or conversion available for deposit at or prior to the Expiry Time, or in sufficient time to comply with the procedures referred to in Section 3 of the Offer to Purchase, “Manner of Acceptance — Procedure for Guaranteed Delivery”.

If a holder of Options does not exercise such Options before the Expiry Time, such Options will remain outstanding in accordance with their terms and conditions, including with respect to term to expiry, vesting and exercise prices, except that, to the extent permitted, after completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, an option to acquire Common Shares will become an option or right to acquire a number of Offeror Shares, and/or in some cases receive a cash payment, as determined in accordance with the terms of the Option.

The maximum amount of cash payable by the Offeror pursuant to the Offer shall not exceed $2,378,973,645 and the maximum number of Offeror Shares issuable by the Offeror pursuant to the Offer shall not exceed 379,402,241 (based on the number of Common Shares and Options outstanding as of February 23, 2011 and SARs outstanding as of December 31, 2010, as disclosed by Lundin). The consideration payable under the Offer will be prorated on each Take-Up Date as necessary to ensure that the total aggregate consideration payable under the Offer and in any Compulsory Acquisition or Subsequent Acquisition Transaction does not exceed these maximum aggregate amounts and will be based on the number of Common Shares acquired in proportion to the number of Common Shares outstanding on a Fully-Diluted Basis at the Take-Up Date. The actual consideration to be received by a Shareholder will be determined in accordance with the following:

(a)	the aggregate amount of cash (including the minimum of $0.01 in cash per Common Share of cash consideration that will be paid to Shareholders who elect (or are deemed to elect) the Share Alternative) that the Offeror will pay as consideration for Common Shares acquired in respect of the Cash Alternative and the Share Alternative on any Take-Up Date shall not exceed the Maximum Take-Up Date Cash Consideration;

(b)	the aggregate number of Offeror Shares that the Offeror will issue as consideration for Common Shares acquired in respect of the Share Alternative on any Take-Up Date shall not exceed the Maximum Take-Up Date Share Consideration;

(c)	if, on any Take-Up Date, the aggregate cash consideration that would otherwise be payable by the Offeror to Shareholders who elect to receive cash under the Cash Alternative in respect of their Common Shares to be taken up on such Take-Up Date, together with the $0.01 in cash per Common Share to be paid along with Offeror Shares to Shareholders who elected (or are deemed to have elected) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date, exceeds the Maximum Take-Up Date Cash Consideration, the amount of cash consideration available to those Shareholders who have so elected the Cash Alternative will be allocated pro-rata (on a per share basis) among such Shareholders in an amount equal to the aggregate amount of the cash sought by each such Shareholder who so elected the Cash Alternative multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Cash Consideration, less the $0.01 in cash per Common Share to be paid along with Offeror Shares to Shareholders who elected (or are deemed to have elected) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date, and the denominator of which is the aggregate amount of the cash consideration sought by those Shareholders who elected the Cash Alternative in respect of their Common Shares to be taken up on such Take-Up Date, and each such Shareholder will receive Offeror Shares (or cash in lieu of any fractional Offeror Share) as consideration for any balance which exceeds the amount of cash so allocated to the Shareholder (calculated by valuing each Offeror Share at $6.27); and

(d)

if, on any Take-Up Date, the number of Offeror Shares that would otherwise be issuable to Shareholders who elect (or are deemed to elect) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date exceeds the Maximum Take-Up Date Share Consideration, the number of Offeror Shares available to those Shareholders who have so elected (or are deemed to have elected) the Share Alternative will be allocated pro-rata (on a per share basis) among such Shareholders in an amount equal to the aggregate number of Offeror Shares sought by each such Shareholder who so elected (or is deemed to have elected) the Share Alternative in respect of its Common Shares to be taken up on such Take-Up Date multiplied by a fraction, the numerator of which is the Maximum Take-Up Date Share Consideration and the denominator of which is the aggregate number of Offeror Shares sought by those Shareholders who elected (or are deemed to have elected) the Share Alternative in respect of their Common Shares to be taken up on such Take-Up Date, rounded down to the nearest whole number, and each such Shareholder will receive cash as consideration for any balance which exceeds the number of Offeror Shares allocated to the Shareholder (calculated by valuing each Offeror Share at $6.27).

For greater certainty, unless a Shareholder receives only cash consideration for all Common Shares tendered by the Shareholder, in all circumstances, including those described in paragraphs (c) and (d) above, a Shareholder will be deemed to have received a proportionate amount of cash and Offeror Shares as consideration for each whole Common Share tendered by such Shareholder.

No fractional Offeror Shares will be issued pursuant to the Offer. Where a Shareholder is to receive Offeror Shares as consideration under the Offer and the aggregate number of Offeror Shares to be issued to such Shareholder would result in a fraction of an Offeror Share being issuable, the number of Offeror Shares to be received by such Shareholder will either be rounded up (if the fractional interest is 0.5 or more) or down (if the fractional interest is less than 0.5) and the amount of cash to be received by such Shareholder will correspondingly be either decreased or increased (on the basis of $6.27 per Offeror Share), provided, however, that the number of Offeror Shares to be received by a Shareholder shall be rounded down in all circumstances where rounding up would result in such Shareholder receiving less than $0.01 of cash per Common Share tendered by such Shareholder. As a result of such rounding and such payments, it is possible that the actual number of Offeror Shares issued or the actual amount of cash paid in consideration for Common Shares, in the aggregate, may exceed the Maximum Share Consideration or Maximum Cash Consideration, respectively.

Shareholders who are Eligible Holders and who wish to make the necessary joint tax election with the Offeror to obtain a full or partial tax-deferred exchange for Canadian federal income tax purposes must elect the Rollover Option in the Letter of Transmittal. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”.

All cash payable under the Offer, including the cash consideration under the Cash Alternative, the cash consideration under the Share Alternative and the cash payable in lieu of fractional Offeror Shares otherwise issuable, will be denominated in Canadian dollars.

The obligation of the Offeror to take up and pay for Common Shares pursuant to the Offer is subject to certain conditions. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

Shareholders who do not deposit their Common Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Common Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Common Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Common Shares. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary and Information Agent.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.	Time for Acceptance

The Offer is open for acceptance from the date of the Offer until 6:00 p.m. (Toronto time) on April 14, 2011, or such later time or times and date or dates as may be fixed by the Offeror from time to time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, unless the Offer is withdrawn by the Offeror.

3.	Manner of Acceptance

Letter of Transmittal

The Offer may be accepted by delivering to the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal (printed on YELLOW paper) accompanying the Offer, so as to be received at or prior to the Expiry Time:

(a)	certificate(s) representing the Common Shares in respect of which the Offer is being accepted;

(b)	a Letter of Transmittal in the form accompanying the Offer, properly completed and executed in accordance with the instructions set out in the Letter of Transmittal (including signature guarantee if required); and

(c)	all other documents required by the terms of the Offer and the Letter of Transmittal.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

The signature on the Letter of Transmittal must be guaranteed by an Eligible Institution or in some other manner acceptable to the Depositary and Information Agent (except that no guarantee is required for the signature of a depositing Shareholder which is an Eligible Institution) if it is signed by a person other than the registered owner(s) of the Common Shares being deposited, or if the Common Shares not purchased are to be returned to a person other than such registered owner(s) or sent to an address other than the address of the registered owner(s) as shown on the registers of Lundin, or if payment is to be issued in the name of a person other than the registered owner(s) of the Common Shares being deposited. If a Letter of Transmittal is executed by a person other than the registered holder of the Common Shares represented by the certificate(s) deposited therewith, then the certificate(s) must be endorsed or be accompanied by an appropriate share transfer power of attorney duly and properly completed by the registered holder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

The Offer will be deemed to be accepted only if the Depositary and Information Agent has actually received these documents at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Common Shares may be deposited under the Offer in compliance with the procedures for guaranteed delivery set out below under the heading “— Procedure for Guaranteed Delivery” or in compliance with the procedures for book-entry transfers set out below under the heading “— Acceptance by Book-Entry Transfer”.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Common Shares under the Offer and either (a) the certificate(s) representing the Common Shares is (are) not immediately available or (b) the certificate(s) and all other required documents cannot be delivered to the Depositary and Information Agent at or prior to the Expiry Time, those Common Shares may nevertheless be deposited validly under the Offer provided that all of the following conditions are met:

(a)	the deposit is made by or through an Eligible Institution;

(b)	a Notice of Guaranteed Delivery (printed on PINK paper) in the form accompanying the Offer, or a manually executed facsimile thereof, properly completed and executed, including the guarantee of delivery by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time; and

(c)	the certificate(s) representing all Deposited Common Shares, together with a Letter of Transmittal, properly completed and executed, with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, and all other documents required thereby, are received by the Depositary and Information Agent at its office specified in the Letter of Transmittal at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

If a Shareholder delivers a Notice of Guaranteed Delivery in respect of Common Shares deposited with a subsequent Letter of Transmittal, the election (or deemed election) made in that Notice of Guaranteed Delivery as to the consideration to be received will supersede any election made in such subsequent Letter of Transmittal.

The Notice of Guaranteed Delivery must be delivered by hand or courier or transmitted by facsimile or mailed to the Depositary and Information Agent at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery at or prior to the Expiry Time and must include a guarantee by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Common Shares and all other required documents to an address or transmission by facsimile to a facsimile number other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

Acceptance by Book-Entry Transfer

Shareholders may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary and Information Agent has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary and Information Agent’s account in accordance with CDS procedures for such transfer. Delivery of Common Shares to the Depositary and Information Agent by means of a book-entry transfer will constitute a valid deposit of such Common Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary and Information Agent’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary and Information Agent are considered a valid deposit under and in accordance with the terms of the Offer.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, provided that a Book-Entry Confirmation, together with an Agent’s Message (as described below) in respect thereof or a properly completed and executed Letter of Transmittal (including signature guarantee if required) and all other required documents, are received by the Depositary and Information Agent at its office in Toronto, Ontario specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary and Information Agent has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Common Shares into the Depositary and Information Agent’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Common Shares may be effected through book-entry transfer at DTC, either an Agent’s Message in respect thereof, or a Letter of Transmittal, properly completed and executed (including signature guarantee if required), and all other required documents, must, in any case, be received by the Depositary and Information Agent, at its office in Toronto, Ontario at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary and Information Agent. Such documents or Agent’s Message should be sent to the Depositary and Information Agent.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and Information Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Common Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

General

In all cases, payment for Common Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary and Information Agent of the certificates representing the Common Shares or book-entry transfer of Common Shares into the appropriate account, a Letter of Transmittal, properly completed and duly executed, covering those Common Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal, or in the case of Common Shares deposited by book-entry transfer, a Book-Entry Confirmation and, in the case of DTC accounts, a Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message in respect thereof, and any other required documents.

The method of delivery of certificates representing Common Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing the same. The Offeror recommends that all such documents be delivered by hand to the Depositary and Information Agent and a receipt obtained or, if mailed, that registered mail, with return receipt requested, be used and that proper insurance be obtained.

Shareholders whose Common Shares are registered in the name of a nominee should contact their broker, dealer, bank, trust company or other nominee if they wish to accept the Offer. All questions as to the validity, form, eligibility (including timely receipt) and acceptance of any Common Shares deposited pursuant to the Offer will be determined by the Offeror in its sole judgment. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Common Shares. There shall be no duty or obligation on the Offeror, the Depositary and Information Agent, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by the Offeror or the Depositary and Information Agent by reason of any delay in making payments for Common Shares to any person on account of Common Shares accepted for payment under the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance in depositing their Common Shares if they wish to accept the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Shareholders should contact the Depositary and Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing Common Shares with the Depositary and Information Agent.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Common Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Common Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Common Shares”) and in and to all rights and benefits arising from such Deposited Common Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Common Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal (or, in the case of Common Shares deposited by book-entry transfer by the making of a book-entry transfer) irrevocably constitutes and appoints, effective at and after the time (the “Effective Time”) that the Offeror takes up the Deposited Common Shares, each director and officer of the Offeror, and any other person designated by the Offeror in writing, as the true and lawful agent, attorney, attorney-in-fact and proxy of the holder of the Deposited Common Shares (which Deposited Common Shares upon being taken up are, together with any Distributions thereon, hereinafter referred to as the “Purchased Securities”) with respect to such Purchased Securities, with full power of substitution (such powers of attorney, being coupled with an interest, being irrevocable), in the name of and on behalf of such Shareholder:

(a)	to register or record the transfer and/or cancellation of such Purchased Securities, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Lundin;

(b)	for so long as any such Purchased Securities are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Laws), as and when requested by the Offeror, any and all instruments of proxy, authorizations or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Securities, to revoke any such instruments, authorizations or consents given prior to or after the Effective Time, and to designate in any such instruments, authorizations or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Securities for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Lundin;

(c)	to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder; and

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Securities, all as set out in the Letter of Transmittal.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Common Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Common Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Common Shares are not taken up and paid for under the Offer or are withdrawn in accordance with Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) also agrees not to vote any of the Purchased Securities at any meeting (whether annual, special or otherwise or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Lundin and, except as may otherwise be agreed with the Offeror, not to exercise any of the other rights or privileges attached to the Purchased Securities, and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents in respect of all or any of the Purchased Securities, and agrees to designate or appoint in any such instruments of proxy, authorizations or consents, the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder of the Purchased Securities. Upon such appointment, all prior proxies and other authorizations (including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Securities with respect thereto will be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

Further Assurances

A Shareholder accepting the Offer covenants under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Securities to the Offeror. Each authority therein conferred or agreed to be conferred is, to the extent permitted by applicable Laws, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by applicable Laws, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above constitutes a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Common Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has full power and authority to deposit, sell, assign and transfer the Deposited Common Shares and all rights and benefits arising from such Deposited Common Shares including, without limitation, any Distributions, (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made owns the Deposited Common Shares and any Distributions deposited under the Offer, (c) the Deposited Common Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Common Shares or Distributions, to any other person, (d) the deposit of the Deposited Common Shares and Distributions complies with applicable Laws, and (e) when the Deposited Common Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all liens, restrictions, charges, encumbrances, claims and rights of others.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer, but subject to applicable Laws, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”, the Offeror will have the right to withdraw the Offer and not take up nor pay for any Common Shares deposited under the Offer, and will have the right to extend the period of time during which the Offer is open for acceptance, unless all of the following conditions are satisfied, as determined in the Offeror’s sole judgment, or waived by the Offeror at or prior to the Expiry Time:

(a)

there shall have been validly deposited under the Offer and not withdrawn that number of Common Shares, which, together with the Common Shares directly or indirectly owned or controlled by the Offeror or its affiliates (if any), represents not less than 66 2/3% of the Common Shares outstanding on a Fully-Diluted Basis (the “Minimum Tender Condition”);

(b)	the Inmet Arrangement Agreement shall have been lawfully terminated in accordance with its terms in effect as of the date hereof;

(c)	the Offeror shall have determined that neither Lundin nor any of its subsidiaries or associates or other entities in which it has a direct or indirect interest (collectively, “Entities”) shall have taken or proposed to take any action, or disclosed any previously undisclosed action taken by any of them, and no other person shall have taken any action, that might result in a Material Adverse Effect;

(d)	there shall not exist and shall not have occurred (or, if there does exist or shall have occurred prior to the commencement of the Offer, there shall not have been disclosed, generally or to the Offeror in writing, or the Offeror shall not otherwise have discovered), and the Offer, if completed, will not be reasonably likely to cause or result in, a Material Adverse Effect;

(e)	Lundin shall not have adopted a shareholder rights plan that provides rights to the Shareholders to purchase any securities of Lundin as a result of the Offer or any Subsequent Acquisition Transaction (a “Lundin Rights Plan”), or if a Lundin Rights Plan is adopted, it shall not and will not adversely affect the Offer or the Offeror, either before or on consummation of the Offer, or the purchase of any Common Shares under any Subsequent Acquisition Transaction;

(f)	all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including, without limitation, those of any stock exchange or other Securities Regulatory Authorities) that are necessary or desirable to

(i)	complete the Offer and the acquisition of Common Shares;

(ii)	to issue and list on the TSX, the ASX and the OMX the Offeror Shares issued pursuant to the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction; and

(iii)	to prevent or avoid the occurrence of a Material Adverse Effect as a result of the completion of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction,

shall have been obtained or concluded on terms and conditions satisfactory to the Offeror, and all regulatory notice and waiting or suspensory periods in respect of the foregoing shall have expired or been terminated;

(g)	the Offeror shall have determined that (x) no act, action, suit or proceeding shall have been threatened, taken or commenced by or before, and no judgement or order shall have been issued by, any domestic or foreign elected or appointed public official or private person (including, without limitation, any individual, corporation, firm, group or other entity), any governmental agency or regulatory authority or administrative agency or commission in Canada, the United States or elsewhere, any domestic or foreign court, tribunal or other regulatory authority or any other person in any case, whether or not having the force of Law, and (y) no Laws shall have been proposed, enacted, promulgated, amended or applied, in either case:

(i)	to cease trade, enjoin, prohibit or impose material limitations or conditions on or make materially more costly the making of the Offer, the purchase by or the sale to the Offeror of the Common

Shares, the right of the Offeror to own or exercise full rights of ownership over the Common Shares, or the consummation of any Compulsory Acquisition or Subsequent Acquisition Transaction or which could have any such effect; or

(ii)	which has had or could have a Material Adverse Effect;

(h)	the Offeror shall have determined that there shall not exist any prohibition at Law against the Offeror making the Offer or taking up and paying for Common Shares deposited under the Offer or completing any Compulsory Acquisition or Subsequent Acquisition Transaction;

(i)	with the exception of the Inmet Arrangement Agreement, Lundin shall not have authorized, proposed or announced an intention to effect and shall not have entered into any agreement, arrangement, commitment, proposal, offer or understanding with respect to, and there shall not have occurred, a Restricted Event;

(j)	no property, right, franchise or licence of Lundin or any of its subsidiaries, associates or Entities shall have been impaired (or threatened to be impaired) or otherwise adversely affected (or threatened to be adversely affected), whether as a result of the making of the Offer, the taking up and paying for Common Shares deposited under the Offer, the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction, or otherwise;

(k)	the Offeror shall have determined that there shall not exist (i) any term, covenant or condition in any of the instruments or agreements to which any of Lundin, its subsidiaries, associates or Entities is a party or to which they or any of their properties or assets are subject that might make it inadvisable for the Offeror to proceed with the Offer or with taking up and paying for Common Shares deposited under the Offer, or (ii) any other term, covenant or condition that may be breached or result in a default or permit third parties to exercise any rights against any of Lundin or its subsidiaries, associates or Entities which would have an adverse effect on Lundin or any of its subsidiaries, associates or Entities as a result of the Offeror making the Offer or acquiring Common Shares deposited under the Offer or completing a Compulsory Acquisition or Subsequent Acquisition Transaction;

(l)	the Offeror shall have determined that there shall not have occurred, developed or come into effect or existence any event, action, state, condition or financial occurrence of national or international consequence, or any Law, regulation, action, government regulation, inquiry or other occurrence of any nature whatsoever that adversely affects or involves, or may adversely affect or involve, the financial markets in Canada, the United States, Australia or Sweden generally or that has made or may make it inadvisable for the Offeror to proceed with the Offer or take up and pay for Common Shares under the Offer;

(m)	the Offeror shall not have become aware of any untrue statement of material fact, or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made and at the date it was made (after giving effect to all subsequent filings in relation to all matters covered in earlier filings), in any document filed by or on behalf of Lundin with any securities regulatory authority in any of the provinces of Canada, the United States or Sweden;

(n)

the Offeror shall have been provided with, or been given access to, in a timely manner, all non-public information relating to Lundin and its affiliates and subsidiaries, including access to management of Lundin, as has been or may be given, provided or made available by Lundin or any of its affiliates or subsidiaries to any other potential acquiror considering (or seeking such information in order to consider) any take-over bid, merger, amalgamation, statutory arrangement, recapitalization, business combination, share exchange, joint venture or similar transaction involving Lundin or any of its affiliates or subsidiaries, including without limitation Inmet, on substantially the same terms and conditions as have been imposed on Inmet or as may be imposed on any such potential acquiror, provided that no such term or condition shall be imposed on the Offeror that would be inconsistent with or would render the Offeror unable to make the Offer or a revised offer, to take up and pay for any

Common Shares deposited to the Offer or a revised offer or to complete the acquisition of the Common Shares pursuant to the terms of the Offer or to effect a Compulsory Acquisition or Subsequent Acquisition Transaction;

(o)	the Offeror Requisite Vote shall have been obtained;

(p)	a prospectus in respect of the Offeror Shares to be issued to residents of Sweden shall have been approved and registered with the FSA or the Offeror shall have announced that the Offer may be otherwise extended to residents of Sweden;

(q)	the Offeror or an affiliate of the Offeror and Lundin shall not have entered into an agreement subsequent to the date of the Offer providing, among other things, for Lundin to call a special meeting of Shareholders to consider an amalgamation, statutory arrangement, capital reorganization or other transaction involving Lundin and the Offeror or an affiliate of the Offeror for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all of the issued and outstanding Common Shares; and

(r)	the Directors shall have committed (i) to effect an orderly transition of the Board of Directors contemporaneously with or forthwith after the Offeror takes up and pays for the Common Shares, including, if requested, resigning in favour of such nominees as may be specified by the Offeror and (ii) to release Lundin from all claims as directors, other than existing rights to indemnification and insurance and customary directors fees and expenses for attendance at meetings of the Board of Directors.

The foregoing conditions are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right; the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary and Information Agent at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall make a public announcement of such waiver or withdrawal, shall cause the Depositary and Information Agent, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in Section 10 of the Offer to Purchase, “Notices and Delivery”, and shall provide a copy of the aforementioned notice to the TSX. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Common Shares deposited under the Offer and the Depositary and Information Agent will promptly return all certificates representing deposited Common Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See Section 8 of the Offer to Purchase, “Return of Deposited Common Shares”.

5.	Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until, but not after, the Expiry Time, subject to extension or variation in the Offeror’s sole discretion, unless the Offer is withdrawn by the Offeror.

Subject to the limitations hereafter described, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Laws), to extend the Expiry Time or to vary the Offer by giving written notice (or other communication subsequently confirmed in writing, provided that such confirmation is not a condition of the effectiveness of the notice) of such extension or variation to the Depositary and Information Agent at its principal office in Toronto, Ontario, and by causing the Depositary and Information Agent, if required by applicable Laws, as soon as practicable thereafter to communicate such notice in the manner set out in Section 10 of the Offer to Purchase, “Notices and Delivery”, to all registered Shareholders whose Common Shares have not been taken up prior to the extension or variation and to all holders of Options or SARs. The Offeror shall, as soon as practicable after giving notice of an extension or variation to the Depositary and Information Agent, make a public announcement of the extension or variation to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX. Any notice of extension or variation will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated in writing to the Depositary and Information Agent at its principal office in Toronto, Ontario.

Where the terms of the Offer are varied, the Offer will not expire before ten days after the notice of such variation has been given to the Shareholders, unless otherwise permitted by applicable Laws and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by Regulatory Authorities.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer or the Circular, a notice of change, or a notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Shares), the Offeror will give written notice of such change to the Depositary and Information Agent at its principal office in Toronto, Ontario, and will cause the Depositary and Information Agent, if required by applicable Laws, as soon as practicable thereafter, to provide notice of such change in the manner set out in Section 10 of the Offer to Purchase, “Notices and Delivery”, to all Shareholders whose Common Shares have not been taken up under the Offer at the date of the occurrence of the change and to all holders of Options or SARs. As soon as practicable after giving notice of the change in information to the Depositary and Information Agent, the Offeror will make a public announcement of the change in information to the extent and in the manner required by applicable Laws and provide a copy of the notice thereof to the TSX and the applicable Securities Regulatory Authorities. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary and Information Agent at its principal office in Toronto, Ontario.

Notwithstanding the foregoing, but subject to applicable Laws, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Common Shares deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to Section 7 of the Offer to Purchase, “Withdrawal of Deposited Common Shares”. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”.

If, prior to the Expiry Time, the consideration being offered for the Common Shares under the Offer is increased, the increased consideration will be paid to all depositing Shareholders whose Common Shares are taken up under the Offer, whether or not such Common Shares were taken up before the increase.

6.	Take-Up of and Payment for Deposited Common Shares

If all of the conditions described in Section 4 of the Offer to Purchase, “Conditions of the Offer”, have been satisfied or waived by the Offeror at or prior to the Expiry Time, the Offeror will take up and pay for Common Shares validly deposited under the Offer and not properly withdrawn not later than ten days after the Expiry Time. Any Common Shares taken up will be paid for as soon as possible, and in any event not later than three business days after they are taken up. Any Common Shares deposited under the Offer after the date on which Common Shares are first taken up by the Offeror under the Offer but prior to the Expiry Time will be taken up and paid for not later than ten days after such deposit.

The Offeror will be deemed to have taken up and accepted for payment Common Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice, or other communication confirmed in writing, to the Depositary and Information Agent at its principal office in Toronto, Ontario to that effect. Subject to applicable Laws, the Offeror expressly reserves the right, in its sole discretion to, on, or after the initial Expiry Time, withdraw the Offer and not take up or pay for any Common Shares if any condition specified in Section 4 of the Offer to Purchase, “Conditions of the Offer”, is not satisfied or waived, by giving written notice thereof, or other communication confirmed in writing, to the Depositary and Information Agent at its principal office in Toronto, Ontario. The Offeror will not, however, take up and pay for any Common Shares deposited under the Offer unless it simultaneously takes up and pays for all Common Shares then validly deposited under the Offer and not withdrawn.

The Offeror will pay for Common Shares validly deposited under the Offer and not withdrawn by providing the Depositary and Information Agent with sufficient funds (by bank transfer or other means satisfactory to the Depositary and Information Agent) and sufficient certificates for Offeror Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary and Information Agent to persons depositing Common Shares on the purchase price of Common Shares purchased by the Offeror, regardless of any delay in making payments for Common Shares.

The Depositary and Information Agent will act as the agent of persons who have deposited Common Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting such payment to such persons, and receipt of payment by the Depositary and Information Agent will be deemed to constitute receipt of payment by persons depositing Common Shares under the Offer.

All cash payments under the Offer will be made in Canadian dollars.

Settlement with each Shareholder who has deposited (and not withdrawn) Common Shares under the Offer will be made by the Depositary and Information Agent issuing or causing to be issued a cheque (except for payments in excess of $25 million, which will be made by wire transfer, as set out in the Letter of Transmittal) payable in Canadian funds and/or delivering or causing to be delivered certificates representing Offeror Shares in the amount to which the person depositing Common Shares is entitled. Unless otherwise directed by the Letter of Transmittal, the cheque or certificates will be issued in the name of the registered holder of the Common Shares so deposited. Unless the person depositing the Common Shares instructs the Depositary and Information Agent to hold the cheque or certificates for pick-up by checking the appropriate box in the Letter of Transmittal, the cheque or certificates will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the cheque or certificates will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Lundin. Cheques or certificates mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Laws, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer.

7.	Withdrawal of Deposited Common Shares

Except as otherwise stated in this Section 7 or as otherwise required by applicable Laws, all deposits of Common Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Laws, any Common Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder:

(a)	at any time before the Common Shares have been taken up by the Offeror under the Offer;

(b)	if the Common Shares have not been paid for by the Offeror within three business days after having been taken up; or

(c)	at any time before the expiration of ten days from the date upon which either:

(i)	a notice of change relating to a change which has occurred in the information contained in the Offer to Purchase or the Circular, a notice of change or a notice of variation, that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror unless it is a change in a material fact relating to the Offeror Shares), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Offer, or

(ii)	a notice of variation concerning a variation in the terms of the Offer (other than a variation consisting solely of an increase in the consideration offered for the Common Shares where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or Regulatory Authorities) and only if such deposited Common Shares have not been taken up by the Offeror at the date of the notice.

Withdrawals of Common Shares deposited under the Offer must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary and Information Agent at the place of deposit of the applicable Common Shares (or Notice of Guaranteed Delivery in respect thereof) within the time limits indicated above. Notices of withdrawal: (a) must be made by a method that provides the Depositary and Information Agent with a written or printed copy; (b) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Common Shares which are to be withdrawn; and (c) must specify such person’s name, the number of Common Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the Common Shares to be withdrawn. Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Common Shares deposited for the account of an Eligible Institution.

If Common Shares have been deposited pursuant to the procedures for book-entry transfer, as set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, any notice of withdrawal must specify the name and number of the account at CDS or DTC, as applicable, to be credited with the withdrawn Common Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Common Shares deposited under the Offer can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary and Information Agent of the properly completed and executed written notice of withdrawal.

Shareholders whose Common Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary and Information Agent or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Common Shares or is unable to take up or pay for Common Shares for any reason, then, without prejudice to the Offeror’s other rights, Common Shares deposited under the Offer may, subject to applicable Laws, be retained by the Depositary and Information Agent on behalf of the Offeror until such Common Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Laws.

Withdrawals cannot be rescinded and any Common Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in Section 3 of the Offer to Purchase, “Manner of Acceptance”.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See Section 22 of the Circular, “Statutory Rights”.

8.	Return of Deposited Common Shares

Any Deposited Common Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either (a) sending certificates representing the Common Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Lundin, or (b) in the case of Common Shares deposited by book-entry transfer of such Common Shares pursuant to the procedures set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Acceptance by Book-Entry Transfer”, such Common Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

9.	Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Lundin should divide, combine, reclassify, consolidate, convert or otherwise change any of the Common Shares or its capitalization, issue any Common Shares, or issue, grant or sell any securities convertible into Common Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See Section 5 of the Offer to Purchase, “Extension, Variation or Change in the Offer”.

Common Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims and equities and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Common Shares, whether or not separated from the Common Shares.

If, on or after the date of the Offer, Lundin should declare, set aside or pay any dividend or declare, make or pay any other distribution or payment on or declare, allot, reserve or issue any securities, rights or other interests with respect to any Common Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Lundin in respect of Common Shares accepted for purchase under the Offer, then (and without prejudice to its rights under Section 4 of the Offer to Purchase, “Conditions of the Offer”): (a) in the case of any such cash dividends, distributions or payments that in an aggregate amount do not exceed the cash consideration per Common Share payable, the amount of the dividends, distributions or payments will be received and held by the depositing Shareholder for the account of the Offeror until the Offeror pays for such Common Shares and the purchase price per Common Share payable by the Offeror pursuant to the Offer will be reduced by the amount of any such dividend, distribution or payment; and (b) in the case of any such cash dividends, distributions or payments that in an aggregate amount exceeds the cash consideration per Common Share payable by the Offeror pursuant to the Offer, or in the case of any non-cash dividend, distribution, payment, securities, property, rights, assets or other interests, the whole of any such dividend, distribution, payment, securities, property, rights, assets or other interests (and not simply the portion that exceeds the purchase price per Common Share payable by the Offeror under the Offer) will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary and Information Agent for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such dividend, distribution, payment, securities, property, rights, assets or other interests and may withhold the entire purchase price payable by the Offeror under the Offer or deduct from the consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion.

The declaration or payment of any such dividend or distribution may have tax consequences not described under Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations” or in Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”.

10.	Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Laws, any notice to be given by the Offeror or the Depositary and Information Agent under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders (and to registered holders of Options or SARs) at their respective addresses as shown on the register maintained by or on behalf of Lundin in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. For this purpose, “business day” means any day other than a Saturday, Sunday or statutory holiday in the jurisdiction to which the notice is mailed. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Laws, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Laws, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary and Information Agent may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if (a) it is given to the TSX for dissemination through its facilities, (b) it is published once in the National Edition of The Globe and Mail or The National Post and in La Presse in Québec or (c) it is given to the Canada News Wire Service for dissemination through its facilities.

The Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders (and to registered holders of Options or SARs) by first class mail, postage prepaid, or made in such other manner as is permitted by applicable Laws and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment advisors, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Lundin in respect of the Common Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Common Shares where such listings are received.

These securityholder materials are being sent to both registered and non-registered owners of securities. If you are a non-registered owner, and the Offeror or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable regulatory requirements from the intermediary holding such securities on your behalf.

Wherever the Offer calls for documents to be delivered to the Depositary and Information Agent, such documents will not be considered delivered unless and until they have been physically received at the Toronto, Ontario office of the Depositary and Information Agent specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to cheques, certificates and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary and Information Agent to which the deposited certificate(s) for Common Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with Section 10 of the Offer to Purchase, “Notices and Delivery”. Notwithstanding Section 6 of the Offer to Purchase, “Take-Up of and Payment for Deposited Common Shares”, cheques and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary and Information Agent.

12.	Market Purchases and Sales of Common Shares

Except as set forth below, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Common Shares (including Common Shares represented by SDRs) by making purchases through the facilities of the TSX or the OMX at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Laws. In no event will the Offeror make any such purchases of Common Shares through the facilities of the TSX or the OMX until the third business day following the date of the Offer. The aggregate number of Common Shares (including Common Shares represented by SDRs) acquired in this manner will not exceed 5% of the Common Shares outstanding on the date of the Offer and the Offeror will issue and file a press release containing the information prescribed by applicable Law immediately after the close of business of the TSX on each day on which such Common Shares have been purchased.

Purchases pursuant to Section 2.2(3) of MI 62-104 or Section 2.1 of OSC Rule 62-504 shall be counted in any determination as to whether the Minimum Tender Condition has been fulfilled.

Although the Offeror has no present intention to sell Common Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Common Shares after the Expiry Time, subject to applicable Laws and to compliance with Section 2.7(2) of MI 62-104 or Section 93.4(2) of the OSA, as applicable.

For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.	Other Terms of the Offer

(a)	The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

(b)	The Offeror reserves the right to transfer to one or more affiliates of the Offeror the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer, but any such transfer will not relieve the Offeror of its obligations under the Offer and will in no way prejudice the rights of persons depositing Common Shares to receive payment for Common Shares validly deposited and accepted for payment under the Offer.

(c)	In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

(d)	No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Dealer Manager or the Depositary and Information Agent for the purposes of the Offer.

(e)	The provisions of the Glossary, the Summary, the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

(f)	The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Common Shares.

(g)	The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

DATED: March 7, 2011

EQUINOX MINERALS LIMITED

By: (signed) “Craig R. Williams”
President & Chief Executive Officer

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities legislation with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated March 7, 2011 to purchase all of the issued and outstanding Common Shares of Lundin. The terms and conditions of the Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Shareholders should refer to the Offer to Purchase for details of the terms and conditions of the Offer, including details as to payment and withdrawal rights. Unless the context otherwise requires, terms used but not defined in the Circular have the respective meanings given to them in the accompanying Glossary.

Unless otherwise indicated, the information concerning Lundin contained in the Offer to Purchase and Circular has been taken from or is based solely upon publicly available documents and records on file with Canadian Securities Regulatory Authorities and other public sources available at the time of the Offer. Although the Offeror has no knowledge that would indicate that any statements contained herein and taken from or based on such information are untrue or incomplete, none of the Offeror or any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by Lundin to disclose events or facts that may have occurred or that may affect the significance or accuracy of any such information but that are unknown to the Offeror. Unless otherwise indicated, information concerning Lundin is given as of December 31, 2010. Unless otherwise specified, all references to the number of Common Shares outstanding are based on the number of Common Shares outstanding, as at February 23, 2011, as publicly disclosed in Lundin’s management’s discussion and analysis for the year ended December 31, 2010.

1.	Equinox

Equinox is an international mining and exploration company that has been an active explorer since 1993. Equinox was incorporated under the CBCA on January 19, 2004. The registered and records office of Equinox is located at 200 Bay Street, Suite 2940, Toronto, Ontario M5J 2J2, Canada. Subsidiaries of Equinox maintain corporate offices at 50 Kings Park Road, West Perth, Western Australia 6005, Australia, at 6th Floor Anglo American Building, 74 Independence Avenue Cathedral Hill, P.O. Box RW 50628, Ridgeway, Lusaka, Zambia and at Al Jeraisy Building, Second Floor, PO Box 1360, Medina Road Jeddah 21431, Kingdom of Saudi Arabia and maintain site offices at Equinox’s large scale Lumwana copper mine in Zambia (“Lumwana”) and Jabal Sayid copper-gold project in the Kingdom of Saudi Arabia (“Jabal Sayid”). The principal assets of Equinox include:

(a)	a 100% interest (held through its subsidiary) in the Lumwana copper mine, located on the large scale mining lease, LML49, and which consists of two major copper deposits, “Malundwe” and “Chimiwungo”, located 220 kilometres northwest of the Zambian Copperbelt, together with numerous exploration prospects;

(b)	a 70% interest (held through its subsidiary) in Jabal Sayid, which consists of three major copper rich deposits, “Lode 1”, “Lode 2” and “Lode 4”, located 350 kilometres northeast of the Red Sea port city of Jeddah, the commercial capital of the Kingdom of Saudi Arabia, and 120 kilometres south-east of Medina; and

(c)	interests in a number of exploration projects in Zambia and the Kingdom of Saudi Arabia.

Equinox is currently focused on operating its 100% owned Lumwana mine and the construction of the Jabal Sayid copper-gold project. Equinox is currently in the process of completing the acquisition of the remaining 30% interest in Jabal Sayid from its former joint venture partners.

The Offeror Shares are listed on the TSX under the symbol “EQN”, and trade as CDIs on the ASX under the symbol “EQN”. Equinox is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian Securities Regulatory Authorities. Such documents are available on SEDAR at www.sedar.com.

Recent Developments

Lumwana Expansion Strategy

Equinox announced in February 2011 that, following the discovery of the Chimiwungo East shoot at Lumwana in early 2010, a continuous six rig drilling program of 45,000 metres was conducted to delineate the extent of copper mineralisation at Chimiwungo East and down plunge on the Chimiwungo Main shoot. This drilling program will be ongoing utilising eight rigs over 12 months for a planned additional 110,000 metres. The results of the 2010 drill program suggest the potential to substantially increase the previously stated Chimiwungo resource within the pits (defined at a copper price of US$1.20 per pound of copper metal) of Proven Minerals Reserves of 82 million tonnes at 0.7% copper, Probable Mineral Reserves of 119 million tonnes at 0.6% copper and Inferred Mineral Resources of 413 million tonnes at 0.6% copper.

Equinox announced that pit optimisation studies utilising the new drill data and applying various long term pricing scenarios that were more consistent with current copper price expectations, indicated scope to extend the Chimiwungo pit substantially to the south and east, potentially increasing the scale of the Chimiwungo resource in the range of 1 billion to 1.5 billion tonnes of copper ore at a similar grade to the current resource. This estimate of potential quantity and grade is conceptual in nature. There has been insufficient exploration to define a mineral resource and it is uncertain if further exploration will result in the target being delineated as a mineral resource.

A first stage feasibility study is due to be completed on the Lumwana expansion project by the second quarter of 2011. When this study commenced in early 2010, it was based on the resources defined at that time and was evaluating a plant expansion from the Lumwana plant nameplate capacity of 20 Mtpa of ore to an increased capacity of 35 Mtpa. However, as a consequence of the potential for a substantial increase in the Chimiwungo resource and the upward shift in the outlook for copper prices, the study is now being conducted on the basis of a Chimiwungo mining inventory of 1 to 1.5 billion tonnes at 0.6% copper. The assumed mining inventory would support a much larger scale operation with a throughput rate of 45 Mtpa of ore. Under the mining inventory assumption Lumwana would have a mine life in the range of 27 to 37 years at the 45 Mtpa processing rate.

An expanded copper concentrator processing 45 Mtpa of ore would be expected to produce approximately 260,000 tonnes per annum of copper in concentrate. The expansion of the concentrator would essentially be a replication of the existing Lumwana concentrator with a preliminary capital estimate of approximately US$450 to US$550 million for the plant expansion. Ongoing expansion study activities will include completion of the resource drilling program, mine scheduling, mobile fleet studies, detailed design and costing of the plant expansion (including timing of a second crusher) and an evaluation of concentrate offtake scenarios. The expansion investment decision is expected in early 2012 with expanded production anticipated to commence in 2015.

Acquisition of Citadel

Pursuant to a bid implementation agreement (the “Bid Implementation Agreement”) dated October 24, 2010 between Equinox and Citadel, Equinox offered to acquire all of the outstanding ordinary shares of Citadel (including all rights attaching thereto) (the “Citadel Shares”) by way of an off-market takeover bid under Chapter 6 of the Corporations Act 2001 (Commonwealth of Australia) (the “Citadel Offer”). The Citadel Offer was made by Equinox through its wholly-owned subsidiary Equinox Resources Limited.

Citadel is a base metals and gold company with a portfolio of development and exploration assets located in Saudi Arabia, within the Arabian Shield minerals province. Citadel’s flagship asset is Jabal Sayid, a copper-gold project located 350 kilometres north-east of the Red Sea port city of Jeddah, the commercial capital of Saudi Arabia, and 120 kilometres south-east of Medina. Citadel is in the process of completing a transaction under which it would acquire 100% ownership of Jabal Sayid from its former joint venture partners. Citadel also owns several other advanced exploration projects in Saudi Arabia, including the Jabal Shayban and Jabal Baydan gold-base metal projects, the Lahuf gold project, the Bari porphyry gold-copper project and the Wadi Kamal sulphide nickel-copper-PGM project. Prior to Equinox’s acquisition of Citadel, the Citadel Shares were posted for trading on the ASX. The Citadel Shares were de-listed from the ASX on January 18, 2011.

The Citadel Shares were acquired under the Offer for consideration comprised of (i) 1 CDI for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held, or (ii) at the election of each holder of Citadel Shares, 1 Offeror Share for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held, for a total cash consideration in the amount of A$231,827,975.39, and the total number of Offeror Shares being issued of 169,233,978.

Pursuant to the Offer, Equinox acquired an aggregate of 2,390,963,516 Citadel Shares, representing approximately 98.80% of the outstanding Citadel Shares. On January 17, 2011, Equinox commenced a compulsory acquisition of the outstanding Citadel Shares not owned, directly or indirectly, by Equinox pursuant to section 664A of the Corporations Act 2001 (Commonwealth of Australia) at a price equal to 1 CDI for every 14.3 Citadel Shares held plus A$0.105 in cash for each Citadel Share held. On February 15, 2011, Equinox completed the compulsory acquisition and became the owner of all of the outstanding Citadel Shares. On February 15, 2011, Equinox compulsorily acquired all outstanding Citadel Shares in accordance with section 661A of the Corporations Act 2001 (Commonwealth of Australia) to become the holder of 100% of the Citadel Shares. The consideration provided under the compulsory acquisition was the same consideration offered to Citadel shareholders under the takeover offer, being 1 CDI or 1 Offeror Share for every 14.3 Citadel Shares held plus A$0.105 cash for each Citadel Share held.

On March 4, 2011, Equinox filed with the Canadian Securities Regulatory Authorities a Form 51-102F4 “Business Acquisition Report” in respect of its acquisition of Citadel, which can be found on SEDAR at www.sedar.com. Additional disclosure regarding the transactions described above can be found in Equinox’s material change reports dated October 24, 2010, December 17, 2010, January 4, 2011 and January 6, 2011; and the Bid Implementation Agreement, each of which is filed on Equinox’s SEDAR profile at www.sedar.com.

Lumwana

Equinox acquired Lumwana in 1999 and following nearly ten years of feasibility, financing and construction, commissioned the mine, plant and infrastructure in December 2008. Situated 220 kilometres northwest of the Zambian Copperbelt, Lumwana is now a major copper mine which has established Equinox as one of the world’s top 20 copper producing companies. During the calendar year 2010, Equinox processed 18.6 million dry metric tonnes of ore at Lumwana, producing 146,690 tonnes of copper in concentrate at an average concentrate grade of approximately 41% copper. Concentrate deliveries commenced in December 2008. For additional information regarding the Lumwana mine, see the Offeror’s annual information form dated March 15, 2010 for the year ended December 31, 2009 and the Offeror’s management’s discussion and analysis for the annual audited consolidated financial statements for the year ended December 31, 2009.

Jabal Sayid

For information regarding the Jabal Sayid project, see Schedule A, “Description of the Jabal Sayid Project”.

2.	Lundin

Lundin is a diversified Canadian base metals mining company and owns 100% of the Neves-Corvo copper-zinc mine located in Portugal (“Neves-Corvo”), along with operations in Sweden, Spain and Ireland producing copper, zinc, lead and nickel. Lundin also holds an equity stake (24%) in the Tenke Fungurume copper-cobalt project in the Democratic Republic of the Congo (“Tenke Fungurume”).

The principal offices of Lundin are located at Suite 1100, 888 Dunsmuir Street, Vancouver, British Columbia, V6C 3K4, Canada. Lundin’s business office is located at 150 King Street West, Suite 1500, Toronto, Ontario, M5H 1J9, Canada. Lundin is a reporting issuer in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario, Quebec, New Brunswick, Nova Scotia, Prince Edward Island and Newfoundland. The Common Shares are listed on the TSX under the symbol “LUN”. Lundin also maintains a listing of SDRs on the OMX under the symbol “LUMI”.

3.	Certain Information Concerning Securities of Equinox and Lundin

Share Capital of Equinox

Offeror Shares

Equinox is authorized to issue an unlimited number of Offeror Shares. As of the date hereof, Equinox had a total of 879,072,263 Offeror Shares issued and outstanding.

The holders of the Offeror Shares are entitled to:

(a)	vote at all meetings of shareholders of Equinox, except meetings at which only holders of a specified class of shares are entitled to vote;

(b)	receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Equinox, any dividends declared by Equinox; and

(c)	receive, subject to the rights, privileges, restrictions and conditions attaching to any other class of shares of Equinox, the remaining property of Equinox upon the liquidation, dissolution or winding-up of Equinox, whether voluntary or involuntary.

The Offeror Shares are traded on the TSX and as CDIs on the ASX. The Offeror Shares and CDIs can be converted each into the other on a one-for-one basis.

On February 25, 2011, being the last trading day on the TSX prior to announcement by the Offeror of its intention to make the Offer, the closing price of the Offeror Shares was $6.27 on the TSX. The following table sets forth, for the periods indicated, the reported high and low daily intraday trading prices and the aggregate volume of trading of the Offeror Shares on the TSX:

	Trading of Offeror Shares on the TSX
	High ($)	Low ($)	Volume (#)
2011
February (to February 25)	6.94	5.92	53,978,713
January	6.20	5.53	106,627,139
2010
December	6.36	5.42	73,196,200
November	6.56	5.32	80,008,494
October	6.26	5.38	45,729,247
September	5.99	4.83	42,964,986
August	4.93	4.26	35,894,739
July	4.70	3.65	49,884,436
June	4.21	3.53	63,606,385
May	4.12	3.07	87,832,919
April	4.47	3.92	68,449,048
March	3.90	3.31	63,824,172
February	3.82	3.22	70,165,622

Source: TSX Market Data

No dividends on the Offeror Shares have been paid to date. Equinox anticipates that for the foreseeable future it will retain future earnings and other cash resources for the operation and development of its business. Any potential payment of future dividends will be at the discretion of the board of directors of Equinox after taking into account many factors, including Equinox’s operating results, financial condition and current and anticipated cash needs.

For the 12-month period prior to March 7, 2011, the Offeror has issued or granted the Offeror Shares and securities convertible into Offeror Shares listed in the table set forth below:

Date	Security	Price Per Security ($)	Number (#)
May 27, 2010	Offeror Shares(1)	1.35	25,000
June 9, 2010	Offeror Shares(1)	0.72	100,000
June 29, 2010	Offeror Shares(1)	2.62	33,333
July 6, 2010	Offeror Shares(1)	0.85	10,000
July 6, 2010	Offeror Shares(1)	0.95	20,000
July 6, 2010	Offeror Shares(1)	2.24	20,000
July 13, 2010	Offeror Shares(1)	1.35	15,000
August 17, 2010	Offeror Shares(1)	2.62	83,333
September 3, 2010	Offeror Shares(1)	2.24	50,000
November 10, 2010	Offeror Shares(1)	0.72	100,000
November 10, 2010	Offeror Shares(1)	0.95	400,000
November 10, 2010	Offeror Shares(1)	1.35	10,000
December 1, 2010	Offeror Shares(1)	0.95	50,000
December 1, 2010	Offeror Shares(1)	2.24	700,000
December 1, 2010	Offeror Shares(1)	4.96	15,000
December 8, 2010	Offeror Shares(1)	2.24	40,000
December 9, 2010	Offeror Shares(1)	0.85	10,000
December 14, 2010	Offeror Shares(1)	0.85	6,667
December 14, 2010	Offeror Shares(1)	0.95	33,333
December 14, 2010	Offeror Shares(1)	2.24	160,000
December 22, 2010	Offeror Shares(1)	1.35	25,000
December 22, 2010	Offeror Shares(1)	1.35	25,000
December 24, 2010	Offeror Shares(2)		109,433,658
December 30, 2010	Offeror Shares(2)		22,409,998
January 7, 2011	Offeror Shares(2)		19,575,184
January 12, 2011	Offeror Shares(1)	0.72	320,000
January 12, 2011	Offeror Shares(1)	0.72	25,000
January 12, 2011	Offeror Shares(1)	0.95	50,000
January 12, 2011	Offeror Shares(2)		3,883,696
January 17, 2011	Offeror Shares(2)		6,352,645
January 20, 2011	Offeror Shares(2)		2,887,878
January 21, 2011	Offeror Shares(2)		2,661,649
February 15, 2011	Offeror Shares(2)		2,029,344

(1)	Offeror Shares issued upon exercise of Equinox Options.
(2)	Offeror Shares issued in connection with the Offeror’s acquisition of Citadel.

Equinox Preference Shares

Equinox is authorized to issue an unlimited number of preference shares issuable in series. The designation, rights, privileges restrictions and conditions attaching to the preference shares of each series of preference shares may be fixed by the directors of Equinox. As at the date hereof, there were no preference shares of Equinox issued and outstanding.

Consolidated Capitalization of Equinox

The following table sets forth the Offeror’s consolidated capitalization as at September 30, 2010, the date of the Offeror’s most recent unaudited interim consolidated financial statements, and further adjusted to give effect to the Offer. The table should be read in conjunction with the unaudited pro forma consolidated financial statements and notes attached hereto as Schedule B, the unaudited interim consolidated financial statements of the Offeror as at and for the three and nine months ended September 30, 2010, including the notes thereto, and management’s discussion and analysis thereof and the other financial information contained in or incorporated by reference in the Offer to Purchase and Circular.

	As at September 30, 2010	As at September 30, 2010 After Giving Effect to the Acquisition of Citadel		As at September 30, 2010 After Giving Effect to the Acquisition of Citadel and the Offer(1)
Equinox share capital	US$739,511,000	US$1,731,647	(2)	US$4,195,594,123	(2)
Offeror Shares outstanding	707,828,211	877,062,263		1,256,464,504
Cash and cash equivalents	US$263,256,000	US$62,113,308		US$404,067,776	(3)
Available-For-Sale Investments	US$2,247,000	US$2,247,000		US$31,011,000
Long-term debt	US$455,155,000	US$455,155,000		US$3,221,180,000

(1)	Assumes full pro-ration.
(2)	Assumes US$6.39 per Offeror Share based on the noon rate published by the Bank of Canada on February 25, 2011 of US$1.0195 per Canadian dollar.
(3)	Adjusted for estimated transaction costs of the Offer, including a termination fee of US$122.3 million ($120 million Canadian dollars), if payable, under the Lundin-Inmet Arrangement.

Share Capital of Lundin

Lundin’s authorized share capital consists of an unlimited number of voting Common Shares with no par value and one special non-voting share with no par value (the “Special Share”). As at February 23, 2011, the Special Share was not outstanding.

The holders of Common Shares are entitled to receive notice of and attend all meetings of shareholders with each Common Share held entitling the holder to one vote on any resolution to be passed at such shareholder meetings. The holders of Common Shares are entitled to dividends if, as and when declared by the board of directors of Lundin. The Common Shares are entitled upon liquidation, dissolution or winding up of Lundin to receive the remaining assets of Lundin available for distribution to shareholders.

Based solely on information contained in Lundin’s management’s discussion and analysis for the year ended December 31, 2010, as at February 23, 2011 there were issued and outstanding 581,604,450 Common Shares and 5,796,450 Options. Based solely on information contained in Lundin’s audited annual financial statements for the year ended December 31, 2010, as at December 31, 2010 there were issued and outstanding 171,360 SARs.

Based solely on the above information, the Offeror understands that, assuming the exercise of all Options and SARs (including “out-of-the-money” Options but excluding “out-of-the-money” SARs) 587,400,900 Common Shares would be subject to the Offer.

The Common Shares are traded on the TSX. On February 25, 2011, being the last trading day on the TSX prior to the announcement by the Offeror of its intention to make the Offer, the closing price of the Common Shares was $6.45 on the TSX. The following table sets forth, for the periods indicated, the reported high and low daily intraday trading prices and the aggregate volume of trading of the Common Shares on the TSX:

	Trading of Common Shares on the TSX
	High ($)	Low ($)	Volume (#)
2011
February (to February 25)	7.72	6.32	70,916,230
January	8.22	6.94	104,869,462
2010
December	7.53	6.65	62,340,193
November	7.11	6.13	83,810,671
October	7.04	5.01	120,822,738
September	5.35	4.30	73,072,681
August	4.36	3.72	104,635,795
July	4.09	2.91	99,110,850
June	4.16	2.97	145,221,429
May	4.87	3.29	130,600,317
April	5.77	4.72	79,543,072
March	5.52	4.30	103,384,370
February	4.76	3.98	70,673,543

Source: TSX Market Data

4.	Pro Forma Consolidated Financial Statements

Shareholders should refer to Schedule B to the Offer to Purchase and Circular for unaudited pro forma consolidated financial statements for the Offeror for the year ended December 31, 2009 and for the nine months ended September 30, 2010.

5.	Documents Incorporated by Reference

The following documents, filed by the Offeror with the various securities commissions or similar regulatory authorities in each of the provinces and territories of Canada in which the Offeror is a reporting issuer, are specifically incorporated by reference in, and form an integral part of, the Offer to Purchase and Circular:

(a)	Annual Information Form, dated March 15, 2010, for the year ended December 31, 2009;

(b)	annual audited consolidated financial statements for the year ended December 31, 2009, including consolidated balance sheets as at December 31, 2009 and December 31, 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years ended December 31, 2009 and December 31, 2008 and related notes, together with the auditors’ report thereon, contained therein;

(c)	Management’s Discussion and Analysis for the annual audited consolidated financial statements for the year ended December 31, 2009;

(d)	unaudited interim consolidated financial statements for the three and nine months ended September 30, 2010, together with the notes thereto;

(e)	Management’s Discussion and Analysis for the unaudited interim consolidated financial statements for the three and nine months ended September 30, 2010;

(f)	Management Information Circular, dated March 15, 2010, in connection with the annual meeting of shareholders held on May 7, 2010;

(g)	Material Change Report, dated February 9, 2010, announcing that the Offeror had secured commitments from certain lenders to provide a new corporate loan facility totalling US$400 million;

(h)	Material Change Report, dated October 15, 2010, announcing that the Offeror had increased its full year production guidance to 140,000 tonnes of copper in concentrate;

(i)	Material Change Report, dated October 28, 2010, announcing that the Offeror had entered into an agreement with Citadel, under which the Offeror proposed to acquire all of the issued and outstanding ordinary shares of Citadel by way of a recommended takeover offer under the Laws of Australia;

(j)	Material Change Report, dated December 21, 2010, announcing that the Offeror that it has a relevant interest in Citadel of 56% and that its recommended takeover offer for Citadel has been declared free of all defeating conditions;

(k)	Material Change Report, dated January 4, 2011, announcing that, in connection with the Offeror’s take-over offer for Citadel, as of January 4, 2011, the Offeror has issued to former Citadel shareholders an aggregate of 131,843,656 Offeror Shares (including those underlying CHESS Depository Interests), and paid an aggregate of approximately A$197.9 million, and that as at January 4, 2011, the Offeror held an interest in Citadel of 89.82%;

(l)	Material Change Report, dated January 6, 2011, announcing that the Offeror had a relevant interest of 90.59% in Citadel and had initiated compulsory acquisition procedures under the Australian Corporations Act to acquire all remaining shares in Citadel; and

(m)	Business Acquisition Report dated March 4, 2011, in respect of Equinox’s acquisition of Citadel.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by the Offeror with any securities commission or similar regulatory authority in Canada on or after the date of the Offer to Purchase and Circular and prior to the Expiry Time shall be deemed to be incorporated by reference into the Offer to Purchase and Circular. Notwithstanding the foregoing, any and all portions of such documents that consist of Lundin public disclosure documents expressly identified as such, and whether or not such portions are reproduced or incorporated by reference into an Equinox document, including without limitation Lundin’s financial statements and current Annual Information Form, are expressly excluded from such incorporation by reference into the Offer to Purchase and Circular, and the Offeror disclaims any responsibility for such disclosure. None of the Offeror, or any of its officers or directors assumes any responsibility for the accuracy or completeness of such Lundin information or for any failure by Lundin to disclose events or facts which have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Offeror. Information regarding Lundin is filed publicly by Lundin with the Securities Regulatory Authorities in Canada, which are available electronically on SEDAR at www.sedar.com.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of the Offer to Purchase and Circular to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying statement or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Offer to Purchase and Circular.

Information has been incorporated by reference in the Offer to Purchase and Circular from documents filed with the Securities Regulatory Authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Equinox at 200 Bay Street, Suite 2940, Toronto, Ontario, M5J 2J2, Canada (telephone (416) 865-3393) and are also available electronically on SEDAR at www.sedar.com.

Information contained in or otherwise accessed through the Offeror’s website, www.equinoxminerals.com, or any other website (other than information in documents incorporated by reference) does not form part of the Offer to Purchase and Circular.

6.	Background to the Offer

The management and board of directors of Equinox continually review Equinox’s position in light of the changing competitive environment in its industry, with the objective of identifying strategic alternatives and other opportunities, including business combination transactions, joint ventures and other commercial transactions, that may be available to complement Equinox’s business, support its corporate strategy and enhance shareholder value. As part of this ongoing review process, in 2010 Equinox identified the strategic opportunity presented by an acquisition of Citadel and subsequently determined to make the Citadel Offer. The acquisition of Citadel was subsequently completed on February 15, 2011.

On January 12, 2011, Inmet and Lundin jointly announced that they had entered into an arrangement agreement pursuant to which Inmet and Lundin would amalgamate and continue as a new corporation (the “Lundin-Inmet Arrangement”). Equinox had for some time considered the Lundin assets as highly complementary to Equinox. Following the announcement of the Lundin-Inmet Arrangement, management commenced a review of a potential combination of Lundin and Equinox with a view to delivering enhanced growth and value to both sets of shareholders.

On February 4, 2011, Equinox retained Goldman Sachs to act as lead financial advisor to Equinox with respect to a potential acquisition transaction involving Lundin. As discussions relating to the potential transaction proceeded, TD Securities was retained as an additional financial advisor, in order to leverage its additional Canadian market knowledge and expertise. On February 4, 2011, Equinox also retained Osler to act as legal counsel in respect of the potential transaction.

On February 9, 2011, the board of directors of Equinox met and was updated on the status of Equinox’s evaluation of the potential transaction. After receiving the input and recommendations of Equinox management and reviewing advice received from Equinox’s legal and financial advisors, the board of directors supported the continued evaluation by management and Equinox’s legal and financial advisors of a potential transaction involving Lundin, including the development of various financing models and proposals relating thereto.

On February 15, 2011, the board of directors of Equinox met and received a further update on the status of Equinox’s evaluation of a potential transaction with Lundin, including reports from Equinox’s management and external legal and financial advisors.

On February 24, 2011, the board of directors of Equinox met and received presentations from management and from each of Equinox’s legal and financial advisors, which included a review by Goldman Sachs and TD Securities of their financial analysis in connection with a potential transaction involving Lundin and with the proposed consideration to be paid by Equinox to Shareholders in respect of a take-over bid offer for Lundin. Following these presentations and a full discussion regarding the merits, risks and opportunities associated with an acquisition of Lundin and the potential value to be created for Equinox shareholders, as well as a recommendation from management in favour of the making of such a take-over bid offer, the board of directors authorized Equinox management to continue with the implementation and planning of the proposed Offer, and to contact Lukas Lundin, Chairman of Lundin, or if unavailable, other senior management of Lundin, with a view to providing an overview of Equinox’s intentions with respect to the Offer.

On February 26, 2011, Craig R. Williams, the President and Chief Executive Officer of Equinox, unsuccessfully attempted to contact Lukas Lundin, and subsequently spoke to Philip J. Wright, the President and Chief Executive Officer of Lundin, and indicated Equinox’s intention to publicly announce, prior to the open of markets on February 28, 2011, an intention to make an unsolicited offer to acquire all of the outstanding Common Shares of Lundin.

On February 27, 2011, the board of directors of Equinox met and received detailed reports from management in respect of the Offer, as well as reports and advice from Goldman Sachs and TD Securities, with respect to the risks, benefits and feasibility of the Offer as well as analysis with respect to the value and financial analysis of such an acquisition from the perspective of Equinox and its shareholders and from the perspective of Lundin’s Shareholders and advice regarding legal aspects of the potential transaction from its external legal advisors. Following these presentations and a full discussion regarding the merits, risks and opportunities associated with the Offer, as well as a recommendation from management in favour of the making of the Offer, the board of directors (i) determined that making the Offer, on the terms and subject to the conditions of the Offer, would be in the best interests of Equinox, (ii) approved the announcement of Equinox’s intention to make the Offer, (iii) approved the entering into of the Commitment Letter and related matters, and (iv) ratified and approved the formal engagement arrangements for the external financial advisors.

On February 28, 2011, Equinox issued a press release announcing its intention to make the Offer.

On March 4, 2011, the board of directors of Equinox met and received an update from Equinox’s management and external legal and financial advisors regarding the Offer. The board of directors approved the making of the Offer and the mailing of the Offer to Purchase and Circular and related documentation to Lundin Shareholders and related matters.

On March 6, 2011, Lundin and Inmet announced that they had postponed their respective special meetings of shareholders to vote on the Lundin-Inmet Arrangement. These meetings, which had been originally scheduled to be held on March 14, 2011, were rescheduled for March 28, 2011. Lundin’s announcement stated that the postponement of its meeting was in order to allow time for Shareholders to receive and review the recommendation of the Board of Directors in relation to the Offer.

On March 7, 2011, an advertisement containing a summary of the Offer was published in The Globe and Mail and La Presse.

7.	Rationale and Benefits of the Offer

Equinox believes that Lundin Shareholders will enjoy the following significant benefits from the Offer:

•

Compelling Premium. Based on the closing price of $6.27 per Offeror Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Offeror of its intention to make the Offer), the consideration offered under the Offer has a value of $8.10 per Common Share, representing a premium of approximately 26% over the closing price of $6.45 per Common Share on the TSX on February 25, 2011. By comparison, the proposed Lundin-Inmet Arrangement provided for no premium for holders of the Common Shares as at the date of announcement of January 12, 2011 based on a 30-day volume weighted average trading price.

•

Superior Growth Profile and Exposure to Near Term Copper Price Cycle. To the extent that Shareholders receive Offeror Shares under the Offer as part of or substantially all of their consideration, they will be provided with increased exposure to the existing strong copper price environment through Equinox’s superior production growth profile. Based on Equinox’s analysis and analyst research reports, the combined Equinox and Lundin pro forma production profile is materially higher than that of the combined Lundin and Inmet pro forma production profile over the next six years. During this period a combined Equinox and Lundin is expected to produce approximately 500,000 tonnes of incremental copper production compared to the forecast copper production of a combined Lundin and Inmet.

The combined Equinox and Lundin growth pipeline would potentially be one of the strongest in the global copper sector with the potential to deliver approximately 500,000 tonnes of copper production per annum by 2016. Equinox also believes the rationale for a combination of Equinox’s and Lundin’s assets is stronger than that of the proposed Lundin-Inmet Arrangement. An Equinox and Lundin combination is expected to result in higher near term production than the combined Lundin and Inmet and achieve a similar long-term growth target of 500,000 tonnes per annum of copper metal from lower risk expansions of existing operations. It will also do so from a smaller number of larger scale operations, thereby allowing a more efficient management structure.

The significant production profile of the combined companies will allow Shareholders who receive Offeror Shares to increase their exposure to the strong copper price environment over the short to mid-term.

•

Lower Project Execution Risk than the Lundin-Inmet Arrangement. The production growth profile of the combined Equinox-Lundin business is generated through expansions of existing operations and to a lesser extent from a development project currently in construction. By contrast, a significant percentage of Inmet’s predicted growth is derived from a large scale greenfield project, Cobre Panama, which is located in a jurisdiction that does not have a history of large scale mining. This potentially increases the uncertainty around the development timing and funding requirements of the Lundin-Inmet Arrangement, which has significant capital expenditure requirements.

•

Participation in a Major International Copper Mining Company. To the extent that Shareholders receive Offeror Shares as part of or substantially all of their consideration under the Offer, they will receive the benefits of owning shares in a major international copper mining company with increased diversification, scale and liquidity, which should enhance the value of their shares in the combined company going forward. The combined entity is anticipated to have an estimated enterprise value of over US$10 billion, positioning it as one of the largest pure play copper mining companies globally. The merged group will benefit from more visibility among the international investor community and from access to the Australian and Asian capital markets by virtue of Equinox’s listing on the ASX as well as continued exposure to the North American capital markets through Equinox’s listing on the TSX.

•

Financial Capability to Secure Future of Lundin’s Assets. Equinox’s balance sheet and operating cash flow will be available to support the strong growth profile of the combined group without an expectation of a need for any equity capital raisings. In particular, Equinox can readily secure funding to ensure the successful development and expansions at Lumwana, Jabal Sayid, Tenke Fungurume and Neves-Corvo. Equinox is also well placed to take advantage of the exploration potential near its global operations to unlock the upside potential for all shareholders.

•

Management Track Record in Developing World-class Copper Projects. Equinox has a management team with a solid track record and proven experience in the copper industry. The Equinox management team has demonstrated its ability, via the Lumwana copper mine in Zambia, to identify, explore, finance, construct, commission and operate a world-class copper mine. It is also applying this experience to the development of Jabal Sayid development project in the Kingdom of Saudi Arabia which remains on track and on budget. The Equinox management team’s expertise, when combined with Lundin’s experienced operational team, will form a highly experienced team for a global pure copper company and for ultimately enhancing the value of the combined group’s assets.

•

Opportunity to Elect Consideration. The Offer provides Shareholders with the opportunity to determine the consideration that they receive under the Offer, either the Cash Alternative or the Share Alternative, subject in each case to pro-ration. The Cash Alternative permits Shareholders to elect to receive up to 100% in cash consideration (subject to pro-ration) in exchange for their Common Shares to lock in the premium offered under the terms of the Offer, while the Share Alternative permits Shareholders to elect to receive up to nearly 100% in Offeror Shares (subject to pro-ration) in exchange for their Common Shares and thereby maintain maximum exposure to the significant upside potential of the combined Lundin and Equinox business going forward.

8.	Purpose of the Offer and Plans for Lundin

Purpose of the Offer

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer, all of outstanding Common Shares. The effect of the Offer is to give to Shareholders the opportunity to receive, at the election of each Shareholder, $8.10 in cash or 1.2903 Offeror Shares and $0.01 in cash, in each case, subject to pro-ration as set out herein, representing a premium of approximately 26% over the closing price of $6.45 per Common Share on the TSX on February 25, 2011 (the last trading day prior to the announcement by the Offeror of its intention to make the Offer).

If the conditions of the Offer are satisfied or waived and the Offeror takes up and pays for the Common Shares validly deposited under the Offer, the Offeror intends to acquire any Common Shares not deposited under the Offer through a Compulsory Acquisition, if available, or to propose a Subsequent Acquisition Transaction, in each case for consideration per Common Share at least equal in value to and in the same form as the consideration paid by the Offeror per Common Share under the Offer. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Common Shares acquired pursuant to the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or a Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Lundin or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See Section 14 of the Circular, “Acquisition of Common Shares Not Deposited”.

Plans for Lundin

If the Offer is successful, the Offeror intends to effect certain changes with respect to the composition of the Board of Directors to allow designees of the Offeror to become members of the Board of Directors and to represent a majority of the Board of Directors of Lundin. The Offeror has not developed any specific proposals with respect to Lundin or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Common Shares pursuant to the Offer. The Offeror believes there is strong cultural and professional compatibility between Lundin’s and the Offeror’s respective employees and it is the Offeror’s intention to integrate both teams following its acquisition of Lundin. The Offeror is considering how best to combine the operations of the Offeror and Lundin following the successful completion of the Offer.

If permitted by applicable Law, subsequent to the completion of the Offer and a Compulsory Acquisition or any Subsequent Acquisition Transaction, if necessary, the Offeror intends to delist the Common Shares from the TSX, to delist the SDRs from the OMX and to cause Lundin to cease to be a reporting issuer under the securities Laws of each province in Canada in which it has such status and under the Laws of Sweden. See Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”.

9.	Risk Factors

Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference in the Offer to Purchase and Circular (including risks associated with the Offeror Shares), the successful completion of the acquisition by the Offeror of all of the Common Shares is subject to certain risks, including as set forth below. Such risks may not be the only risks facing the Offeror. Additional risks and uncertainties not presently known may also materially and adversely affect the business, operations, financial condition or prospects of the Offeror.

Risks Related to the Offer

The actual cash and share consideration received by Shareholders will depend on pro-ration and the Offeror Shares issued in connection with the Offer may have a market value different than expected and the value of the cash portion of the Offer will fluctuate for Shareholders.

The Offeror is offering to purchase Common Shares on the basis of, at the election of the Shareholder, $8.10 in cash for each Common Share or 1.2903 Offeror Shares and $0.01 in cash for each Common Share, subject to pro-ration. Assuming that either all Shareholders tendered to the Cash Alternative or all Shareholders tendered to the Share Alternative, each Shareholder would be entitled to receive $4.05 in cash and 0.6459 of an Offeror Share for each Common Share tendered, subject to adjustment for fractional shares. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Offeror Shares, the market values of the Offeror Shares and the Common Shares at the time of the take-up of Common Shares under the Offer may vary significantly from the values at the date of the Offer to Purchase and Circular or the date that Shareholders tender their Common Shares. If the market price of Offeror Shares declines, the value of the consideration received by Shareholders will decline as well. Variations in the market price of Offeror Shares may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, commodity price changes and other factors over which the Offeror has no control. In addition, currency exchange rates may fluctuate and the prevailing exchange rate on the settlement date may be significantly different from the exchange rate on the date of the Offer to Purchase and Circular or the date that non-Canadian Shareholders tender their Common Shares. These changes may significantly affect the value of the consideration received for tendered Common Shares by non-Canadian Shareholders.

The Offeror has not verified the reliability of the information regarding Lundin included in, or which may have been omitted from, the Offer to Purchase and Circular.

All historical information regarding Lundin contained in the Offer to Purchase and Circular, including all Lundin financial information and all pro forma financial information reflecting the pro forma effects of a combination of Lundin and the Offeror derived in part from Lundin’s financial information, has been derived from Lundin’s publicly available information. Although the Offeror has no reason to doubt the accuracy or completeness of Lundin’s publicly disclosed information, any inaccuracy or material omission in Lundin’s publicly available information, including the information about or relating to Lundin contained in the Offer to Purchase and Circular, could result in unanticipated liabilities or expenses, increase the cost of integrating the two companies or adversely affect the operational plans of the combined company and its results of operations and financial condition.

Change of control provisions in Lundin’s agreements triggered upon the acquisition of Lundin may lead to adverse consequences.

Lundin may be a party to agreements that contain change of control provisions that may be triggered following completion of the Offer, since the Offeror will hold Common Shares representing a majority of the voting rights of Lundin. The operation of these change of control provisions, if triggered, could result in unanticipated expenses and/or cash payments following the consummation of the Offer or adversely affect Lundin’s results of operations and financial condition. Unless these change of control provisions are waived by the other party, the operation of any of these provisions could adversely affect the results of operations and financial condition of the combined company.

The integration of the Offeror and Lundin may not occur as planned.

The anticipated benefits of the Offer will depend in part on whether the operations, systems, management and cultures of Lundin and the Offeror can be integrated in an efficient and effective manner and the timing and manner of completion of a Compulsory Acquisition or Subsequent Acquisition Transaction. Most operational and strategic decisions, and certain staffing decisions, with respect to the combined company have not yet been made and may not have been fully identified. These decisions and the integration of the two companies will present significant challenges to management, including the integration of systems and personnel of the two companies, and special risks, including possible unanticipated liabilities, significant one-time write-offs or restructuring charges, unanticipated costs and the loss of key employees. There can be no assurance that there will be operational or other synergies realized by the combined company, or that the integration of the two companies’ operations, systems, management and cultures will be timely or effectively accomplished, or ultimately will be successful in increasing earnings and reducing costs.

Equinox will have a substantial amount of indebtedness following completion of the Offer.

Equinox will have a substantial amount of indebtedness as a result of its entering into the Bridge Facility in connection with the Offer and the incurrence of indebtedness to refinance the Bridge Facility. Equinox’s ability to make payments of the principal and interest as required by the Bridge Facility or any such other indebtedness depends upon its ability to generate cash from mining activities. If the cash generated from Equinox’s mining activities is insufficient to meet the obligations to pay interest and principal when due under the Bridge Facility or such other indebtedness, or if Equinox fails to comply with any terms or conditions thereof, the lenders thereto may exercise their rights under such indebtedness (including any security arrangements in respect thereto), which could result in a material adverse effect on Equinox. A breach of loan or lease covenants and undertakings could result in a significant loss to Equinox.

Mineral reserve and mineral resource figures pertaining to Equinox’s properties are only estimates and are subject to revision based on developing information.

Information pertaining to Equinox’s mineral reserves and mineral resources presented in the Offer to Purchase and Circular or incorporated by reference therein, are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Mineral reserve and mineral resource estimates are materially dependent on the prevailing price of minerals and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of minerals or increases in recovery costs, as well as various short-term operating factors, may cause a mining operation to be unprofitable in any particular accounting period.

The estimates of mineral reserves and mineral resources attributable to any specific property of Equinox are based on accepted engineering and evaluation principles. The estimated amount of contained minerals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

Equinox may be subject to significant capital requirements and operating risks associated with its expanded operations and its expanded portfolio of growth projects.

Equinox must generate sufficient internal cash flows and/or be able to utilize available financing sources to finance its growth and sustain capital requirements. If Equinox does not realize satisfactory prices for the products that Equinox produces, it could be required to raise very significant additional capital through the capital markets and/or incur significant borrowings to meet its capital requirements. These financing requirements could adversely affect Equinox’s ability to access the capital markets in the future to meet any external financing requirements Equinox might have. If there are significant delays in when these projects are completed and are producing on a commercial and consistent scale, and/or their capital costs were to be significantly higher than estimated, these events could have a significant adverse effect on Equinox’s results of operation, cash flow from operations and financial condition.

In addition, Equinox’s mining operations and processing and related infrastructure facilities are subject to risks normally encountered in the mining and metals industry. Such risks include, without limitation, environmental hazards, industrial accidents, labour disputes, changes in Laws, technical difficulties or failures, late delivery of supplies or equipment, unusual or unexpected geological formations or pressures, cave-ins, pit-wall failures, rock falls, unanticipated ground, grade or water conditions, flooding, periodic or extended interruptions due to the unavailability of materials and force majeure events. Such risks could result in damage to, or destruction of, mineral properties or producing facilities, personal injury, environmental damage, delays in mining or processing, losses and possible legal liability. Any prolonged downtime or shutdowns at Equinox’s mining or processing operations could materially adversely affect Equinox’s business, results of operations, financial condition and liquidity.

The market and listing for the Common Shares and SDRs may be affected.

The purchase of any Common Shares (including Common Shares represented by SDRs) by the Offeror pursuant to the Offer will reduce the number of Common Shares that might otherwise trade publicly, as well as the number of Shareholders and holders of SDRs, and, depending on the number of Shareholders and holders of SDRs depositing and the number of Common Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Common Shares and SDRs held by the public. After the purchase of the Common Shares under the Offer, it may be possible for Lundin to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province or territory of Canada, in Sweden or in any other jurisdiction in which it has an insignificant number of shareholders.

The rules and regulations of the TSX and the OMX establish certain criteria that, if not met, could lead to the delisting of the Common Shares from the TSX and the SDRs from the OMX. Among such criteria are the number of shareholders, the number of shares publicly held and the aggregate market value of the shares publicly held. Depending on the number of Common Shares purchased pursuant to the Offer, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and that the SDRs would fail to meet the criteria for continued listing on the OMX. If this were to happen, the Common Shares and the SDRs could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares and the SDRs. The Offeror intends to cause Lundin to apply to delist the Common Shares from the TSX and to delist the SDRs from the OMX as soon as practicable after the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

After the consummation of the Offer, Lundin would become a majority-owned subsidiary of the Offeror and the Offeror’s interests could differ from that of the Shareholders.

After the consummation of the Offer, the Offeror would have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Lundin’s constating documents and approving mergers or sales of Lundin’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Common Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such a right of acquisition, to integrate Lundin and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or an affiliate of the Offeror to acquire all Common Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror’s interests with respect to Lundin may differ from those of any remaining minority Shareholders who do not deposit their Common Shares.

The combination of the Offeror and Lundin may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Common Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or Subsequent Acquisition Transaction. A Compulsory Acquisition or Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Common Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Common Shares. There is no assurance that a Compulsory Acquisition or Subsequent Acquisition Transaction can be completed without Shareholders exercising dissent rights in respect of substantial number of Common Shares, which could result in the requirement to make a substantial cash payment that could have an adverse effect on the Offeror’s financial position and liquidity.

The Offer is conditional upon, among other things, the receipt of consents and approvals from governments that could delay completion of the Offer or impose conditions that could result in an adverse effect on the business or financial condition of the Offeror.

The Offer is conditional upon, among other things, the Offeror having obtained all government or regulatory consents, authorizations, waivers, permits, reviews, orders, rulings, decisions, approvals or exemptions (including those of any stock exchange or other securities regulatory authorities) that are necessary or desirable to complete the Offer and the acquisition of Common Shares and to issue and list on the TSX, the ASX and the OMX the Offeror Shares issued pursuant to the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction. A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditions in the approvals could have an adverse effect on the business, financial condition or results of operations of the Offeror.

The Offeror may not realize the benefits of the combined company’s new projects.

As part of its strategy, the Offeror will continue its efforts to develop new projects and will have an expanded portfolio of such projects as a result of the combination with Lundin. A number of risks and uncertainties are associated with the development of these types of projects, including political, regulatory, design, construction, labour, operating, technical and technological risks, uncertainties relating to capital and other costs and financing risks.

The Offeror may be subject to significant operating risks associated with its expanded operations and its expanded portfolio of projects.

The level of production and capital and operating cost estimates relating to the expanded portfolio of projects, which are used in establishing ore/mineral reserve estimates for determining and obtaining financing and other purposes, are based on certain assumptions and are inherently subject to significant uncertainties. It is very likely that actual results for Equinox’s projects will differ from its current estimates and assumptions, and these differences may be material. In addition, experience from actual mining or processing operations may identify new or unexpected conditions which could reduce production below, and/or increase capital and/or operating costs above, Equinox’s current estimates. If actual results are less favourable than Equinox currently estimates, the combined company’s business, results of operations, financial condition and liquidity could be materially adversely impacted.

If there are significant delays in the completion of projects and when they commence producing on a commercial and consistent scale, and/or their capital costs are significantly higher than estimated, these events could have a significant adverse effect on Equinox’s results of operations, cash flow from operations and financial condition.

The issuance of a significant number of Offeror Shares and a resulting “market overhang” could adversely affect the market price of Offeror Shares after the take-up of Common Shares under the Offer.

If all of the Common Shares are tendered to the Offer, a significant number of additional Offeror Shares will be available for trading in the public market. The increase in the number of Offeror Shares may lead to sales of such shares or the perception that such sales may occur, either of which may adversely affect the market for, and the market price of, Offeror Shares. Moreover, in the event that any Shareholder holding a significant percentage of Common Shares tenders its Common Shares to the Offer in exchange for Offeror Shares, such Shareholder will hold a significant percentage of Offeror Shares after such take-up. The potential that such a Shareholder may sell its Offeror Shares in the public market (commonly referred to as “market overhang”), as well as any actual sales of such Offeror Shares in the public market, could adversely affect the market price of the Offeror Shares.

Risks Specific to the Jabal Sayid Project

Production may vary from estimates.

Equinox has prepared estimates of future production and future production costs for the Jabal Sayid project. No assurance can be given that production estimates will be achieved. These production estimates are based on, among other things: the accuracy of mineral reserve and resource estimates; the accuracy of assumptions regarding ground conditions and physical characteristics of ores, such as hardness and presence or absence of particular metallurgical characteristics; and the accuracy of estimated rates and costs of mining and processing.

Actual production may vary from estimates for a variety of reasons, including, among other things: actual ore mined varying from estimates of grade, tonnage, dilution, metallurgical and other characteristics; short-term operating factors relating to the mineral reserves, such as the need for sequential development of ore bodies and the processing of new or different ore grades; risk and hazards associated with mining; natural phenomena, such as inclement weather conditions, underground floods, earthquakes, pit wall failures and cave-ins; and unexpected labour shortages or strikes. Failure to achieve production estimates could have an adverse impact on our future cash flows, earnings, results of operations and financial condition.

Development of the Jabal Sayid project may be delayed.

There can be no assurance that Equinox will be able to complete the development of the Jabal Sayid project on time or to budget due to, among other things, changes in the scope of the project, delays in the installation of the plant and equipment and cost overruns, or that Equinox’s personnel, systems procedures and controls will be adequate to support the operation.

Approvals in Bariq may not be obtained.

There can be no guarantee of obtaining the final regulatory approvals associated with Equinox’s acquisition of the remaining 30% interest in Bariq. If Equinox is unable to complete the acquisition, Equinox will be required to fund 100% of the equity contributions to project capital for an equity ownership of only 70%.

Saudi Arabian laws, regulations, rules, approvals, licences and permits may not be obtained or maintained.

Equinox’s activities in Saudi Arabia are subject to various laws governing prospecting, mining, development, production, foreign investment, repatriation of profits, corporate policies, taxation policies, labour standards and occupational health, mine safety, environmental policies, land use, water use, land claims of local people and other matters. Although Equinox’s activities are currently carried out in accordance with all applicable rules and regulations, no assurance can be given that new rules and regulations will not be enacted or that existing rules and regulations will not be applied in a manner which could limit or curtail production or development.

Many of the mineral rights and interests of Equinox and its activities in exploring and developing those rights and interests are subject to government approvals, licences and permits. These approvals, licences and permits are, as a practical matter, subject to the discretion of the applicable governments or governmental officials. No assurance can be given that Equinox will be successful in obtaining and maintaining any or all of the various approvals, licences and permits it requires to continue to operate in Saudi Arabia, in full force and effect without modification or revocation. To the extent these approvals are required and not obtained, Equinox may be curtailed or prohibited from continuing or proceeding with its planned exploration or development of mineral properties.

Failure to comply with applicable laws, regulations and permitting requirements may result in enforcement actions, including orders issued by regulatory or judicial authorities causing operations to cease or be curtailed, and may include corrective measures requiring capital expenditures, installation of additional equipment, or remedial actions. Parties engaged in mining operations or in the exploration or development of mineral properties may be required to compensate those suffering loss or damage by reason of the mining activities and may have civil or criminal fines or penalties imposed for violations of applicable laws or regulations.

Amendments to current laws and regulations in Saudi Arabia could have a material adverse impact on Equinox’s financial performance and the repatriation of profits, or cause increases in exploration expenses, capital expenditures or production costs or reduction in levels of production at producing properties or require abandonment or delays in the development of new mining properties.

Hostilities and political and geographical instability may adversely impact Equinox’s business and operations.

Certain of Equinox’s mineral exploration and planned development activities, including the Jabal Sayid project, are located in Saudi Arabia. Saudi Arabia is located in a geographic region which may be subject to a number of hostilities and political instability. Any outbreak of wars or other hostilities in or around this area could adversely impact on Equinox’s business and operations.

In assessing the Offer, Shareholders should also carefully review the risks described in Equinox’s annual information form dated March 15, 2010 for the year ended December 31, 2009, starting on page 38. In addition, Lundin may be subject to risks that are not applicable or material to the Offeror at the present time, but that may apply to the combined company. Risk factors relating to Lundin can be found in Lundin’s annual information form dated March 31, 2010 for the year ended December 31, 2009 filed with Canadian Securities Regulatory Authorities.

10.	Source of Funds

The Offeror’s obligation to purchase the Common Shares deposited under the Offer is not subject to any financing condition.

The maximum amount of cash payable under the Offer will be $2,378,973,645. The Offeror will finance the cash payable under the Offer through new committed credit facilities in the amount of US$3,200 million to be arranged pursuant to a binding commitment letter (the “Commitment Letter”) dated February 27, 2011 between the Offeror and Goldman Sachs Lending Partners LLC (“GS Lending Partners”), Credit Suisse Securities (USA) LLC and Credit Suisse AG, Cayman Islands Branch (together with GS Lending Partners, the “Lenders”). The Commitment Letter sets out the terms and conditions on which the Lenders have agreed to make available to the Offeror (i) a US$300 million senior secured revolving credit facility (the “Revolving Facility”) and (ii) US$3,200 million in aggregate principal amount of senior secured increasing rate loans (the “Bridge Facility” and, together with the Revolving Facility, the “Committed Facilities”).

The Revolving Facility matures on the fifth anniversary of initial utilization of the Bridge Facility or the Revolving Facility, whichever is earlier, and bears interest, at the Offeror’s option, at (a) the Lenders’ base rate plus an applicable margin of 3.00% per annum, or (b) the Lenders’ adjusted Eurodollar date plus an applicable margin of 4.00% per annum. The Revolving Facility is not available to fund the payment of consideration in the Offer and is available only for working capital and general corporate purposes and to pay certain fees and expenses in connection with the Offer.

The Bridge Facility provides Equinox with sufficient liquidity to finance the cash payable under the Offer, together with a refinancing of Equinox’s existing credit facilities and anticipated transaction costs in connection with the Offer (including payment of any applicable termination fee under the Lundin-Inmet Arrangement). The Bridge Facility matures on the sixth anniversary of initial utilization of the Bridge Facility and bears interest at interest rates varying depending on the length of time that the Bridge Facility is outstanding. The Offeror may voluntarily prepay the Bridge Facility, in whole or in part and without premium or penalty, at any time prior to the earlier of the first anniversary of initial utilization of the Bridge Facility and the occurrence of certain defined events. The Offeror intends to refinance the Bridge Facility through a combination of medium and long term debt instruments. The Offeror has no plans to undertake an equity raising as part of the refinancing of the Bridge Facility.

The funding commitments under the Committed Facilities are subject to conditions typical in commercial lending transactions of this kind, including conditions substantially reflecting the conditions of the Offer. The Offeror reasonably believes that the possibility is remote that the conditions to the funding of the Offer that are in addition to the conditions in the Offer will not be satisfied. The funding under the Committed Facilities bears interest and is subject to fees at levels customary for credit facilities of this kind. Pursuant to the Committed Facilities, the Offeror has agreed not to make any determination with respect to certain conditions of the Offer (other than any such determination that would cause such conditions to fail to be satisfied), unless each of GS Lending Partners and Credit Suisse Securities shall have made a similar determination with respect to the relevant condition exercising its reasonable judgment.

11.	Ownership and Trading in Securities of Lundin

Neither the Offeror, nor any of its affiliates, currently own any Common Shares.

No other securities of Lundin are beneficially owned, nor is control or direction exercised over any of such securities, by the Offeror or its directors or officers. To the knowledge of the Offeror, after reasonable enquiry, no other securities of Lundin are beneficially owned, nor is control or direction exercised over any of such securities, by any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror or any person acting jointly or in concert with the Offeror.

To the knowledge of the Offeror, after reasonable enquiry, neither the Offeror nor any of its directors or officers, by any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror or any person acting jointly or in concert with the Offeror, purchased or sold any securities of Lundin during the six-month period preceding the date of the Offer.

12.	Commitments to Acquire Securities of Lundin

Neither the Offeror nor, to the knowledge of the Offeror, after reasonable enquiry, any of its directors or officers, any associate or affiliate of an insider of the Offeror, any insider of the Offeror other than a director or officer of the Offeror or any person acting jointly or in concert with the Offeror, has entered into any agreements, commitments or understandings to acquire any securities of Lundin.

13.	Other Material Facts

The Offeror has no knowledge of any material fact concerning the securities of Lundin that has not been generally disclosed by Lundin, or any other matter that is not disclosed in the Circular and that has not previously been generally disclosed, and that would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

14.	Acquisition of Common Shares Not Deposited

If the Offeror takes up and pays for Common Shares deposited under the Offer, the Offeror may, at its option, enter into one or more transactions to enable the Offeror or an affiliate of the Offeror to acquire all

Common Shares not acquired under the Offer. There is no assurance that such transaction will be completed, in particular if the Offeror and its affiliates hold less than 66 2/3% of the outstanding Common Shares on a Fully-Diluted Basis following completion of the Offer.

Compulsory Acquisition

If, within 120 days after the date of the Offer, the Offer has been accepted by holders of not less than 90% of the issued and outstanding Common Shares, on a Fully-Diluted Basis, other than Common Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates and associates (as such terms are defined in the CBCA), and the Offeror acquires such deposited Common Shares under the Offer, the Offeror intends to acquire the Common Shares not deposited under the Offer on the same terms as the Common Shares acquired under the Offer pursuant to the provisions of Section 206 of the CBCA (a “Compulsory Acquisition”).

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) of such proposed acquisition on or before the earlier of 60 days from the date of termination of the Offer and 180 days from the date of the Offer to each holder of Common Shares who did not accept the Offer and each person who subsequently acquires any such Common Shares (in each case, a “Dissenting Offeree”) and to the Director under the CBCA. Within 20 days of giving the Offeror’s Notice, the Offeror must pay or transfer to Lundin the consideration the Offeror would have to pay or transfer to the Dissenting Offerees if they had elected to accept the Offer, to be held in trust for the Dissenting Offerees. In accordance with Section 206 of the CBCA, within 20 days after receipt of the Offeror’s Notice, each Dissenting Offeree must send the certificates representing the Common Shares held by such Dissenting Offeree to Lundin and must elect either to transfer such Common Shares to the Offeror on the terms of the Offer or to demand payment of the fair value of such Common Shares held by such holder by so notifying the Offeror within 20 days after the Dissenting Offeree receives the Offeror’s Notice. A Dissenting Offeree who does not within 20 days after the Dissenting Offeree receives the Offeror’s Notice notify the Offeror that the Dissenting Offeree is electing to demand payment of the fair value of the Dissenting Offeree’s Common Shares is deemed to have elected to transfer such Common Shares to the Offeror on the same terms that the Offeror acquired Common Shares from holders who accepted the Offer. If a Dissenting Offeree has elected to demand payment of the fair value of such Common Shares, the Offeror may apply to a court having jurisdiction to hear an application to fix the fair value of such Common Shares of such Dissenting Offeree. If the Offeror fails to apply to such court within 20 days after it made the payment or transferred the consideration to Lundin referred to above, the Dissenting Offeree may then apply to the court within a further period of 20 days to have the court fix the fair value. If there is no such application made by the Dissenting Offeree within such period, the Dissenting Offeree will be deemed to have elected to transfer such Common Shares to the Offeror on the terms that the Offeror acquired Common Shares from Shareholders who accepted the Offer. Any judicial determination of the fair value of the Common Shares could be more or less than the amount paid pursuant to the Offer.

The foregoing is a summary only of the right of Compulsory Acquisition which may become available to the Offeror and is qualified in its entirety by the provisions of Section 206 of the CBCA. Section 206 of the CBCA is complex and may require strict adherence to notice and timing provisions, failing which a Dissenting Offeree’s rights may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 206 of the CBCA should consult their legal advisors.

See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”, for a discussion of the tax consequences to Shareholders in the event of a Compulsory Acquisition.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Common Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Common Shares not deposited under the Offer, including causing one or more special meetings to be called of the then Shareholders to be called to consider an amalgamation, statutory arrangement, capital reorganization, amendment to its articles, consolidation or other transaction involving the Offeror and/or an affiliate of the Offeror and Lundin and/or the Shareholders for the purpose of Lundin becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in amount to and in the same form as that payable under the Offer.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including the number of Common Shares acquired pursuant to the Offer. If after taking up Common Shares under the Offer the Offeror owns at least 66 2/3% of the outstanding Common Shares on a Fully-Diluted Basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a Fully-Diluted Basis pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Common Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Common Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Common Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions”. However, if the Subsequent Acquisition Transaction is a “business combination”, the “related party transaction” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of Lundin for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provisions of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or exemptions therefrom, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek waivers pursuant to MI 61-101 exempting Lundin and the Offeror or one or more of its affiliates, as appropriate) from the valuation requirements of MI 61-101. An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided herein). The Offeror expects that these exemptions will be available.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the provisions of the CBCA and Lundin’s constating documents may require the approval of 66 2/3% of the votes cast by holders of the outstanding Common Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Common Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” shareholders will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than (i) the Offeror (other than in respect of Common Shares acquired pursuant to the Offer as described below), (ii) any “interested party” (within the meaning of MI 61-101), (iii) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of their directors or senior officers and (iv) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons. MI 61-101 also provides that the Offeror may treat Common Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed not later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the consideration paid under the Offer; and (c) the Shareholder who tendered such Common Shares to the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer, (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer, or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Common Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Common Shares. The Offeror currently intends that the consideration offered for Common Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to, and in the same form as, the consideration paid to Shareholders under the Offer (provided that, in calculating the value of the consideration offered in any Subsequent Acquisition Transaction, each Offeror Share shall be deemed to be at least equal in value to each Offeror Share offered under the Offer) and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Common Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Common Shares. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Common Shares. The fair value so determined could be more or less than the amount paid per Common Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

Whether or not a Subsequent Acquisition Transaction will be proposed, and the details of any such Subsequent Acquisition Transaction, including, without limitation, the timing of its implementation and the consideration to be received by the minority holders of Common Shares, will necessarily be subject to a number of considerations, including the number of Common Shares acquired pursuant to the Offer. Although the Offeror may propose a Compulsory Acquisition or a Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Common Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Lundin, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding

Common Shares in accordance with applicable Laws, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or propose a Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Laws, purchasing additional Common Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise, or from Lundin. Subject to applicable Laws, any additional purchases of Common Shares could be at a price greater than, equal to, or less than the price to be paid for Common Shares under the Offer and could be for cash, securities and/or other consideration. Alternatively, the Offeror may take no action to acquire additional Common Shares, or, subject to applicable Laws, may either sell or otherwise dispose of any or all Common Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the price paid for Common Shares under the Offer. See Section 12 of the Offer to Purchase, “Market Purchases and Sales of Common Shares”.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See Section 18 of the Circular, “Certain Canadian Federal Income Tax Considerations”, and Section 19 of the Circular, “Certain United States Federal Income Tax Considerations”. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “— Subsequent Acquisition Transaction” above.

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

15.	Agreements, Commitments or Understandings

There are (a) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of Lundin, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, and (b) no agreements, commitments or understandings made or proposed to be made between the Offeror and any securityholder of Lundin relating to the Offer.

There are no agreements, commitments or understandings between the Offeror and Lundin relating to the Offer and the Offeror is not aware of any agreement, commitment or understanding that could affect control of Lundin.

16.	Regulatory Matters

Except as discussed below, to the knowledge of the Offeror, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of the Offeror for the consummation of the transactions contemplated by the Offer, except for such authorizations, consents, approvals and filings the failure to obtain or make which would not, individually or in the aggregate, prevent or materially delay consummation of the transactions contemplated by the Offer. In the event that the Offeror becomes aware of other requirements, it will make reasonable commercial efforts to satisfy such requirements at or prior to the Expiry Time, as such time may be extended.

Securities Regulatory Matters

The distribution of the Offeror Shares under the Offer is being made pursuant to statutory exemptions from the prospectus and dealer registration requirements under applicable Canadian securities Laws. While the resale of Offeror Shares issued under the Offer is subject to restrictions under the securities Laws of certain Canadian provinces and territories, Shareholders in such provinces and territories generally will be able to rely on statutory exemptions from such restrictions.

The distribution of the Offeror Shares to residents of Sweden (other than ‘qualified investors’ within the meaning of the Swedish Financial Instruments Trading Act) under the Offer pursuant to a Swedish prospectus will require the approval and registration of such Swedish prospectus with the FSA. The Offer is conditional on, among other things, such receipt and approval or the announcement by the Offeror that the Offer may be otherwise extended to residents of Sweden. See Section 4 of the Offer to Purchase, “Conditions of the Offer”.

The Offeror Shares issuable pursuant to the Offer have not been and will not be registered under the U.S. Securities Act or any state securities Laws, and such Offeror Shares will be issued in reliance upon the exemption from the registration requirements of the U.S. Securities Act provided by Rule 802 thereunder. The Offeror will furnish to the SEC a Form CB in respect of the offer and sale of such Offeror Shares. The Offeror Shares issuable pursuant to Rule 802 will be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act to the same extent and proportion that the Common Shares tendered by Shareholders on the Take-Up Date are restricted securities. Accordingly, if a Shareholder deposits Common Shares under the Offer that bear a U.S. Securities Act restrictive legend, any Offeror Shares issued to such Shareholder in exchange for such Common Shares shall also bear a U.S. Securities Act restrictive legend. In addition, Offeror Shares acquired by affiliates of the Offeror may be resold pursuant to a subsequent registration statement under the U.S. Securities Act, in accordance with the requirements of Rule 144 or outside the United States pursuant to Regulation S under the U.S. Securities Act. In general, an affiliate for this purpose is an officer or director of the Offeror or, if the Offer is completed, a Shareholder who beneficially owns more than 10% of the outstanding Offeror Shares.

The foregoing discussion is only a general overview of certain requirements of the U.S. Securities Act that are applicable to the exercise and resale of the Offeror Shares received pursuant to the Offer and resale of the Offeror Shares. All Shareholders who receive such securities are urged to consult with counsel to ensure that the resale of their securities complies with applicable securities legislation.

The Offer is being made in compliance with applicable Canadian and U.S. rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

Equinox has applied for certain technical relief in connection with NI 43-101 arising from the fact that one of the “qualified person” authors of the current technical report for the Lumwana mine dated April 21, 2009 has recently retired.

Stock Exchange Listing Requirements

Equinox shareholder approval is required in connection with the Offer by the rules and regulations of the TSX. In connection with the Offer, Equinox expects to issue up to approximately 379 million Offeror Shares, representing approximately 43% of the Offeror Shares outstanding on a non-diluted basis immediately prior to the completion of the Offer. Pursuant to the listing rules of the TSX, a listed company is generally required to obtain shareholder approval in connection with an acquisition transaction where the number of securities issued or issuable in payment of the purchase price for the acquisition exceeds 25% of the number of securities of the listed issuer which are outstanding, on a non-diluted basis, prior to the date of closing of the transaction. In order for the Offer to be completed, Equinox shareholders must approve a special resolution authorizing the issuance of the Offeror Shares to be delivered as consideration under the Offer.

Equinox has applied to the TSX to list the Offeror Shares that will be issued to Shareholders in connection with the Offer. Equinox will also make an application to the ASX for quotation of the Offeror Shares underlying CDIs. In each case, listing will be subject to our fulfillment of all of the applicable listing requirements.

Other

Equinox understands that the concession agreement governing the Neves-Corvo mine includes a provision requiring that an application be made to the Portuguese government in respect of a prospective indirect change of control of the Lundin Portuguese subsidiary holding the concession, with approval not to be unreasonably delayed, suspended or refused. Equinox accordingly intends to seek the consent of the Portuguese government in connection with the Offer.

17.	Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer

The purchase of Common Shares (including Common Shares represented by SDRs) by the Offeror under the Offer will reduce the number of Common Shares that might otherwise trade publicly and will reduce the number of Shareholders and holders of SDRs and, depending on the number of Common Shares acquired by the Offeror, could materially adversely affect the liquidity and market value of any remaining Common Shares and SDRs held by the public.

The rules and regulations of the TSX and the OMX establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Common Shares from the TSX and of the SDRs from the OMX. Depending on the number of Common Shares purchased by the Offeror under the Offer or otherwise, it is possible that the Common Shares would fail to meet the criteria for continued listing on the TSX and that the SDRs would fail to meet the criteria for continued listing on the OMX. If this were to happen, the Common Shares and SDRs could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Common Shares or SDRs. If the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, the Offeror intends to cause Lundin to apply to delist the Common Shares from the TSX and to delist the SDRs from the OMX as soon as practicable after completion of the Offer and any Compulsory Acquisition or any Subsequent Acquisition Transaction. If the Common Shares are delisted from the TSX and the SDRs are delisted from the OMX, the extent of the public market for the Common Shares and SDRs and the availability of price or other quotations would depend upon the number of Shareholders or holders of SDRs, the number of Common Shares and SDRs publicly held and the aggregate market value of the Common Shares and SDRs publicly held at such time, the interest in maintaining a market in Common Shares and SDRs on the part of securities firms, whether Lundin remains subject to public reporting requirements in Canada or Sweden and other factors.

After the purchase of the Common Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Lundin may cease to be subject to the public reporting and proxy solicitation requirements of the CBCA, securities Laws of the provinces and territories of Canada and the securities Laws of Sweden. Furthermore, it may be possible for Lundin to request the elimination of the public reporting requirements of any jurisdiction where a small number of Shareholders or holders of SDRs may reside. Subsequent to the completion of the Offer, if the Offeror proceeds with a Compulsory Acquisition or a Subsequent Acquisition Transaction, and if permitted by applicable Laws, the Offeror intends to cause Lundin to cease to be a reporting issuer under the securities Laws of each province and territory of Canada where it is a reporting issuer and under the Laws of Sweden.

The Common Shares are not currently registered under the U.S. Exchange Act or listed or quoted on a stock exchange in the United States. Accordingly, Lundin does not file periodic reports under the U.S. Exchange Act with the SEC.

18.	Certain Canadian Federal Income Tax Considerations

In the opinion of Osler, counsel to the Offeror in connection with the Offer, the following summary describes the principal Canadian federal income tax considerations generally applicable to a beneficial owner of Common Shares who sells Common Shares pursuant to the Offer or otherwise disposes of Common Shares pursuant to certain transactions described under the heading “— Acquisition of Common Shares Not Deposited” and who, for the purposes of the Income Tax Act (Canada) and the Income Tax Regulations (collectively, the “Tax Act”), and at all relevant times, holds the Common Shares as capital property and both deals at arm’s length, and is not affiliated, with Lundin and the Offeror (a “Holder”). Generally, the Common Shares will be capital property to a Holder provided the Holder does not hold those Common Shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is not applicable to persons holding SDRs, persons holding Options, SARs or other rights to acquire Common Shares, or persons who acquired Common Shares on the exercise of employee stock options, and all such persons should consult their own tax advisors in this regard. In addition, this summary is not applicable to a shareholder that is a “financial institution” (as defined in the Tax Act for the purposes of the mark-to-market rules), to a shareholder that is a “specified financial institution” as defined in the Tax Act, to a shareholder who has made an election under the functional currency rules in Section 261 of the Tax Act or to a shareholder an interest in which is a “tax shelter investment” as defined in the Tax Act. Such persons should consult their own tax advisors.

This summary is based on the current provisions of the Tax Act and on counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) published in writing prior to the date hereof. This summary also takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Proposed Amendments”) and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in Law or administrative policies or assessing practice, whether by legislative, regulatory, administrative or judicial action or decision, nor does it take into account or consider other federal or any provincial, territorial or foreign tax considerations, which may differ from the Canadian federal income tax considerations described herein.

This summary does not take into account the Income Tax Application Rules applicable to Holders who have held Common Shares continuously since before 1972 (or are deemed to have done so under those rules) and those shareholders should consult their own tax advisors.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Consequently, shareholders should consult their own tax advisors for advice concerning the income tax consequences to them of disposing of their Common Shares under the Offer, a Compulsory Acquisition or a Subsequent Acquisition Transaction, and any other consequences to them of such transactions under Canadian federal, provincial, territorial or local tax Laws and under foreign tax Laws, having regard to their own particular circumstances.

Holders Resident in Canada

The following portion of this summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty is, or is deemed to be, resident in Canada (a “Resident Holder”).

Certain Resident Holders whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, be entitled to make (or may have already made) an irrevocable election in accordance with subsection 39(4) of the Tax Act to have Common Shares and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Holder in the taxation year in which such election is made, and in all subsequent taxation years, deemed to be capital property.

Disposition of Common Shares Pursuant to the Offer

Exchange of Common Shares for Offeror Shares and/or Cash — No Tax Election

A Resident Holder whose Common Shares are exchanged for cash or for cash and Offeror Shares pursuant to the Offer and who does not make a valid Tax Election jointly with the Offeror with respect to the exchange, will be considered to have disposed of the Common Shares for proceeds of disposition equal to the aggregate of the cash received on the exchange and the fair market value, as at the time of the exchange, of the Offeror Shares (if any) received on the exchange. As a result, the Resident Holder will generally realize a capital gain (or capital loss) to the extent that such proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base of the Resident Holder’s Common Shares immediately before the exchange. See “— Taxation of Capital Gains and Capital Losses” below for a general discussion of the treatment of capital gains and capital losses under the Tax Act.

The cost to the Resident Holder of any Offeror Shares acquired on the exchange will equal the fair market values, as at the time of the exchange, of the Common Shares disposed of by such Resident Holder, less the amount of cash received on the exchange. If the Resident Holder separately owns other Offeror Shares as capital property at that time, the adjusted cost base of all Offeror Shares owned by the Resident Holder as capital property immediately after the exchange will be determined by averaging the cost of the Offeror Shares acquired on the exchange with the adjusted cost base of those other Offeror Shares.

Exchange of Common Shares for Offeror Shares and Cash — Tax Election

The following applies to a Resident Shareholder who is an Eligible Holder. An Eligible Holder who receives cash and Offeror Shares under the Offer and who elects the Rollover Option in the Letter of Transmittal may obtain a full or partial tax deferral in respect of the disposition of Common Shares as a consequence of filing with the CRA (and, where applicable, with a provincial tax authority) of a joint election made by the Eligible Holder and the Offeror (the “Tax Election”) under subsection 85(1) of the Tax Act (or, in the case of a partnership, under subsection 85(2) of the Tax Act provided all members of the partnership jointly elect) and the corresponding provisions of any applicable provincial tax legislation.

So long as, at the time of the disposition, the adjusted cost base to an Eligible Holder of the holder’s Common Shares equals or exceeds the amount of any cash received as a result of such disposition by such holder, the Eligible Holder may select an Elected Amount so as to not realize a capital gain for the purposes of the Tax Act on the exchange. The “Elected Amount” means the amount selected by an Eligible Holder, subject to the limitations described below, in the Tax Election to be treated as the Eligible Holder’s proceeds of disposition of the Common Shares.

In general, where an election is made, the Elected Amount must comply with the following rules:

(a)	the Elected Amount may not be less than the amount of cash received by the Eligible Holder as a result of the disposition;

(b)	the Elected Amount may not be less than the lesser of the adjusted cost base to the Eligible Holder of the Common Shares disposed of, determined at the time of the disposition, and the fair market value of the Common Shares at that time; and

(c)	the Elected Amount may not exceed the fair market value of the Common Shares at the time of the disposition.

Where an Eligible Holder and the Offeror make an election that complies with the rules above, the tax treatment to the Eligible Holder generally will be as follows:

(a)	the Common Shares will be deemed to have been disposed of by the Eligible Holder for proceeds of disposition equal to the Elected Amount;

(b)	if the Elected Amount is equal to the aggregate of the adjusted cost base to the Eligible Holder of the Common Shares, determined at the time of the disposition, and any reasonable costs of disposition, no capital gain or capital loss will be realized by the Eligible Holder;

(c)	to the extent that the Elected Amount exceeds (or is less than) the aggregate of the adjusted cost base of the Common Shares to the Eligible Holder and any reasonable costs of disposition, the Eligible Holder will in general realize a capital gain (or capital loss); and

(d)	the aggregate cost to the Eligible Holder of the Offeror Shares acquired as a result of the disposition will be equal to the amount, if any, by which the Elected Amount exceeds the amount of cash received by the Eligible Holder as a result of the disposition, and such cost will be averaged with the adjusted cost base of all other Offeror Shares held by the Eligible Holder immediately prior to the disposition for the purpose of determining thereafter the adjusted cost base of each Offeror Share held by such Eligible Holder.

The Offeror has agreed to make a Tax Election pursuant to subsection 85(1) or subsection 85(2) of the Tax Act (and any similar provision of any provincial tax legislation) with an Eligible Holder at the amount determined by such Eligible Holder, subject to the limitations set out in subsection 85(1) or subsection 85(2) of the Tax Act (or any applicable provincial tax legislation).

A tax instruction letter providing certain instructions on how to complete the Tax Election forms may be obtained from the Depositary and Information Agent by checking the appropriate box on the Letter of Transmittal and delivering the Letter of Transmittal to the Depositary and Information Agent at or before the Expiry Time with the procedures set out in Section 3 of the Offer to Purchase, “Manner of Acceptance — Letter of Transmittal”.

In order to make a Tax Election, an Eligible Holder must provide the necessary information in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Expiry Time. The information will include the number of Common Shares transferred, the consideration received and the applicable Elected Amount for the purposes of such election. Subject to the information complying with the provisions of the Tax Act (and any applicable provincial income tax Law), a copy of the election form containing the information provided will be signed by the Offeror and returned to the Eligible Holder for filing with the CRA (or the applicable provincial tax authority). Each Eligible Holder is solely responsible for ensuring the Tax Election is completed correctly and filed with the CRA (and any applicable provincial tax authorities) by the required deadline.

The Offeror will make a Tax Election only with an Eligible Holder, and at the amount selected by the Eligible Holder subject to the limitations set out in the Tax Act (and any applicable provincial tax legislation). Neither the Offeror nor Lundin will be responsible for the proper completion or filing of any election form and the Eligible Holder will be solely responsible for the payment of any late filing penalty. The Offeror agrees only to execute any election form containing information provided by the Eligible Holder which complies with the provisions of the Tax Act (and any applicable provincial tax Law) and to return such election form to the Eligible Holder for filing with the CRA (and any applicable provincial tax authority). At its sole discretion, the Offeror may accept and execute an election form that is not received within the 90 day period; however, no assurances can be given that the Offeror will do so. Accordingly, all Eligible Holders who wish to make a joint election with the Offeror should give their immediate attention to this matter. With the exception of execution of the election form by the Offeror, compliance with the requirements for a valid Tax Election will be the sole responsibility of the Eligible Holder making the election. Accordingly, none of the Offeror, Lundin or the

Depositary and Information Agent will be responsible or liable for taxes, interest, penalties, damages or expenses resulting from the failure by anyone to provide information necessary for the taxes, interest, penalties, damages or expenses resulting from the failure by anyone to provide information necessary for the election in accordance with the procedures set out in the tax instruction letter, to properly complete any election or to properly file it within the time prescribed and in the form prescribed under the Tax Act (or the corresponding provisions of any applicable provincial tax legislation).

In order for the CRA (and where applicable the provincial revenue authorities) to accept a Tax Election without a late filing penalty being paid by an Eligible Holder, the election form must be received by such revenue authorities on or before the day that is the earliest of the days on or before which either the Offeror or the Eligible Holder is required to file an income tax return for the taxation year in which the disposition occurs. The Offeror’s 2011 taxation year is scheduled to end on December 31, 2011, although the Offeror’s taxation year could end earlier as a result of an event such as an amalgamation, and its tax return is required to be filed within six months from the end of the taxation year. Eligible Holders are urged to consult their own advisors as soon as possible respecting the deadlines applicable to their own particular circumstances. However, regardless of such deadlines, information necessary for an Eligible Holder to make a Tax Election must be received by the Offeror in accordance with the procedures set out in the tax instruction letter no later than 90 days after the Expiry Time.

Any Eligible Holder who does not ensure that information necessary to make an election has been received in accordance with the procedures set out in the tax instruction letter on or before 90 days after the Expiry Time will not be able to benefit from the tax deferral provisions of the Tax Act (or the corresponding provisions of any applicable provincial tax legislation). Accordingly, all Eligible Holders who wish to enter into a Tax Election with the Offeror should give their immediate attention to this matter. The instructions for requesting a tax instruction letter are set out in the Letter of Transmittal. Eligible Holders are referred to Information Circular 76-19R3 and Interpretation Bulletin IT-291R3 issued by the CRA for further information respecting the Tax Election. Eligible Holders wishing to make the Tax Election should consult their own tax advisors. The comments herein with respect to the Tax Election are provided for general assistance only. The law in this area is complex and contains numerous technical requirements.

Taxation of Capital Gains and Capital Losses

Generally, a Resident Holder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. A Resident Holder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized in a taxation year from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains for a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of a Common Share or an Offeror Share by a Resident Holder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Holders to whom these rules may be relevant should consult their own advisors.

A Resident Holder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, is liable for tax, a portion of which may be refundable, on investment income, including taxable capital gains realized, interest and dividends received or deemed to be received in respect of the Common Shares (but not dividends or deemed dividends that are deductible in computing taxable income).

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to statutory rights of purchase under section 206 of the CBCA. The tax consequences to a Resident Holder of a disposition of Common Shares in such circumstances generally will be as described under the heading “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and/or Cash — No Tax Election” above or “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and/or Cash — Tax Election” above, as the case may be, unless a Resident Holder exercises the right to go to court for a determination of fair value in a Compulsory Acquisition and is entitled to receive the fair value of the Holder’s Common Shares. In this case, the proceeds of disposition for the Resident Holder’s Common Shares will be the amount (other than interest) determined by the court. The Resident Holder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered. The Offeror may propose an amalgamation, arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction. It is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a Resident Holder except in very general terms. However, the tax consequences of a Subsequent Acquisition Transaction may differ from those arising on the sale of Common Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. For example, a Resident Holder may, as a result of a Subsequent Acquisition Transaction, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Resident Holder.

Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, the Common Shares may cease to be listed on the TSX following the completion of the Offer. Resident Holders are cautioned that, if the Common Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX) and Lundin ceases to be a “public corporation” for purposes of the Tax Act, the Common Shares will not be qualified investments for trusts governed by registered retirement savings plans, registered retirement income funds, registered education savings plans, registered disability savings plans, deferred profit sharing plans and tax-free savings accounts (“TFSA”). Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Holding and Disposing of Offeror Shares

A Resident Holder will be required to include in computing its income for a taxation year any dividends received (or deemed to be received) on the Offeror Shares. In the case of a Resident Holder that is an individual

(other than certain trusts), such dividends will be subject to the gross-up and dividend tax credit rules applicable to taxable dividends received from taxable Canadian corporations, including the enhanced gross-up and dividend tax credit applicable to any dividends designated by the Offeror as eligible dividends in accordance with the provisions of the Tax Act. A dividend received (or deemed to be received) by a Resident Holder that is a corporation will generally be deductible in computing the corporation’s taxable income.

A Resident Holder that is “private corporation”, as defined in the Tax Act, or any other corporation controlled, whether because of a beneficial interest in one or more trusts or otherwise, by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts), will generally be liable to pay a refundable tax of 33 1/3% under Part IV of the Tax Act on dividends received (or deemed to be received) on the Offeror Shares to the extent such dividends are deductible in computing the Resident Holder’s taxable income for the taxation year.

The disposition or deemed disposition of Offeror Shares by a Resident Holder will generally result in a capital gain (or capital loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the holder of those shares immediately before the disposition. See “— Disposition of Common Shares Pursuant to the Offer — Taxation of Capital Gains and Capital Losses” above for a general description of the treatment of capital gains and losses under the Tax Act.

Eligibility for Investment

Offeror Shares will be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan, registered retirement income fund, deferred profit sharing plan, registered education savings plan, registered disability savings plan or a TFSA, at any particular time, provided that, at that time, the Offeror Shares are listed on a “designated stock exchange” (which currently includes the TSX) or the Offeror is a “public corporation” as defined in the Tax Act.

Notwithstanding that an Offeror Share may be a qualified investment for a TFSA, a holder of a TFSA will be subject to a penalty tax with respect to an Offeror Share held in the TFSA if such share is a “prohibited investment” for the TFSA (within the meaning of the Tax Act). An Offeror Share will generally be a prohibited investment for a TFSA if the holder of the TFSA does not deal at arm’s length with the Offeror for purposes of the Tax Act or the holder of the TFSA has a “significant interest” (as defined in the Tax Act) in the Offeror or in a corporation, partnership or trust with which the Offeror does not deal at arm’s length for purposes of the Tax Act.

Holders Not Resident in Canada

This portion of this summary is generally applicable to a Holder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). This portion of the summary is not applicable to Non-Resident Holders that are insurers carrying on an insurance business in Canada and elsewhere.

Disposition of Common Shares Pursuant to the Offer

Exchange of Common Shares for Offeror Shares and/or Cash — No Tax Election

A Non-Resident Holder whose Common Shares are exchanged for cash or for cash and Offeror Shares pursuant to the Offer, and who does not make a valid Tax Election jointly with the Offeror with respect to the exchange, will be considered to have disposed of those Common Shares for proceeds of disposition equal to the aggregate of the cash received on the exchange and the fair market value, as at the time of the exchange, of the Offeror Shares (if any) received on the exchange. A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of the Common Shares pursuant to the Offer unless such shares are or are deemed to be “taxable Canadian property” (as defined in the Tax Act) and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

Generally, a Common Share will not be “taxable Canadian property” to a Non-Resident Holder at a particular time provided that such share is listed on a “designated stock exchange” as defined in the Tax Act (which includes the TSX) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Holder, persons with whom the Non-Resident Holder did not deal at arm’s length, or the Non-Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Lundin, and (ii) more than 50% of the fair market value of the Common Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property to the Non-Resident Holder. Non-Resident Holders whose Common Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Even if the Common Shares are taxable Canadian property to a Non-Resident Holder, a taxable capital gain or an allowable capital loss resulting from the disposition of the Common Shares will not be included in computing the Non-Resident Holder’s income for purposes of the Tax Act provided that the Common Shares constitute “treaty-protected property”, as defined in the Tax Act. Common Shares owned by a Non-Resident Holder will generally be treaty-protected property at the time of the disposition if the gain from the disposition of such shares would, because of an applicable income tax treaty to which Canada is a signatory, be exempt from tax under the Tax Act.

Exchange of Common Shares for Offeror Shares and Cash — Tax Election

In the event that Common Shares constitute taxable Canadian property but not treaty-protected property to a particular Non-Resident Holder, then the Non-Resident Holder will be an Eligible Holder and may require the Offeror to jointly execute for filing with the CRA a Tax Election for the purpose of allowing the Eligible Holder to achieve a full or partial income tax deferral for Canadian federal income tax purposes. The Offeror will be required to execute the form and send it to the Eligible Holder only if the Eligible Holder complies with the requirements set forth under “Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and Cash — Tax Election” on the same basis as if the Non-Resident Holder were a Resident Holder thereunder. If the Eligible Holder complies with those requirements, generally the exchange may occur on a fully or partially income tax-deferred basis as described above under “Holders Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and Cash — Tax Election” on the same basis as if the Non-Resident Holder were a Resident Holder thereunder.

The Offeror Shares that such Eligible Holders receive as partial consideration for the Common Shares will be deemed to be taxable Canadian property. Non-Resident Holders who are Eligible Holders should consult their own tax advisors in this regard.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to statutory rights of purchase under section 206 of the CBCA.

A Non-Resident Holder whose Common Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares by way of a Compulsory Acquisition.

If a Common Share is not listed on a designated stock exchange at the time of disposition, it will be taxable Canadian property to a Non-Resident Holder if, at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Common Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). In addition, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

A Non-Resident Holder whose Common Shares are taxable Canadian property for purposes of the Tax Act may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Common Shares by way of a Compulsory Acquisition unless the Common Shares constitute treaty-protected property or a valid Tax Election is made in respect of the disposition of Common Shares by the Non-Resident Holder. See “Holders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and/or Cash — No Tax Election” or (if a valid Tax Election is made) “Holders Not Resident in Canada — Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and/or Cash — Tax Election”.

Where interest is paid or credited to a Non-Resident Holder in connection with a Compulsory Acquisition, the Non-Resident Holder will not be subject to Canadian withholding tax on such interest under the Tax Act provided that the Non-Resident Holder deals at arm’s length with the payor at the time of such payment or credit.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares.

The tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered. The Offeror may propose an amalgamation, arrangement, reorganization, consolidation, recapitalization, reclassification, continuance or other transaction. It is not possible to comment as to the tax treatment of a Subsequent Acquisition Transaction to a Non-Resident Holder except in very general terms. However, the tax consequences of a Subsequent Acquisition Transaction may differ from those arising on the sale of Common Shares under the Offer and will depend on the particular form and circumstances of such alternative transaction. For example, a Non-Resident Holder may, as a result of a Subsequent Acquisition Transaction, realize a capital gain or capital loss, be deemed to receive a dividend or incur both results. No opinion is expressed herein as to the tax consequences of any such alternative transaction to a Non-Resident Holder.

Dividends, including deemed dividends, paid or credited to a Non-Resident Holder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding to which the Non-Resident Holder is entitled under any applicable income tax convention. For example, under the convention between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Holder who is a U.S. resident for purposes of, and who is entitled to benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Non-Resident Holders should consult their own tax advisors for advice with respect to the income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Potential Delisting

As described in Section 17 of the Circular, “Effect of the Offer on the Market for and Listing of Common Shares and Status as a Reporting Issuer”, Common Shares may cease to be listed on the TSX (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Holders who do not dispose of their Common Shares pursuant to the Offer are cautioned that Common Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Holder, if at any time within the 60-month period immediately preceding the disposition, more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, Canadian resource properties (as defined in the Tax Act), timber resource properties (as defined in the Tax Act), and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Common Shares could be deemed to be taxable Canadian property.

If the Common Shares are taxable Canadian property of the Non-Resident Holder at the time of their disposition and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act, the Non-Resident Holder may be subject to tax under the Tax Act in respect of any capital gain realized on the disposition. Furthermore, if the Common Shares are not listed on a recognized stock exchange at the time of their disposition and are not “treaty-protected property” of the Non-Resident Holder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Holder with the result that, among other things, unless the Offeror has received a clearance certificate, pursuant to section 116 of the Tax Act, relating to the disposition of a Non-Resident Holder’s Common Shares, the Offeror may deduct or withhold 25% from any payment made to the Non-Resident Holder and will remit such amount to the Receiver General on account of the Non-Resident Holder’s liability for tax under the Tax Act.

Non-Resident Holders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

Holding and Disposing of Offeror Shares

Dividends paid or deemed to be paid to a Non-Resident Holder on Offeror Shares will be subject to non-resident withholding tax at the rate of 25% unless the rate is reduced under the provisions of an applicable tax treaty. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Holder who is a U.S. resident for purposes of, and who is entitled to benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax is generally reduced to 15%. A Non-Resident Holder will generally not be liable to Canadian income tax on a disposition or deemed disposition of Offeror Shares unless the Non-Resident Holder’s Offeror Shares are, or are deemed to be, taxable Canadian property to the Non-Resident Holder at the time of disposition and the Non-Resident Holder is not entitled to relief under an applicable tax treaty.

19.	Certain United States Federal Income Tax Considerations

United States Internal Revenue Service Circular 230 Notice: To ensure compliance with Internal Revenue Service Circular 230, Shareholders are hereby notified that: (i) any discussion of United States federal tax issues contained or referred to in this Circular or in any document referred to herein is not intended or written to be used, and cannot be used by Shareholders, for the purpose of avoiding penalties that may be imposed on them under the United States Internal Revenue Code of 1986, as amended; (ii) such discussion is written for use in connection with the promotion or marketing of the transactions or matters addressed herein; and (iii) Shareholders should seek advice based on their particular circumstances from an independent tax advisor.

In the opinion of Osler, the following is a summary of certain material U.S. federal income tax consequences generally applicable to a disposition of Common Shares pursuant to the Offer by a U.S. Holder who sells or exchanges such Common Shares to the Offeror pursuant to the Offer as currently contemplated and to the acquisition, ownership, and disposition of Offeror Shares.

This summary is not intended to constitute a complete description of all the potential U.S. federal income tax consequences that may apply to a U.S. Holder as a result of disposing of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences applicable to such holder. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any U.S. Holder. Each U.S. Holder should consult its own independent tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences of disposing of their Common Shares pursuant to the Offer and the acquisition, ownership and disposition of the Offeror Shares.

No ruling from the Internal Revenue Service (“IRS”) has been requested, or will be obtained, regarding the U.S. federal income tax consequences described below. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions described in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the positions described in this summary.

Scope of this Disclosure

Authorities

This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, published IRS rulings, judicial decisions, published administrative positions of the IRS, and the Convention, in each case, as in effect and available as of the date of this Circular. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive basis. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation or regulations.

U.S. Holders

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Common Shares or a beneficial owner of Offeror Shares who acquires such Offeror Shares pursuant to the Offer, as applicable, that, for U.S. federal income tax purposes, is (a) an individual who is a citizen or resident of the U.S., (b) a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any state in the U.S. or the District of Columbia, (c) an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income, or (d) a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Non-U.S. Holders

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of Common Shares or a beneficial owner of Offeror Shares who acquires such Offeror Shares pursuant to the Offer, as applicable, other than a U.S. Holder. Except as explicitly set forth below, this summary does not address the U.S. federal income tax consequences to Non-U.S. Holders arising from and relating to the Offer nor the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer. Accordingly, Non-U.S. Holders should consult their own tax and investment advisors regarding the U.S. federal, U.S. state and local and foreign tax consequences (including the potential application of and operation of any tax treaties) arising from the matters described above.

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax consequences applicable to U.S. Holders that are subject to special provisions under the Code, including the following U.S. Holders: (a) U.S. Holders that are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) U.S. Holders that are financial institutions, insurance companies, real estate investment trusts, or regulated investment companies; (c) U.S. Holders that are dealers in securities or currencies or U.S. Holders that are traders in securities that elect to apply a mark-to-market accounting method; (d) U.S. Holders that have a “functional currency” other than the US dollar; (e) U.S. Holders subject to the alternative minimum tax provisions of the Code; (f) U.S. Holders that own the Common Shares or Offeror Shares, as applicable, as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position; (g) U.S. Holders that acquired the Common Shares through the exercise of employee stock options or otherwise as compensation for services; (h) U.S. Holders that hold the Common Shares or the Offeror Shares, as applicable, other than as a capital asset within the meaning of Section 1221 of the Code; (i) U.S. expatriates; and (j) U.S. Holders that own, or have owned, directly, indirectly or constructively, 10% or more of the voting securities of Lundin (or, following the completion of the Offer, Equinox). U.S. Holders that are subject to special provisions under the Code, including U.S. Holders described above, should consult their own independent tax advisor regarding the U.S. federal, U.S. state and local, and foreign tax consequences arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds Common Shares or Offeror Shares, as applicable, the U.S. federal income tax consequences to such partnership and the partners of such partnership generally will depend on the activities of the partnership and the status of such partners. Owners of entities that are classified as partnerships for U.S. federal income tax purposes should consult their own tax and investment advisors regarding the U.S. federal income tax consequences arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer.

Tax Consequences Not Addressed and Assumptions

This summary does not address any U.S. federal income tax consequences applicable to holders of Options, SARs or SDRs. In addition, this summary does not address the U.S. gift, inheritance, estate, state, local or non-U.S. tax consequences to U.S. Holders of the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer. Any holder that is among the class of persons described in the preceding sentences should consult its own tax advisor regarding the U.S. federal, estate, state, local and foreign tax consequences arising from and relating to the disposition of their Common Shares pursuant to the Offer or the acquisition, ownership and disposition of Offeror Shares received pursuant to the Offer.

Disposition of Common Shares Pursuant to the Offer

Exchange of Common Shares for Offeror Shares and/or Cash

The Offeror believes that any cash received by a U.S. Holder pursuant to the Offer will be treated as attributable to the disposition of such U.S. Holder’s Common Shares and will not be characterized as a dividend under certain U.S. tax principles. Accordingly, a U.S. Holder whose Common Shares are exchanged for Offeror Shares and/or cash pursuant to the Offer as currently contemplated generally will recognize gain or loss on the sale or exchange of the Common Shares equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s adjusted tax basis in such Common Shares. The amount realized in such sale or exchange will equal the amount of any cash received plus the fair market value at the time of the exchange of any Offeror Shares received. See “— Currency Translation” below for a discussion of the result of payments with respect to such sale or exchange being made in Canadian dollars. As a result, subject to the discussion “U.S. Anti-Deferral Regimes — PFIC Regime” below, if a U.S. Holder accepts and participates in the Offer as the Offer is currently contemplated:

(a)	the U.S. Holder will generally recognize gain or loss in an amount equal to the difference, if any, between (i) the fair market value of any Offeror Shares received by such U.S. Holder pursuant to the Offer plus the amount of any cash received and (ii) the adjusted tax basis of the U.S. Holder in the Common Shares exchanged therefor;

(b)	the U.S. Holder’s tax basis in any Offeror Shares acquired in exchange for Common Shares pursuant to the Offer will equal the fair market value of the Offeror Shares on the date of receipt; and

(c)	the U.S. Holder’s holding period for any Offeror Shares acquired in exchange for Common Shares pursuant to the Offer will begin on the day after the date of receipt.

The gain or loss described in paragraph (a) above generally will be U.S. source capital gain or loss, and will be long-term capital gain or loss if the Common Shares have been held for more than one year, subject to the discussion “U.S. Anti-Deferral Regimes — PFIC Regime” below. Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. The long-term capital gains of a U.S. Holder that is a corporation as reduced by the capital losses of such corporation are taxed with other income at ordinary rates. Deductions for capital losses and net capital losses are subject to complex limitations.

Disposition of Common Shares Pursuant to a Compulsory Acquisition

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Compulsory Acquisition”, the Offeror may, in certain circumstances, acquire Common Shares not deposited pursuant to the Offer pursuant to Section 206 of the CBCA. The tax consequences to a U.S. Holder of a disposition of Common Shares in such circumstances generally will be as described under the heading “— Disposition of Common Shares Pursuant to the Offer — Exchange of Common Shares for Offeror Shares and/or Cash”.

U.S. Holders should consult their own tax advisors for advice with respect to the U.S. federal income tax consequences to them of having their Common Shares acquired pursuant to a Compulsory Acquisition.

Disposition of Common Shares Pursuant to a Subsequent Acquisition Transaction

As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, if the Offeror does not acquire all of the Common Shares pursuant to the Offer or by means of a Compulsory Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Common Shares. As described in Section 14 of the Circular, “Acquisition of Common Shares Not Deposited — Subsequent Acquisition Transaction”, it is the Offeror’s current intention that the consideration offered under any Subsequent Acquisition Transaction would be equal in value to, and in the same form as, the consideration offered under the Offer.

The tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder will depend upon the exact manner in which the Subsequent Acquisition Transaction is carried out and the consideration offered, and may be substantially the same as or materially different from those described herein for U.S. Holders who dispose of their Common Shares pursuant to the Offer. Accordingly, it is not possible to definitively comment as to the tax treatment of a Subsequent Acquisition Transaction to a U.S. Holder.

U.S. Holders should consult their own tax advisors for advice with respect to the U.S. federal income tax consequences to them of having their Common Shares acquired pursuant to a Subsequent Acquisition Transaction.

U.S. Anti-Deferral Regimes — CFC Regime

There are two regimes applicable to foreign corporations under United States federal income tax law that potentially may apply to Lundin — the “controlled foreign corporation” (“CFC”) regime and the PFIC regime. Generally, a foreign corporation is not a CFC unless more than 50% (by vote or value) of its stock is owned by “U.S. Shareholders” (generally, United States persons that own directly, indirectly, or by attribution ten percent or more of the total combined voting power of the foreign corporation). This summary assumes that Lundin is not a CFC. If Lundin was classified as a CFC, the United States federal income tax consequences summarized herein could be materially and adversely different.

U.S. Anti-Deferral Regimes — PFIC Regime

Special, generally unfavorable rules apply to the ownership and disposition of the stock of a passive foreign investment company (“PFIC”). For U.S. federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

•	at least 75% of its gross income is “passive” income (referred to as the “income test”); or

•	at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the “asset test”).

Passive income includes the following types of income:

•	dividends, royalties, rents, annuities, interest, and income equivalent to interest; and

•	net gains from the sale or exchange of property that gives rise to dividends, interest, royalties, rents, or annuities and certain gains from commodities transactions.

In determining whether it is a PFIC, the foreign corporation will be required to take into account a pro-rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least 25% by value.

Neither the Offeror nor Offeror’s counsel has undertaken to ascertain whether Lundin is treated as a PFIC. In publicly filed documents, Lundin recently indicated that it believed that it will not be classified as a PFIC during its current taxable year and was not classified as a PFIC for a preceding taxable year. Nevertheless, the determination of PFIC status is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. Consequently, no assurance can be provided that Lundin is not and has not been classified as a PFIC for any taxable year during which a U.S. Holder has held Common Shares.

If Lundin (or a Related Entity, with respect to periods Lundin is or was also a PFIC) is or has been a PFIC during a U.S. Holder’s period of ownership of Common Shares, the U.S. federal income tax consequences to a U.S. Holder on the sale of Common Shares pursuant to the Offer will depend on whether such U.S. Holder has made an election to treat Lundin or such Related Entity as a “qualified electing fund” or “QEF” under Section 1295 of the Code (a “QEF Election”) or has made a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) with respect to the U.S. Holder’s Common Shares. Lundin has not previously provided the information necessary to make a valid QEF Election. The U.S. federal income tax consequences of having made a valid Mark-to-Market Election are briefly described below. A U.S. Holder that has not made either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder”.

A Non-Electing U.S. Holder is subject to the rules of Section 1291 of the Code with respect to (a) any gain recognized on the sale or other taxable disposition of Common Shares and (b) any “excess distribution” (generally, a U.S. Holder’s ratable portion of distributions in any year which is greater than 125% of the average annual distribution received by such U.S. Holder in the shorter of the three preceding years of that U.S. Holder’s holding period) paid on the Common Shares. Under Section 1291 of the Code, if Lundin (or a Related Entity, with respect to periods Lundin is or was also a PFIC) is or has been a PFIC during a U.S. Holder’s holding period for the Common Shares, any gain recognized on the sale of the Common Shares pursuant to the Offer generally must be ratably allocated to each day of a Non-Electing U.S. Holder’s holding period for the Common Shares. The amount of any such gain allocated to the taxable year of disposition (or to a year prior to the first year in which Lundin was a PFIC), if any, will be taxed for U.S. federal income tax purposes as ordinary income. The amounts allocated to any other taxable year will be subject to U.S. federal income tax at the highest rate of tax applicable to ordinary income in each such year, and an interest charge will be imposed on the tax liability for each such year, calculated as if such tax liability had been due for each such year. A Non-Electing U.S. Holder that is not a corporation must treat any such interest paid as “personal interest”, which is not deductible.

If a valid Mark-to-Market Election is made by a U.S. Holder, the rules described above with respect to a Non-Electing U.S. Holder generally do not apply (although the rules above may be implicated if the Mark-to-Market Election has not been in place throughout all of the U.S. Holder’s holding period for its Common Shares). A U.S. Holder who has made a Mark-to-Market Election includes in income each year as ordinary income an amount equal to the increase in value of its Common Shares for that year or claims a deduction for any decrease in value (but only to the extent of previous Mark-to-Market gains). Determining the U.S. federal income tax consequences of a sale of a U.S. Holder’s Common Shares is complex and fact-specific for a U.S. Holder who has a Mark-to-Market Election in place, and such U.S. Holder should consult its own legal counsel or accountant concerning the tax consequences to the U.S. Holder on a sale of Common Shares.

The PFIC rules are extremely complex and may have a significant adverse effect on the U.S. federal income tax consequences of the Offer to a U.S. Holder. Accordingly, U.S. Holders should consult their independent tax advisors regarding the possible classification of Lundin or a Related Entity as a PFIC, the potential effect of the PFIC rules to such holder, as well as the availability and effect of any election that may be available under the PFIC rules, in each case, having regard to such holder’s particular circumstances.

Consequences of Holding Offeror Shares

Distributions

Subject to the discussion below under “— Status of the Offeror as a PFIC”, the gross amount of any distribution made to a U.S. Holder of cash or property, other than certain distributions, if any, of Offeror Shares distributed pro-rata to all U.S. Holders of Offeror Shares with respect to such U.S. Holder’s Offeror Shares, before reduction for any Canadian taxes withheld therefrom, will be includible in such U.S. Holder’s income as dividend income to the extent such distributions are paid out of the Offeror’s current or accumulated earnings and profits as determined under United States federal income tax principles. Subject to the discussion below under “— Status of the Offeror as a PFIC”, in taxable years beginning before January 1, 2013, individuals who are U.S. Holders generally will be taxed on such distributions at the lower rates applicable to long-term capital gains. Such dividends will not be eligible for the dividends received deduction generally allowed to corporate U.S. Holders. Subject to the discussion below under “— Status of the Offeror as a PFIC”, to the extent, if any, that the amount of any distribution by the Offeror exceeds the Offeror’s current and accumulated earnings and profits as determined under United States federal income tax principles, it will be treated first as a tax-free return of the U.S. Holder’s adjusted tax basis in the Offeror’s Shares and thereafter as capital gain. The Offeror does not maintain calculations of its earnings and profits under United States federal income tax principles.

The amount of any distribution of property other than cash will be the fair market value of such property on the date of distribution.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax on dividends received by such Non-U.S. Holder on its Offeror Shares unless such Non-U.S. Holder conducts a trade or business in the United States and such income is effectively connected with that trade or business.

Sale of Exchange of Offeror Shares

Subject to the discussion below under “— Status of the Offeror as a PFIC”, a U.S. Holder generally will recognize gain or loss on the sale or exchange of Offeror Shares equal to the difference between the amount realized on such sale or exchange and such U.S. Holder’s adjusted tax basis in such Offeror Shares. Such gain or loss will be capital gain or loss. In taxable years beginning before January 1, 2013, net capital gains (i.e., capital gains in excess of capital losses) recognized by a non-corporate U.S. Holder (including an individual) on capital assets that have been held for more than one year will generally be subject to a maximum United States federal income tax rate of 15%. Deductions for capital losses are subject to certain limitations.

With respect to the sale or exchange of Offeror Shares, the amount realized generally will be the United States dollar value of the payment received determined on (1) the date of receipt of payment in the case of a cash basis U.S. Holder and (2) the date of disposition in the case of an accrual basis U.S. Holder. If the Offeror Shares are treated as traded on an “established securities market”, a cash basis taxpayer, or, if it elects, an accrual basis taxpayer, will determine the United States dollar value of the amount realized by translating the amount received at the spot rate of exchange on the settlement date of the sale.

Subject to the discussion below under “Backup Withholding Tax and Information Reporting Requirements”, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Offeror Shares unless: (a) such gain is effectively connected with the conduct of a trade or business in the United States; or (b) such Non-U.S. Holder is an individual and has been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

Status of the Offeror as a PFIC

The rules for determining whether an entity is considered a PFIC are described above in “U.S. Anti-Deferral Regimes — PFIC Regime”.

Based on a preliminary review, the Offeror believes that it will not be classified as a PFIC during its current taxable year and currently expects that status to be maintained. The determination of PFIC status, however, is fundamentally factual in nature, depends on the application of complex U.S. federal income tax rules which are subject to differing interpretations, and generally cannot be determined until the close of the taxable year in question. As a result, the Offeror’s status in the current and future years will depend on the composition of the Offeror’s gross income, the Offeror’s assets and activities in those years and the market capitalization of the Offeror as determined on the end of each calendar quarter, and there can be no assurance that the Offeror will or will not be considered a PFIC for any taxable year.

If the Offeror is or will be treated as a PFIC for any taxable year during a U.S. Holder’s holding period of Offeror Shares, the tax consequences to a U.S. Holder of ownership or disposition of Offeror Shares in such circumstances generally will be as described above in “U.S. Anti-Deferral Regimes — PFIC Regime”.

A U.S. Holder’s ownership of common shares in a PFIC generally must be reported by filing Form 8621 with the U.S. Holder’s annual U.S. federal income tax return. Every U.S. Holder who is a shareholder in a PFIC must file an annual report containing such information as may be required by the U.S. Department of the Treasury.

Each U.S. Holder should consult its own tax advisor regarding the status of the Offeror as a PFIC, the possible effect of the PFIC rules to such holder, as well as the availability of any election that may be available to such holder to mitigate adverse U.S. federal income tax consequences of holding shares in a PFIC.

Currency Translation

A U.S. Holder using the cash method of accounting who tenders and sells its Common Shares in exchange for cash and who receives payment in Canadian dollars will be considered to have realized an amount equal to the U.S. dollar value of such Canadian dollars determined at the spot Canadian dollar/U.S. dollar rate on the date payment is made. In the case of a U.S. Holder using the accrual method of accounting, the amount realized for United States federal income tax purposes generally will equal the U.S. dollar value of the Canadian dollars to which such U.S. Holder becomes entitled on the date its Common Shares are accepted for purchase by the Offeror, determined at the relevant spot exchange rate in effect on that date. Taxable dividends with respect to Offeror Shares that are paid in Canadian dollars and Canadian dollars received upon the sale, exchange or other taxable disposition of Offeror Shares will be included in the gross income of a U.S. Holder as translated into U.S. dollars calculated by reference to the exchange rate prevailing on the date of actual or constructive receipt of such Canadian dollars, regardless of whether the Canadian dollars are converted into U.S. dollars at that time. If the Canadian dollars received are not converted into U.S. dollars on the date of receipt, a U.S. Holder will have a basis in the Canadian dollars equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who receives payment in Canadian dollars and engages in a subsequent conversion or other disposition of the Canadian dollars may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally would be U.S. source income or loss for foreign tax credit purposes. U.S. Holders are urged to consult their own tax advisors concerning the U.S. tax consequences of acquiring, holding and disposing of Canadian dollars.

Foreign Tax Credit

Any tax withheld by Canadian taxing authorities with respect to distributions on Offeror Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder’s U.S. federal income tax liability or may be claimed as a deduction for U.S. federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed with respect to Offeror Shares will be foreign source income and generally will constitute “passive category income” or, in the case of certain U.S. Holders, “general category income”.

In general, for United States foreign tax credit limitation purposes, amounts received (i) with respect to the tender and sale of a U.S. Holder’s Common Shares or (ii) with respect to the disposition of Offeror Shares, in each case, that are treated as capital gains generally will be treated as income from sources within the United States. For the purposes of calculating the foreign tax credit, the income to which withholding tax arising from such sales or dispositions would be “passive category income” or “general category income”. Gains or loss from exchange rate fluctuations as described in “Currency Translation”, will generally be treated as arising from sources within the United States.

Because of the complexity of the foreign tax credit limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

Medicare Tax and Additional Reporting Requirements

For taxable years beginning after December 31, 2012, a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) such U.S. Holder’s “net investment income” for the relevant taxable year and (2) the excess of such U.S. Holder’s modified gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. Holder’s net investment income will generally include dividends and net gains from the disposition of Offeror Shares, unless such dividends or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). In addition, for taxable years beginning after March 18, 2010, certain U.S. Holders who are individuals must report information relating to an interest in “specified foreign financial assets”, including shares issued by a non-U.S. corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000, subject to certain exceptions (including an exception for ordinary shares held in custodial accounts maintained with a United States financial institution).

Penalties may be imposed for a failure to disclose such information. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of the Medicare tax and the additional reporting requirements on their ownership and disposition of Offeror Shares.

Backup Withholding Tax and Information Reporting Requirements

U.S. Holders may be subject to information reporting and backup withholding with respect to amounts received by U.S. Holders pursuant to the exchange of Common Shares for Offeror Shares and/or cash, to distributions paid on Offeror Shares, and to proceeds from the disposition of Offeror Shares. In general, a U.S. Holder will be subject to backup withholding if such holder receives a reportable payment and (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) the payor of such reportable payment is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding, or (d) fails to certify, under penalties of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding. However, certain exempt persons, such as corporations, generally are excluded from these information reporting and backup withholding rules. Any amounts withheld under the U.S. backup withholding tax rules will generally be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner. The backup withholding tax rate is 28% through the year 2012.

20.	Depositary and Information Agent

The Offeror has engaged Kingsdale as the Depositary and Information Agent to receive deposits of certificates representing Common Shares and accompanying Letters of Transmittal deposited under the Offer at its office in Toronto, Ontario specified in the Letter of Transmittal. In addition, the Depositary and Information Agent will receive deposits of Notices of Guaranteed Delivery at its office in Toronto, Ontario specified in the Notice of Guaranteed Delivery. The Depositary and Information Agent will also be responsible for giving certain notices, if required by applicable Laws, and for making payment for all Common Shares purchased by the Offeror under the Offer. The Depositary and Information Agent will also facilitate book-entry transfers of Common Shares. The Depositary and Information Agent will receive reasonable and customary compensation from the Offeror for its services in connection with the Offer, will be reimbursed for certain out-of-pocket expenses and will be indemnified against certain liabilities, including liabilities under securities Laws and expenses in connection therewith.

21.	Financial Advisors and Soliciting Dealer Group

The Offeror has retained Goldman Sachs and TD Securities to act as financial advisors to the Offeror with respect to the Offer. The Offeror has engaged the services of TD Securities as Dealer Manager to solicit acceptances of the Offer. The Offeror will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, and has also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer.

TD Securities may form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Industry Regulatory Organization of Canada and members of the TSX to solicit acceptances of the Offer from persons who are resident in Canada. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer”.

The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Common Shares a fee of $0.05 for each Common Share deposited by or on behalf of a beneficial owner of Common Shares resident in Canada and taken up by the Offeror pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than $85 and not more than $1,500, provided that at least 1,000 Common Shares are deposited per beneficial Shareholder. For greater certainty, no solicitation fee will be paid if the Offer is withdrawn or terminated and no Common Shares are taken up thereunder. The Offeror will not pay any fee with respect to deposits of Common Shares held for the Dealer Manager’s own account or Common Shares tendered by employees, officers and directors, and former officers and directors of Lundin and its subsidiaries or persons related to or controlled by such persons. Where Common Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Common Shares. Claims for solicitation fees shall be made no later than 30 days following the expiry of the Offer.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Common Shares directly with the Depositary and Information Agent or if they make use of the services of a Soliciting Dealer to accept the Offer. Shareholders should contact the Dealer Manager, the Depositary and Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Common Shares with the Depositary and Information Agent.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Common Shares under the Offer; provided that the Offeror may make other arrangements with additional soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer period if it considers it appropriate to do so.

22.	Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission or price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to the Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

23.	Legal Matters

The Offeror is being advised in respect of certain matters concerning the Offer by, and the opinions contained under “Canadian Federal Income Tax Considerations” and “United States Federal Income Tax Considerations” have been provided by, Osler, Hoskin & Harcourt LLP, Canadian and United States counsel to the Offeror. As of the date hereof, the partners and associates of Osler, Hoskin & Harcourt LLP, as a group, beneficially owned directly or indirectly less than 1% of the issued and outstanding securities of Lundin or the Offeror.

24.	Directors’ Approval

The contents of the Offer to Purchase and the Circular have been approved, and the sending of the Offer to Purchase and Circular to the Shareholders and holders of Options or SARs has been authorized, by the board of directors of the Offeror.

CERTIFICATE OF EQUINOX MINERALS LIMITED

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: March 7, 2011

(Signed) “Craig R. Williams”		(Signed) “Michael Klessens”
President & Chief Executive Officer		Vice President, Finance & Chief Financial Officer
On behalf of the board of directors

(Signed) “Brian Penny”		(Signed) “Peter Tomsett”
Director		Director

I

AUDITORS’ CONSENT

We have read the Circular of Equinox Minerals Limited (the “Company”) furnished with the Company’s Offer dated March 7, 2011 to purchase all of the issued and outstanding Common Shares of Lundin Mining Corporation. We have complied with Canadian generally accepted standards for an auditor’s involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned Offer to Purchase and Circular of our report to the shareholders the Company on the consolidated balance sheets of the Company as at December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, prepared in accordance with Canadian generally accepted accounting principles. Our report is dated March 10, 2010.

Perth, Australia	(signed) “PricewaterhouseCoopers”
March 7, 2011	Chartered Accountants

II

AUDITORS’ CONSENT

The Board of Directors of Equinox Minerals Limited.

We have read the Bid Circular of Equinox Minerals Limited dated March 7, 2011 relating to the offer to purchase all of the outstanding common shares of Lundin Mining Corporation. We have complied with Canadian generally accepted standards for auditor’s involvement with offering documents.

We consent to the incorporation in the above-mentioned Bid Cicular of our report to the directors of Citadel Resource Group Limited on the consolidated balance sheet of Citadel Resource Group Limited as at June 30, 2010, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows for the year ended June 30, 2010. Our report is dated August 31, 2010 except for Note 28 and 31 which are dated March 4, 2011.

Melbourne, Australia	(signed) “BDO Audit (NSW-VIC) Pty Ltd”
March 7, 2011	Chartered Accountants

III

CONSENT OF LEGAL ADVISOR

TO: The Directors of Equinox Minerals Limited.

We hereby consent to the reference to our name and opinion contained under “Certain Canadian Federal Income Tax Considerations” and “Certain United States Federal Income Tax Considerations” in the Circular accompanying the Offer dated March 7, 2011 made by Equinox Minerals Limited to the holders of common shares of Lundin Mining Corporation.

Toronto, Canada	(signed) “Osler, Hoskin & Harcourt LLP”
March 7, 2011

IV

SCHEDULE A

DESCRIPTION OF THE JABAL SAYID PROJECT

The technical information in this section regarding the Jabal Sayid project (“Jabal Sayid” or the “Project”) is summarized or extracted from the “Technical Report for Jabal Sayid Project, Equinox Minerals Limited” dated March 7, 2011 (the “Jabal Sayid Technical Report”) prepared by Mike Thomas, Peter Stoker, AMC Consultants Pty Ltd (“AMC”), and John Hearne and Neil Inwood, Coffey Mining Pty Ltd. (“Coffey”). Each of Messrs. Thomas, Stoker, Hearne and Inwood is a “Qualified Person” as such term is defined in NI 43-101. Portions of the information are based on assumptions, qualifications and procedures which are not fully described in this document. In addition, certain technical terms used in this section are described in the Glossary to the Jabal Sayid Technical Report. Reference should be made to the full text of the Jabal Sayid Technical Report, which is available for review on the System for Electronic Documents Analysis and Retrieval (SEDAR) located at www.sedar.com and on Equinox Minerals Limited’s (“Equinox”) website, www.equinoxminerals.com. The following abbreviations are used in this Schedule A:

Abbrev.	Definition	Abbrev.	Definition
Ag	chemical symbol for silver	m3/s	cubic metre per second
As	chemical symbol for arsenic	m3/t	cubic metre per tonne
Au	chemical symbol for gold	Ma	million years
AUD	Australian Dollar	ML	Mining License
AusIMM	Australian Institute of Mining and Metallurgy	mm	millimetre
BRGM	Bureau de Recherches Geologiques	MOU	Memorandum of Understanding
C	Celsius	Mpa	mega pascals
CAD	Canadian Dollar	mRL	relative level in metres
CAF	cemented aggregate fill	MPMR	Ministry of Petroleum and Mineral Resources
cm	centimetre	Mt	million tonnes
CMCl	Central Mining Investment Limited	Mtpa	million tonnes per annum
CRF	cemented rock fill	MW	megawatt
CRM	certified reference material	NQ	diamond drill core with a diameter of 47.6mm
CRU	CRU Group	NQ2	diamond drill core with a diameter of 50.6mm
Cu	chemical symbol for copper	oz	troy ounce
DB	dry bulb	PFS	Pre-Feasibility Study
DDH	diamond drill hole	PME	Presidency of Meteorology and Environmental Protection
DEE	diesel exhaust emissions	ppb	parts per billion
DFS	Definitive Feasibility Study	ppm	parts per million (equivalent of g/t)
DMMR	Deputy Ministry of Mineral Resources	PQ	diamond drill core with a diameter of 85.0mm
dmt	dry metric tonne	QA	Quality Assurance
dmtpa	dry metric tonne per annum	QC	Quality Control
ECRA	Electricity and Co-Generation Regulatory Authority	QP	Qualified Person
EL	Exploration License	RAB	rotary air blast drilling
EM	electro magnetic (geophysical survey)	RC	reverse circulation drilling
ESIA	Environment and Social Impact Assessment	RL	reduced level or relative level
EUR	Euros	ROM	run of mine
Fe	chemical symbol for iron	s	second
g	grams	S	chemical symbol for sulphur
g/t	grams per tonne	SAR	Saudi Arabian Riyal
HCIS	High Commission for Industrial Security	SLOS	Sub Level Open Stoping
HQ	diamond drill core with a diameter of 63.5mm	t	tonne

Abbrev.	Definition	Abbrev.	Definition
JPY	Japanese Yen	tkm/hr	tonne kilometre per hour
kg	kilogram	tpa	tonnes per annum
km	kilometre	tph	tonnes per hour
km2	square kilometre	VHMS	volcanic hosted massive sulphide
kt	kilotonnes	VMS	volcanic massive sulphide
lb	pound Av	WAN	wide area network
ICP-AES	emission spectrophotometric technique	wmt	wet metric tonne
LHD	load-haul-dump	wmtpa	wet metric tonne per annum
LOM	life of mine	ZAR	South African Rand
m	metre	Zn	chemical symbol for zinc
M	million	µm	One millionth of a metre
m3	cubic metre

Property Description and Location

The Project comprises the exploitation of the Jabal Sayid copper gold resource in Saudi Arabia. The Jabal Sayid Project is located in the Kingdom of Saudi Arabia, 350 km north-east of Jeddah, 120 km south-east of Madinah and 35 km north of Mahd Adh Dhahab.

The Jabal Sayid project was acquired by Equinox pursuant to its acquisition of Citadel, which was completed in January 2011. For further information about the acquisition of Citadel by Equinox, please see “Recent Developments — Acquisition of Citadel Resource Group Limited”.

On 13 September 2008, the Minister of Petroleum and Mineral Resources approved the transfer of the Jabal Sayid EL to Bariq Mining Limited (“Bariq”). At that time, Bariq was a 50% owned subsidiary of Vertex Group (Middle East) WLL (“Vertex”) and Vertex was (and still is) a wholly owned subsidiary of Citadel.

On 24 May 2010 Citadel announced that the DMMR had issued the ML to Bariq.

Pursuant to an agreement dated 18 June 2010 Vertex increased its interest in Bariq to 70%. On 8 September 2010, the shareholders in Bariq entered into a share transfer agreement where the joint venture partners of Vertex agreed to sell their remaining equity interest in Bariq to Vertex such that Bariq would become a direct wholly owned subsidiary of Vertex and an indirect wholly owned subsidiary of Citadel. Approval of the share transfer from the Saudi Arabian General Investment Authority was obtained in February 2011.1

On 25 October 2010 Equinox announced a recommended takeover offer of Citadel. On 17 December 2010 Equinox declared the offer unconditional with a relevant interest of 56% in Citadel. On 6 January 2011 Equinox announced a relevant interest of 90.59% in Citadel and that it had initiated compulsory acquisition procedures under the Australian Corporations Act to acquire all remaining shares in Citadel. On 17 January 2011, Equinox announced the closure of the offer for Citadel with a relevant interest of 98.8%. The completion of the compulsory acquisition occurred during February 2011.

Permits

The major permits and licenses required to commence mining operations, and the status of each are summarized as follows.

[1]	One (1) share in Bariq (representing 0.2% of issued capital) remains legally owned by a former joint venture partner. The joint venture partner has granted Vertex a Power of Attorney over that share to facilitate a later transfer to Vertex for nil consideration.

The Mining License for the Project was granted in May 2010. A mining license allows exploitation of a mineral discovery by the holder for a renewable term of 30 years. A mining license authorizes its holder to extract raw materials by mining and quarrying and grants the licensee certain rights to enable it to conduct its operations including:

•	Produce and exploit the minerals covered by the license from the license area in accordance with the law and any conditions in the license.

•	Transport, export and sell those minerals in their original or refined forms.

•	Construct, operate and maintain all mines, buildings, plants, pipelines, refineries and waste dumps within the license area.

•

Construct the required infrastructure (railways, highways, communication systems, power plants and other facilities) necessary or suitable for achieving the purposes of exploration in the license area after obtaining written authorization from the MPMR;

•	Undertake surveys and exploration in the license area after obtaining written authorization from the MPMR; and

•	Use rock-fill, gravel, sand, and similar materials within the license area as may be required to achieve the purpose of the license.

A mining license does not give the holder the right of possession of any part of the license area and does not authorize any right not explicitly stipulated.

Under the Mining Investment Law, minerals are the exclusive property of the State but no royalties are payable. Surface rental is payable at the annual rate of SAR 10,000 per km2 for a mining license. For mining operations, imported equipment may be exempt from customs duty and the liability for income tax is currently at the rate of 20% of annual net income.

The reporting requirements for a mining license include:

•	The preparation of a feasibility study before the start of mining operations

•	Completion of an environmental and rehabilitation plan

•	Maintaining books of accounts and production records

•	Submission of annual progress reports

Environmental Permit

Environmental protection in Saudi Arabia is regulated by the Public Environmental Law (“Environmental Law”) and associated implementing regulations (the “Environmental Regulations”). The Presidency of Meteorology and Environmental Protection (“PME”) is the agency responsible for the application and administration of the environmental law and the environmental regulations.

The environmental law imposes a number of broad obligations on those undertaking projects such as Jabal Sayid including:

•	The use of techniques and materials that minimize the negative impact on the environment.

•	The efficient use of natural resources (including non-renewable resources).

•	The development / use of renewable resources.

The environmental regulations categorize projects into three classes according to their likely environmental impact. A mining project such as the Jabal Sayid Project is a Class III Project (projects that have a harmful environmental impact (such as mining, petrochemical and oil / gas projects)). To undertake the Project therefore, Equinox will need to obtain the PME’s consent, in the form of a PME license. This would require submitting an application to the PME that includes an environmental impact assessment.

An Environment and Social Impact Assessment (“ESIA”) was conducted by the Saudi environmental consulting firm Arensco, in conjunction with Wardell Armstrong of the UK. The ESIA was developed in accordance with Saudi Arabian National Standards and submitted to the DMMR and the PME for grant of an Environmental Permit. As a result of feedback from the PME a revised and amended ESIA is currently being prepared and is expected to be submitted by the end of May 2011. Operation, but not construction of the project is dependent on the grant of this permit.

Industrial Security Clearance Certificates

The High Commission for Industrial Security (“HCIS”) (under the Ministry of Interior) is responsible for overseeing security measures taken in relation to industrial projects. The HCIS comments on and issues clearance certificates in connection with, a project’s site plan, including the layout of buildings, storage of hazardous material (including explosives), perimetre fencing and lighting, and fire safety.

Security clearances are required for the construction and operation of the Project. Various levels of security clearance are required for different facilities depending on the security rating of the facility. It is critical the project comply with these security requirements. The application and grant of security clearances will be an ongoing aspect of project construction.

Customs and Import Duties

Bariq believes that as a holder of a ML it is eligible for certain customs and import duties exemptions (“Duties Exemptions”) in relation to its equipment, spare parts and raw materials (“Imported Goods”). Bariq is in the process of applying for Duties Exemptions, which involves compiling and submitting a list of Imported Goods to the customs authorities.

Since the process for obtaining an exemption could take up to six months, the customs authorities may permit an applicant to bring imported goods into the Kingdom subject to the applicant having paid the applicable duties which are reimbursable once the duties exemption has been issued.

Other Permits and Licenses

A temporary explosive permit sufficient to enable underground mining operations is in place.

Various other licenses and permits are likely to be required to develop and operate the Jabal Sayid Project, including separate construction permits for various facilities from the Ministry of Municipality and Rural Affairs, and permits for the generation, distribution and use of electricity.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

The Project is accessed by a high quality, multi-lane, sealed expressway from Jeddah, followed by a sealed two-lane highway to within two km of the project site. A one km unsealed track leads to the Jabal Sayid camp. The deposit is located one km north of the camp and a network of tracks provides access to all parts of the ML.

The region has a desert climate characterized by extreme heat during the day; an abrupt drop in temperature at night and slight, erratic rainfall. Because of the influence of a subtropical high-pressure system and the many fluctuations in elevation, there is considerable variation in temperature and humidity.

The two main extremes in climate are felt between the coastal lands and the interior desert regions, as follows:

•	Coastal regions: proximity to large bodies of water result in moderate temperatures (seldom above 38°C) and high humidity (85%-100%).

•

Interior desert regions: daytime temperatures are high (average summer temperature is 45°C but readings of up to 54°C are not uncommon) followed by comparatively cool nights. In the winter, the temperature seldom drops below 0°C but the almost total absence of humidity and the high wind-chill factor make a cold atmosphere. In the spring and autumn, temperatures average 29°C.

Local Climate

Jabal Sayid is located on a rocky plateau at an elevation of 1,000m. As a result, the summer temperatures are not as hot as the coastal or desert areas and the winters can be cool. There is little rainfall in the local area.

The local average diurnal temperature ranges from 3ºC to 28°C in January and 24ºC to 43°C in July, with a mean average annual temperature of 27°C. The area receives only sporadic rainfall, with annual precipitation less than 80 mm, which often occurs as short intense rainstorms that cause flash flooding along the Wadis. Madinah, which is located 150 km north-west of the Project site and at an elevation of 636m, is the closest official weather station with readily accessible data.

A comparison between the two sites most recent annual daily climate data suggests the climate at Madinah is comparable to that recorded at Jabal Sayid. The Project site has a lower daily annual average minimum air temperature and this would be expected because its higher elevation. The daily annual average maximum air temperature can be considered the same for both locations.

Topography

About 50% of the area of the Exploration License consists of flat sand-covered plains drained by wide, shallow wadis. The remainder consists of steep rocky ridges that rise up to 125 m above the plain plateau. Six broad landscape types being present in the area with the following broad characteristics:

•	Jabals — The higher rugged jabals are formed predominantly from basalt rocks, which have weathered to a dark, almost black color and are more or less devoid of significant vegetation.

•	Valleys — The mountains are incised with narrow valleys with limited or no wadis present.

•	Lower Slopes and Saddles as they extend onto the Wider Wadis — The slopes are rock strewn and have limited plant biodiversity but may support acacia species and thumam grass in small runnel areas.

•

Wider Sandy Wadis — Typically wide open areas dominated by acacia scrub and annual flora flushes following winter rains. Wider wadis with a substrate dominated by small rocks or gravels may be incised by narrower sandy wadis. The vegetation is dominated by acacia species, but in the sandy areas, perennial grasses may be present.

•

Granite outcrops — Present in the southern area and consists of large outcrops of granite emerging from the plateau. The rocks are generally smooth and wind eroded and are virtually devoid of vegetation with only occasional grasses and shrubs present where blown sand has gathered in cracks.

•

Disturbed Areas with Urbanizing or Industrializing Features — The last 40 years of exploration activities has resulted in areas of disturbed land, particularly in close proximity to the known deposits.

Existing and Proposed Project Infrastructure

Current infrastructure within the mining lease includes access roads, temporary accommodation camp, power station, communication systems, and other facilities associated with the construction of the Project. Mining activities to extend the existing exploration decline are currently taking place.

Power

It is proposed that permanent power for the Project will be provided by a 33 megawatt (“MW”) diesel fueled power station located within the Mining Lease. Average load on the station is estimated to be between 21 MW and 24 MW. Diesel requirements are estimated at 55,000 cubic metres (“m3”) per annum at a delivered cost of US$69.30/m3.

Water

Annual water demand is estimated at approximately 1,000,000 m3. It is proposed to truck water to the site from the City of Madinah, a distance of 150 km. A memorandum of understanding has been executed with the National Water Company of Saudi Arabia, for the provision of tertiary treated water from the Madinah Waste Water Treatment Plant. The cost of water delivered to site is estimated at US$7.21/m3. Consideration is also being given to construction of a pipeline from Madinah to the project. Water conservation measures proposed for the project include evaporation barriers on ponds and filtering and dry stacking of tailings. Potable water will be sourced separately and stored on-site in a potable water tank with nominally seven days storage.

Communications

The Jabal Sayid project will have connections via satellite to the Equinox group-wide area network. Voice communications will be provided by terrestrial mobile telephony and the satellite link.

Other Infrastructure

Other facilities include administration offices, workshops, warehousing, roads, laydown areas, security and explosives magazine. Provision has also been made in the project design for on-site accommodation facilities for 590 persons with additional construction capacity as required. A short section of sealed access road is planned to the site with the main highway.

It is expected that the management team will be based at Jabal Sayid, with some support functions located in a small office in Jeddah; and in a small office in Yanbu to manage concentrate shipments.

During normal operations a total workforce of 590 people is envisaged, of which approximately 290 will be contractors. During the initial phase, a Bariq workforce comprising approximately 50% Saudi nationals will be targeted, with the balance comprising experienced expatriate staff. In particular, efforts will be applied to sourcing Saudi staff, from within the local area (within 100 km to 200 km of the site). This is expected to be particularly successful for occupations such as driving (light and heavy vehicle), loader operations, security (100% Saudi) and laboratory and concentrator operators. Some people may have prior experience with other mining operations in the area.

Geology and Mineralization

The Jabal Sayid volcanic hosted massive sulphide (“VMS”) deposit is located within the Mahd Ahd Dhahab region within the Proterozoic Arabian Shield. The Arabian Shield is composed of crystalline continental crust made up of a number of separate volcanic arc terrains intruded by granite bodies and bounded by ultramafic ophiolites. These volcanic arc terrains were accreted together during the Pan African Orogeny which formed the Gondwana supercontinent. The Jabal Sayid deposit is hosted within the Nuqrah Formation which represents the upper portion of the E-W trending Hulayfah Belt interpreted to be the NE continuation of the Sharam — Shayban Belt. Jabal Sayid is a proximal VMS system, with analogous deposits uncovered at both the Avoca (Ireland) and

Mt. Lyell Mines (Tasmania). Four separate mineralized lodes are observed at Jabal Sayid (Lodes 1 to 4), confined within a north-easterly 200 m – 700 m wide corridor and traced over a 1.2 km length. Base metal and precious metal mineralization is hosted by felsic volcanic rocks, which are in turn cross-cut by hypabyssal intrusions associated with a local paleovolcanic centre. Structural analysis suggests that these lodes are restricted to the western flank of a south-west plunging anticline.

Lode 1 mineralization is predominantly a chalcopyrite stockwork overprint on a massive sulphide, predominantly pyrite, but with significant sphalerite (zinc sulphide). Lodes 2 and 4 are dominated by chalcopyrite (copper-iron sulphide) rich stockwork mineralization.

The mineralization generally dips steeply west and plunges steeply to the south.

Lode 3 is still essentially an exploration target with only two holes intersecting the zone. A recent (2009-2010) electromagnetic geophysical (“EM”) survey indicated an anomaly in the same location as the area previously drilled.

Three broad mineralization styles have been observed at Jabal Sayid:

Stockwork Stringer — These zones are characterised by strong chloritization and silicification of host volcanic rocks, with associated sulphide stringer mineralisation, comprising veins, veinlets, blebs and disseminated chalcopyrite, pyrrhotite, with lesser pyrite and sphalerite.

Massive Sulphide — With sulphide mineralology comprising over 40-50% of the given rock mass, the massive sulphide mineral assemblage includes varying quantities of pyrite, sphalerite and chalcopyrite, with minor pyrrhotite, magnetite, galena, tetrahedrite, with rare arsenopyrite and cassiterite.

Sulphide Breccia — This mineralization style is associated with late coarse grained chalcopyrite bearing structures in Lode 1. It is variably overprinted by veins, veinlets, blebs and disseminations of chalcopyrite with lesser pyrite.

Historical Exploration and Drilling

The Jabal Sayid deposit was discovered in 1965 by the Bureau de Recherches Géologiques et Minières (“BRGM”) during a regional mapping program aided significantly by the presence of ancient mining activity including multiple pits and adits, together with ore and slag dumps.

As part of a 1984-1985 Pre-Feasibility Study (the “PFS”), a bulk sample was collected and analyzed with a further 80 holes drilled within Lode 1, Lode 2 and Lode 4. Bench and pilot-scale beneficiation tests followed in addition to introductory geotechnical and ‘reverse-economic’ studies. The 1985 PFS concluded that the Jabal Sayid project was only marginally economic with prevailing metal prices. Consequently, no further work was conducted by BRGM.

In 2000, Ma’aden (the federated Saudi Mining Company) was granted an EL over the Jabal Sayid project area. A total of 11 reverse circulation (“RC”) holes were drilled into Lode 1 and Lode 2 oxide zones to test their base metal and precious metal potential. A further four diamond holes were drilled south-east of Lode 2 without significant results. While an attempt was made to re-compile much of the historic data for resource estimation purposes, Ma’aden reported an inability to recreate a reliable database for Jabal Sayid, which prevented completion of an accurate economic assessment of the Project’s viability.

Several historic tonnage and grade estimates were reported by the various parties involved up to 2001. The estimates of contained metal within these historic estimates were varied dependent on the criteria used in the estimation. All the estimates resulted in considerable contained metal and demonstrated the potential for continued interest in the economics of the project.

Citadel Historical Work

Ma’aden relinquished all its base metal projects in Saudi Arabia in 2004, and in 2005 Consolidated Mining Company Investments (“CMCI”) acquired the EL. Citadel, through its Bahrain subsidiary Vertex, entered into a joint venture agreement with CMCI, which allowed it to earn a 70% interest in the Project. The joint venture was to be operated through Bariq a Limited Liability Company incorporated in Saudi Arabia. Vertex commenced field work at the Project in June 2006 to define a series of additional drill targets for re-evaluation of Lode 1, Lode 2 and Lode 4.

In January 2008, CMCI and Vertex entered into a new joint venture agreement whereby the percentage interest of Vertex in Bariq was reduced to 50% in consideration, amongst other things, of transfer of the Jabal Sayid tenement to Bariq. Having now satisfied the conditions of the joint venture, Vertex held 50% of the project through Bariq and funded the Project through completion of the DFS.

On 13 September 2008, the Minister of Petroleum and Mineral Resources approved the transfer of the Jabal Sayid EL to Bariq.

Since commencement or exploration activity in 2006, the principal resource assessment milestones included:

•	Detailed literature survey and historic project review;

•	Compilation and validation of available drillhole and trench geological and geochemical data;

•	Creation of a digital drilling database;

•	Validation of historic drillhole collars using GPS survey instrumentation;

•	Geological reconnaissance of the project area to confirm the reliability of previous mapping;

•	Drilling by Bariq of 49,496 m that has been utilized in the mineral resource estimates. This includes both surface and underground drill programs;

•	Commissioning a preliminary review and modeling of the BRGM data prior to the completion of a resource estimate (Hellmann and Schofield, 2007);

•	Compilation of a scoping study, subsequently presented as a pre-feasibility study;

•	Completion of a formal drillhole database audit;

•	Completion of an interim resource estimate (AMC, 2008);

•	Completion of an updated resource estimate for Lodes 2 and 4 (Coffey, 2009) for use in the DFS; and

•	Completion internally, of a new resource estimate incorporating new drilling data for Lode 1 primary mineralization.

Bariq Mining / Citadel Drilling

Citadel undertook both RC and diamond drilling on the project area after 2006. Fugro Drilling completed the majority of this work. RC holes were typically 113mm (approximately 4.5 inches) diameter holes. Both HQ and PQ diamond core is drilled from surface. Citadel underground diamond drilling is of NQ2 size.

Period	Company	Project Work Undertaken
1966-1974	BRMG	Extensive geophysical surveys, mapping, and surface diamond drilling. Lodes 2 & 3 discovered in 1970. Lode 4 discovered in 1972.

1974-1979	SEREM/USS	Surface drilling, mapping, and geophysical surveys.

1977-1979	Riofinex	Review of district: mapping and data compilation of regional prospects.

1980-1984	DGMR/BRMG	Two-phase underground exploration program culminating in PFS. Decision not to proceed based on marginal economics at the prevailing metal price.

1989	Teck Corporation	Data review. Made recommendation to revisit PFS with revised economic parameters prior to any major expenditure.

1997	Behre Dolbear	Agreed with Teck Corporation findings.

2001	Ma’aden	After EL granted, surface drilling, data compilation, and resource estimation. Reported an inability to recreate a reliable database and decided not to proceed.

2006	CMCI	Granted exploration licence over the Jabal Sayid area.

2008	Bariq/Citadel	Transfer of Jabal Sayid to Bariq Mining Ltd (50% Citadel owned)

Drilling and Underground Development at Jabal Sayid

Since acquiring its exploration license in 2006, Bariq has actively explored throughout the Project area. To date Bariq has completed 56,669 m of both diamond and RC drilling, consisting of 158 diamond holes for 48,216 m of drilling and 60 RC holes for 4,833 m of drilling within the project. The most of this is resource drilling defining the three mineralised lodes. A breakdown of drill types and the company who completed the drilling is shown in the following table:

Orebody	Drill Source	Type	Num Holes	Metres
Lode 1	Bariq	DDH	38	8,674
		RC	40	3,338
	BRGM	DDH	52	14,356
	Ma’aden	RC	10	876

	Total Lode 1		140	27,244

Lode 2	Bariq	DDH Surface	41	11,756
		DDH UG	8	1,236
		RC	14	1,245
	BRGM	DDH Surface	9	3,359
		DDH UG	19	2,821
	Ma’aden	RC	1	33
	Serem	DDH Surface	1	550

	Total Lode 2		93	21,000

Lode 3	BRGM	DDH Surface	7	1,912
		DDH UG	1	200

	Total Lode 3		8	2,112

Lode 4	Bariq	DDH Surface	24	11,427
		DDH UG	39	11,610
		RC	2	210
	BRGM	DDH Surface	11	6,638
		DDH UG	44	6,492
	Serem	DDH Surface	14	6,737

	Total Lode 4		134	43,114

Grand Total			375	93,470

All percussion rock chips from RC and air core drilling programs were logged at the drill site as drilling progressed. Diamond drill core was marked up at the drill site but logged in the nearby exploration camp on core racks. All data was collected on either field sheets or captured electronically into a tablet PC in Microsoft Excel for uploading into Citadel’s corporate Datashed database. All chip trays and drill core trays were photographed prior to sampling and / or archiving.

Good core recovery data is recorded at Jabal Sayid for virtually all historic and current underground diamond drilling. Analysis shows that more than 97% recovery was common in fresh rock with rare zones of from 80 – 90% observed. In keeping with the local rock mass, diamond core is observed to be competent with comparatively minor clay gouge or fault zones intersected.

Sampling and Analysis

The early BRGM logging was hand recorded onto logging sheets to a very high standard with substantial graphic detail. Most of these logs were sourced by Bariq having been obtained from the Saudi Geological Survey. No core photographs exist for these holes but most of the core is on site and some has been re-logged and re-sampled.

Recent Drilling

Recent Citadel drilling has been a mixture of HQ and NQ, with the former being more dominant. Some RC drilling has been undertaken in the oxidized zone where poor recovery was associated with the diamond drilling.

Sample intervals for the diamond drilling range between one and two metres with occasional samples <1m based on geological control. Recent work by Bariq has used a diamond saw to produce a cut half core sample.

RC and air core chip samples were collected at one metre intervals across visibly mineralized zones.

Drill chips (RC and air core) were split using a Jones riffle splitter to generate three-kilogram samples, which were bagged, labeled and stored at the exploration camp prior to laboratory dispatch. Sample intervals for diamond drill core were controlled by visible mineralization and lithology and rarely exceeded 1 m in length. Drill core samples were taken up to but not across lithological contacts and obvious high grade zones were sampled separately from lower grade intervals.

Drill Sample Recovery

Good core recovery data is recorded at Jabal Sayid for virtually all historic and current underground diamond drilling. Analysis shows that > 97% recovery was common in fresh rock with rare zones of from 80 – 90% observed. In keeping with the local rock mass, diamond core is observed to be competent with comparatively minor clay gouge or fault zones intersected.

Sample Quality and Representivity

The sampling procedures adopted are consistent with industry good practice. RC field duplicates have been routinely collected and give confidence in sampling methods.

Samples have been collected such that they are representative of their respective interval and no bias has been introduced by selective sampling. Further, there are no other processing factors, which might be expected to result in any significant bias.

Many drill holes intersect the lodes at an oblique angle. While this may lead to a poor representation of geometry and grade bias for an individual drill hole, the drilling density and multiple orientations are such that no overall bias is expected but may exist on a local scale.

AMC has examined the sample intervals used as inputs to the Lodes 2 and 4 resource estimates and compared the ratio of the true width to the hole interval against the copper grade and found no evidence of bias for the input data for either Lode.

Sampling Interval Selection

Within mineralized zones, sample length was not based on lithology but rather a standardized one metre sample length. Diamond core samples did, however, terminate at major lithological boundaries. The QP considers the sample length appropriate given the style of mineralization observed at Jabal Sayid.

Sample Preparation

RC and diamond drill core sample analysis was undertaken by three (3) separate laboratories, namely Al Amri (Jeddah, Saudi Arabia), Ammtec (Perth, Australia) and SGS (Perth, Australia). Approximately 68% of samples were analyzed by Al Amri, 3% by Ammtec and 29% by SGS. All facilities are either ISO9001 certified or in the process (Ammtec) of completing this level of quality assurance certification.

Diamond drill core was cut into halves at the exploration camp with 50% retained at site as a permanent geological record. All assay material was placed in plastic bags with samples identified using a (tear-off) assay book system. The half core samples were transported under Bariq supervision.

Analyses

Samples submitted to Al Amri and SGS were analyzed for Cu, Zn, Ag, Au, Fe ±S using industry standard analytical techniques. Cu, Zn, Ag and Fe were determined by a four acid digest, followed by ICP-AES or AAS analysis (detection limit of 0.02 g/t Ag, 0.01% Cu, Fe, Zn). Sulphur determinations were completed using nominal combustion and infrared detection techniques, with a Leco Analyzer (detection limit of 0.01 % S). Gold assaying was undertaken by fire assay with an AAS finish on a 50 g aliquot (detection limit 0.01 g/t). A quartz wash was undertaken between each sample during pulverization with every 20th sample screened to monitor sample particle size.

Bulk density determinations are undertaken on all submitted diamond core samples using the water immersion method on core billets of 10 cm to 20 cm length. The samples are not sealed prior to water immersion.

Security

A Bariq geologist or geo-technician was on site supervising all Jabal Sayid drilling programs with both sample collection and processing (chips and core) under their direct control. All samples were bagged and labeled at Jabal Sayid and then transported to the Al Amri preparation facility in Bariq vehicles. Pulps sent overseas were dispatched by air freight (under normal airline security) after clearance through Saudi Arabian customs, facilitated by various shipping agents well known to Bariq staff.

Statement of Authors Opinion

AMC believes that the sample preparation, analysis and security procedures were appropriate and for the recent Bariq programs met accepted practice and is of the opinion that the data collection sampling and assaying conducted in earlier programs met industry standards at the time and for the base metal mineralization produced data that has been checked by Citadel and is satisfactory for use for resource estimation. Following recognition of issues with the historical precious metal data, Citadel undertook re-assaying programs which provided sufficient data when combined with Bariq’s recent drilling to produce a satisfactory database.

Coffey has reviewed Citadel’s sampling and assay protocols and consider them appropriate for the style of deposit mineralization. Coffey suggested that as a standard practice, field duplicates and umpire pulps be instigated at a rate of 1:20 for future drilling programs.

Data Verification

The majority of historical (pre 1985) surface drillhole collars were marked on the ground using a small concrete pillar with the drillhole number attached. In some instances, holes have the cement collar but the drillhole numbers are missing.

In 2007 all holes drilled at Jabal Sayid were surveyed under the supervision of the Saudi Comet contracting firm. This included all recent and historic surface drill collars (where the latter could be identified). Saudi Comet also set out a 50 x 50 m grid (based on the Ain al Abd ‘70 grid) and holes were registered to this grid using tape and compass.

In November 2008 Cardno Spectrum Surveys were contracted to again re-survey all collar drill collar positions.

All drillhole collar data was reviewed in 3-D by Coffey in 2009 to check for obvious erroneous collar locations prior to completion of the latest (2009) Jabal Sayid Mineral Resource estimate. No obvious errors were observed.

97% of drillholes used in the Lode 2 estimate were surveyed using a digital GPS, contractor or theodolite. The dataset is therefore expected to be accurate.

69% of the drillholes used in the Lode 4 estimate were surveyed using a digital GPS, contractor or theodolite. The remaining 29% are underground BRGM holes of unrecorded survey type (although the accuracy is expected to be reasonable due to these collars being related to the underground workings).

No verification of historical downhole data has been completed by AMC.

In May 2008, a Maxibor down-hole survey optical tool (non magnetic) was used to survey holes from recent drilling that reported inconsistent results.

Furthermore, in 2009, downhole survey data was reviewed in 3-D by Coffey in 2009 to check for obvious erroneous downhole surveys. No errors were observed.

Assay Data

No detailed documentation is available describing historical sampling and assaying techniques (and any QA/QC that was completed at the time). Remnant core is still available, however labeling on many of the core trays has degraded and it has not been possible to accurately locate many specific intervals for analytical verification purposes.

However Citadel undertook a re-sampling program of a number of SEREM holes in late 2007 and early 2008 and at the same time accessed the original SEREM well completion reports for many holes from the Saudi Geological Survey. AMC understands the re-assaying of the Serem holes, which was originally designed to replace intersection average grades which was all that was in the data base for the SEREM holes to that stage resulted in verification of the original base metal data.

A significant issue in resource estimation and hence resource reporting is the quality of the historical data, both in terms of work practices and in the manner that it was reported. The work by the BRGM was completed before the existence of the JORC Code and therefore must be considered in the context of its history and the quality of work produced by a government-controlled organization. BRGM operated to a relatively high standard including running a QA/QC program and converting hardcopy data into a digital format. According to the technical report, the BRGM have a reputation for good quality work and have a high standard of field practices.

Bariq completed a diamond drilling program during 2006 which aimed to test the validity of historical drilling data. Diamond drilling of 12 holes for 2,053 m aimed to confirm the mineralization in Lode 1 and Lode 2. This work confirmed the validity of the historical data.

Historical assay data collected by BRGM and SEREM was assessed by both Citadel and Coffey largely on the basis of a comparison between the historical and recent Citadel database. The locations of the mineralized intervals (historical versus recent) were compared along with statistics and distributions characteristics.

Historical BRGM / SEREM Cu and Zn data exhibited similar means and distribution characteristics to the Citadel data, and showed acceptable spatial correlation to the Citadel drilling. Accordingly, it was decided that the historical Cu and Zn data was acceptable for use in the 2009 Jabal Sayid Lode 2 and 4 Mineral Resource estimate completed by Coffey.

Maxwell Geoservices have been employed to host the drilling database (Datashed) and give monthly QA/QC reports throughout the drilling programme which were carefully monitored by Bariq staff.

Control standards were reported on a batch-by-batch basis with time series plots produced with ±2SD analytical thresholds and positive or negative analytical bias calculated over the given reporting period. Overall, the performance of these reference materials was found to be satisfactory by Bariq. Rare failures were not traceable across standards or given batches and isolated outliers were typically linked to errant sample labelling by field staff.

The QC programme involved the insertion of one certified reference material (CRM) standard sourced from Geostats Pty Ltd and one blank into the sampling stream every 30 samples. Clean granite from the Jabal Sayid area was used as blank material.

Mineral Resource and Reserve Estimates

Block Models

Three dimensional block models were constructed for each of the Lodes and used sub-blocking to construct mineralization and background models. Block coding was completed on the basis of the block / sub-block centroid, wherein a centroid falling within any wireframe was coded with the wireframe solid attribute.

The parent block size for each of the deposits was selected on the basis of the average drill spacing in the best drilled portions of the deposits (nominally 20 m by 20 m). Regular sub-blocking was completed to ensure adequate volume representation, but grades were estimated into parent cells. The attributes coded into the block models included the mineralization, geology, underground workings and topography. Visual reviews of the wireframe solids and the block model revealed robust flagging.

Variography

Variography was performed for Cu, Zn, Au, Ag and density variables for Zones 1-3 in Lode 2 and Zones 1-10 together with the Massive Sulphide and Chert Zones for Lode 4. The variography for the main copper domain (Zone 5) in Lode 4 was used to inform the estimates for the other copper domains. As the Chert domain generated poor variograms, results from the Massive Sulphide domain were used in their place. For Lode 1 analysis was undertaken on Cu with semi-variograms evaluated for the copper sulphide resource. The variograms were modeled as two structure spherical models for Lodes 2 and 4 and single structure spherical models for Lode 1.

Grade Estimation

An Ordinary Kriging (OK) estimation was undertaken for the copper sulphide zone in Lode 1 and Lodes 2 and 4 using grade variogram models together with a group of ancillary parameters controlling the source and selection of composite data. The sample search parameters were defined based on the variography and the data spacing and a series of sample search tests. Based upon neighborhood test results the sample search parameters were tailored to produce an optimal local estimate for the first pass.

A corroborative Inverse Distance Weighting Squared (“IDW2”) estimate was completed to test the sensitivity of the reported model to the OK interpolation parameters, with no significant differences in overall tonnes and grade observed. The Lode 1 zinc-silver rich massive sulphide zone resource was evaluated exclusively using IDW2 techniques. As noted in Section 15.3 for Lode 1 density was assigned using regression equations. Resource estimation for Lodes 2 and 4 mineralization was completed using OK on cut grades for Cu, Au, Ag and density. IDW2 check estimates were also undertaken on the Cu, Zn, Au and Ag. Grade estimation was undertaken using Micromine for Lode 1 and Surpac for Lodes 2 and 4.

A three-pass search strategy with hard boundaries was used for all the modeled zones. This strategy was applied to each domain applying progressively expanded sample searches to successive estimation passes and only considering blocks not previously assigned an estimate.

For Lodes 2 and 4 a density of 2.9 t/m3 was applied to any block that did not fill within the three search passes for all mineralized zones. Any non-estimated blocks within the modeled zones were given a background grade of 0.01% for Cu or Zn and 0.01 ppm for Au or Ag. For Lode 4, cross-cutting dyke material was assigned a density of 2.7 t/m3 and a grade of 0.01% for Cu or Zn, and 0.01 ppm for Au or Ag.

Relevant statistical information was recorded to enable validation and review of the OK estimates, including:

•	number of samples used per block estimate

•	average distance to samples per block estimate

•	kriging variance estimation flag

Mineral Resources

Mineral Resource estimates for Lodes 2 and 4 were prepared in 2009 by Coffey. Mr Neil Inwood, an employee of Coffey, fulfills the requirements of a Qualified Person (QP) and accepts responsibility for the estimation of these resources based on information provided by Citadel and for which Mr Peter Stoker, an employee of AMC accepts the responsibility. Mr Peter Stoker, an employee of AMC, fulfills the requirements of a QP. The Mineral Resource estimates for Lode 2 and Lode 4 are summarized by Lode and classification are summarized below:

Lodes 2 and 4 Mineral Resource Estimate (at 0.8% Cu Cut-Off)

Lode	Mineral Resource Category	Tonnes (Mt)	Cu (%)	Au (g/t)	Ag (g/t)	Contained Cu Metal (kt)
Lode 2	Measured	1.6	2.5	0.3	15	40
	Indicated	3.6	2.4	0.3	16	85
	Inferred	0.5	1.8	0.4	15	9

Lode 4	Measured	13.3	2.5	0.3	9	332
	Indicated	7.5	2.4	0.2	8	179
	Inferred	4.6	1.5	0.2	7	69

Lodes 2+4	Measured	14.9	2.5	0.3	10	373
	Indicated	11.0	2.4	0.3	11	264
	Inferred	5.1	1.5	0.2	8	78

Mineral Resource estimates were prepared by Citadel for Lode 1 in 2010 and are summarized by mineralization type and classification for Lode 1 below. AMC has reviewed the preparation of the estimates. Mr. Peter Stoker, an employee of AMC, fulfills the requirements of a QP and accepts the responsibility for the estimates. No mineral resources have been estimated for Lode 3, which is currently an exploration target.

Lode 1 Mineral Resource Estimate by Mineralization Type

Mineralization Type	Mineral Resource Category	Tonnes (Mt)	Cu (%)	Au (g/t)	Ag (g/t)	Zn (%)	Contained Copper (kt)
Upper Copper Rich Sulphide	Measured	0.9	1.9	0.5	31	1.4	17
	Indicated	1.8	1.8	0.5	30	1.4	33
	Inferred	3.7	1.7	0.4	26	1.2	62

Lower Zinc Rich Sulphide	Inferred	10.9	0.4	0.3	24	2.9	40

These Mineral Resources are reported at a 0.5% Cu cut-off for the Copper Lodes and a 1.5% Zn cut-off for the Zinc Lodes

Validation Checks

The OK estimates were reviewed visually and statistically by Coffey for Lodes 2 and 4 and by Citadel and independently by AMC for Lode 1. The reviews included the following activities:

•	Comparison of the grade estimates against the composite dataset, including weighting where appropriate to account for data clustering.

•	Visual checks of cross sections, long sections, and plans.

•	Comparison of summary plots of block grades versus composite grades (swath plots).

Alternative Cu estimates were also completed via IDW2 to test the sensitivity of the reported models to the selected OK interpolation parameters.

Mineral Reserves

Measured and Indicated Mineral Resources in Lodes 2 and 4 have been used to estimate the Mineral Reserves, based on the mining methods proposed. Given the poly-metallic nature of the mineralization and the difference in costs, recoveries and dilution rates associated with mining primary, secondary and bench stopes, no single cut-off grade can be applied to define ore. Rather, a profit algorithm was developed based on resource grades, metallurgical recoveries, metal prices, smelter terms and mining costs for the two mining methods.

A mineable resource model was produced by applying a series of algorithms to the resource block model to determine the cost, revenue and thus the profitability of each block. This notional block value was then used to create the mining envelope for stope design. Mineable envelopes were defined by flagging profitable blocks within a volume defined by minimum mining unit dimensions for the selected mining method. No Mineral Reserves have been estimated from the Lode 1 Mineral Resources.

Mineral Reserves for Lodes 2 and 4 have been prepared by Mr. John Hearne, an employee of Coffey who fulfills the requirements of a QP and accepts responsibility for the estimates. The Mineral Reserve estimates for Lodes 2 and 4 are based on a net smelter return (NSR) cut-off that equates to an average copper grade of approximately 1.1% Cu for bulk stopes and 1.3% Cu for bench stopes, which incur a higher mining cost.

Lodes 2 and 4 Mineral Reserve Estimate as at 10 December 2009

Mineral Reserve Category	Ore (Mt)	Cu (%)	Au (g/t)	Ag (g/t)	Contained Copper (kt)
Proven	15.0	2.2	0.25	8.4	330
Probable	9.4	2.2	0.25	9.5	207

Total	24.4	2.2	0.25	8.8	540	*

*	Totals do not equal the sum of the components due to rounding adjustments

Measured and Indicated Mineral Resources in Lodes 2 and 4 have been used to estimate the Mineral Reserves, based on the mining methods proposed. Given the poly-metallic nature of the mineralization and the difference in costs, recoveries and dilution rates associated with mining primary, secondary and bench stopes, no single cut-off grade can be applied to define ore. Rather, a profit algorithm was developed based on resource grades, metallurgical recoveries, metal prices, smelter terms and mining costs for the two mining methods.

Mining Operations

Prior to the DFS, a pre-feasibility study (“PFS”) evaluated six mining methods, considering an extensive range of factors including ore body characteristics, operational, environmental, cultural, economic and safety aspects. The mining method considered most appropriate for Jabal Sayid Lode 2 and Lode 4 was Sub Level Open Stoping (“SLOS”) using cemented fill and pillar recovery, with some thinner sections mined using bench stoping. The method is successfully used in mines throughout Australia and overseas and mining contractors are skilled in its execution. The method was subsequently adopted as the primary method in the DFS.

The proposed extraction sequence starts with Lode 2 and progresses to Lode 4. In general, mining starts at the top of each lode and progresses downward to a depth, which in the case of Lode 4 is about 900 m below surface. Secondary stopes (pillars) are planned to be extracted in a sequence starting at the lowest mining level of each lode and working up.

The DFS mine design envisages that sub-level open stopes will be nominally 30 m wide, 30 m to 40 m long and 100 m high, with levels for drilling and extraction spaced at 50 m intervals. A combination of in-the-hole hammer drilling equipment and more conventional top hammer drilling equipment is proposed, to enable reasonable blast hole drilling accuracy over the relatively large sub-level intervals. Conventional charging and blasting practices are proposed.

Access to the mine is via a portal and decline system. Apart from a short length of decline immediately below the portal, a twin decline system at a nominal gradient of 1:7 is proposed to a depth of approximately 300 m below surface. Below this a single decline is proposed.

Emergency egress from the mine workings is planned to be via the twin decline system, and a series of ladder equipped raises.

Mining Sequence and Schedule

The development strategy utilizes the existing decline to optimize development. Development of the Lode 4 and Lode 2 declines as well as the Lode 4 Level (1655RL) will commence from the existing decline. The priority will be to establish ramps to service both Lodes, with Lode 2 development taking preference in the initial stages. Backfill levels will be developed concurrently with production levels, as these are required soon after stope production commences. Once the upper production levels and supporting excavations have been developed, development focus will shift to extending the Lode 4 decline and extending the ventilation system.

Development rates were established by consultation with peers, contractors and the client. Base on these rates, key milestones were determined and are shown below.

Development Milestones

Milestone	Date
Award Underground Mining Contract	7 September 2010
Lode 4 development focus	March 2011
Lode 2 development ore starts	May 2011
Fresh air raise (Central)	May 2011
Join Lode 2 & 4 declines	Aug 2011
Lode 2 return air raise	Sept 2011
Fresh air raise (West)	Nov 2011
Lode 2 stoping production starts	Nov 2011
Join declines Lode 4 upper to lower	Jan 2012
Lode 2 bench stoping production starts	April 2012
Lode 4 stoping production starts	May 2012
Lode 4 backfill system commission	June 2012
Lode 4 return raise (East)	July 2012
Sustainable full production	Nov 2012

As Lode 2 is located at a shallower depth, production will start from this lode. In addition to being closer to surface, stopes in this lode will be backfilled using a dedicated CAF hole for each stope and backfilling is not dependent on completion of other stopes. Once the required development has been done, stoping will commence at the third level in Lode 4. Commencing on the third level allows primary stopes to be developed above and below the level, increasing the number of stopes available for production. The stoping process comprises the following:

•	mining a primary stope;

•	filling the primary stope;

•	allowing the backfill to cure for 28 days;

•	mining the primary stope located adjacent, overhead or underneath;

•	mining the secondary stope (once all adjacent primary and underfoot secondary stopes are backfilled);

•	filling the secondary stope; and

•	mining the secondary stope overhead (once all adjacent primary stopes are backfilled).

Adopting the sequence outlined above, primary stopes may be extracted from the top down or from the bottom up, while secondary stopes are confined to extraction from the bottom up.

The life-of-mine (“LOM”) production schedule proposed in the DFS is summarized below. The schedule envisages ore development commencing in early 2011, first stope production in late 2011, followed by an increase in production over a period of approximately 15 months to a nominal rate of 2.6 million tonnes per annum (“Mtpa”). The schedule results in the build-up of a run-of-mine surface stockpile prior to mill commissioning, originally scheduled for mid 2011. As a result of delays to the project start date, Equinox now envisages mill start-up in early 2012.

The total tonnage mined and milled represents the planned mining inventory for the Jabal Sayid project, as envisaged in the DFS. The inventory includes the published Mineral Reserves shown above, plus some Inferred Mineral Resources that Equinox believes will ultimately be converted to Mineral Reserves with further investigation and study. Mineral Reserves represent 93% of the mining inventory, with 57% of the inventory having a Proven Reserve classification and 36% a Probable Reserve classification.

The high proportion of Mineral Reserves supporting the production schedule provides a high level of confidence that the total tonnage and grade of material included in the schedule can be achieved.

DFS LOM Production Schedule

Year	Ore Mined (kt)	Ore Milled (kt)	Cu (%)	Au (g/t)	Ag (g/t)
2011	134	—	—	—	—
2012	1,785	1,919	2.73	0.38	17.33
2013	2,698	2,698	2.21	0.28	9.65
2014	2,651	2,651	2.11	0.25	8.22
2015	2,661	2,661	2.72	0.27	11.27
2016	2,638	2,638	2.15	0.23	9.67
2017	2,634	2,634	2.23	0.26	9.73
2018	2,704	2,695	2.45	0.26	8.27
2019	2,930	2,938	2.40	0.26	8.02
2020	2,643	2,643	1.98	0.20	5.20
2021	2,511	2,511	1.97	0.26	9.68
2022	751	751	1.55	0.24	7.62

Total[1]	26,740	26,740	2.27	0.26	9.42

1	Totals do not equal the sum of the components due to rounding adjustments.

Project Construction

The following provides a summary of Project construction at the end of January 2011:

•	A contract for engineering, procurement and construction management services has been awarded to SNC-Lavalin.

•

An underground mining contract has been awarded to Byrnecut Offshore and the mining capital plant and equipment work package has been awarded. Mine development to date, mostly comprises stripping and excavation of short infrastructure drives on the main ramp.

•

Temporary mine power generators have been mobilised, installed and commissioned. The contract for the temporary power generator sets has been awarded. An energy sale agreement has been completed and it is expected that the power plant will be operational in November 2011.

•	A contract for the establishment of the water treatment plant has been awarded.

•

The temporary surface contractor camp has been commissioned and the blasting police camp has been completed and is operational. Phase I of construction of the permanent accommodation village is underway.

•	The total project budget is US$315,516,059 and total cost incurred to January 2011 is US$56,980,942 of which US$8,467,209 was incurred during January 2011.

Metallurgical Testwork

Extensive test work has been undertaken throughout the long development history of the Project. During the DFS, focus was placed on testing using a master composite that closely represented the ore that was expected to be produced within the first five years of production. Testing was carried out on the variable ore types expected during the life of the mine.

Extensive test work has been undertaken by equipment suppliers and others to determine process requirements for crushing and grinding, flotation, thickening, and filtration.

In addition to metallurgical test work (by Ammtec), extensive test work was undertaken to determine unit process requirements. This was undertaken by equipment suppliers and Orway Mineral Consultants (WA) Pty Ltd and involved testing to determine requirements of the key processes of crushing and grinding, flotation, thickening and filtration.

Test work and modeling indicate production of a very clean copper concentrate of 25% copper or better, with 96% (or higher) recovery and the ability to achieve low copper tailings grades of 0.08% Cu or less — regardless of copper head grade.

Project implementation requires no further metallurgical testing. However, there is the scope for examining higher recoveries of gold and silver in a future test work program.

A program is also being developed to prepare for Lode 1 mining and processing. Technical studies will undertaken in 2011 and 2012 with a target to be stripping waste in the second half of 2012 and open cut mining and processing ore from early 2013.

Process Flow Sheet and Technology Selection

Test work and modeling indicated that unit processes were viable with readily available equipment and proven technologies. This has lead to a robust and low risk process plant design and materials selection.

Process Facilities Overview

The process plant location has been chosen to maximize benefits of proximity to the portal and minimize environmental impact. Layout of the facilities has focused on providing operability, separation of key traffic flows and minimizing capital costs, while maintaining constructability.

The process plant has been designed on the basis that mining operations are intended to deliver 2.5 million tpa, ramping up to 3.0 million tpa of copper ore at a grade varying between 2.2% Cu and 3.0% Cu to the ROM pad, which is adjacent to the crusher installation. This ore will be treated in the process plant to produce approximately 240,000 tpa of copper sulphide concentrate.

Project Construction

A contract for engineering, procurement and construction management services has been awarded to SNC-Lavalin. The total project budget is US$315,516,059 and total cost incurred to January 2011 is US$56,980,942 of which US$8,467,209 was incurred during January 2011.

Temporary mine power generators have been mobilised, installed and commissioned. The contract for the temporary power generator sets has been awarded. An energy sale agreement has been completed and it is expected that the Energy and Environmental Solutions Co. Ltd (trading as “TAAQA”) power plant will be operational in November 2011.

The underground mining contract has been awarded to Byrnecut Offshore and the Mining Capital Plant and Equipment work package has been awarded. Development is underway, mostly comprising stripping and excavation of short infrastructure drives on the main ramp. The focus for the mining team is to establish the first two raisebore sites. A temporary blasting licence has been obtained and a temporary surface magazine and permanent underground magazine has been approved and are operational.

The contract for the establishment of the water treatment plant has been awarded. Tenders have been invited for the design and construction management of the raw water loading standpipe and bids have been received. The technical valuation for bids received for water haulage from the standpipe to the mine has been completed.

HCIS approval for the security consultant and the scope of works has been completed. Approval of the Security Vulnerability Assessment (“SVA”) is expected by mid-October 2011.

The temporary surface contractor camp has been commissioned, the blasting police camp has been completed and is operational and construction of the permanent village is underway with Phase 1 now operational.

Capital Cost

The Jabal Sayid capital cost estimate has been prepared by SNC-Lavalin, using input prepared by them, Citadel and other consultants engaged by Citadel.

The DFS has been conducted and the estimate has been prepared to conform to the requirements of an SNC-Lavalin Class 3 Estimate. This class of estimate is generally used for development of a detailed Project plan and preparation of Project budget.

The expected accuracy range of a Class 3 Estimate is +15% / -10%. The accuracy of the estimate for the Jabal Sayid capital cost has been calculated by SNC-Lavalin at being approximately +15% / -6% based on a range analysis.

In November 2010, the capital cost estimate for the project was revised to include an allowance of US$10M for “Operational Readiness”, which covered the early recruitment of key personnel. The overall estimated capital cost including contingency for the Jabal Sayid Project, covering the scope of work as described in the DFS, is US$315.5M. The estimate summary is presented below.

Capital Cost Estimate Summary

Item	$M
Mining	67.8
EPCM	187.7
Owners Cost	49.9
Closure (incl Salvage)	0.8
Operational Readiness	9.3

Total Project Capital Cost	315.5

A schedule of sustaining capital items has been developed. Items included as sustaining capital include:

•	tailings storage facility expansions;

•	mobile equipment replacement;

•	the backfill plant;

•	the mill liner handler;

•	process plant sustaining capital; and

•	mining operations sustaining capital.

The total estimate for sustaining capital is US$127.7M.

Operating cost

The operating costs of the Project, estimated over its planned life of mine production from Lodes 2 and 4 are shown below.

Operating Cash Costs

Operating Cost Centre	$M	$/t of ore
Mining	628	23.50
Processing	284	10.61
Administration	135	5.05
Logistics (excl concentrate shipping)	50	1.87

Total Site Costs	1,097	41.03

The operating cost estimate has, wherever possible, been built up from Saudi Arabian costs and in Saudi Riyals. The Saudi Riyal is fixed against the US dollar (SAR:US$ = 3.75). Where conversions from other currencies are necessary these have been converted at the project standard conversion rates as set below under the heading “Economic Assumptions for DFS”.

Labour costs have been built up from first principles using the Bariq organizational chart and salaries and benefits structures which apply in Saudi Arabia. All on-costs have been built into the factored labour rates including bonuses, accommodation, allowances for vehicles and accommodation (where relevant), annual leave airfares for expatriates, Ramadan bonus for Saudis, GOSI, Zakat, training and health / medical. Salary costs and benefits have been determined based on current prevailing salary structures in Saudi Arabia for the range of positions described. These rates are currently successfully applied by Equinox and Bariq and have been derived from Bariq’s experiences in Saudi Arabia over the last five years.

Mining costs, as provided by the Coffey/GMS Consulting Group, are also built up from first principles using Saudi based cost inputs and fully-costed contractor mining rates including profit. Similarly, power supply rates are based on a firm and fully-costed bid provided by a credible in-Kingdom power provider.

Operating consumable costs, where appropriate, have been calculated using budget pricing provided by vendors and consumption rates derived from test work.

The operational staff positions have been assumed to be filled in a progressive manner, commencing in the early stages of project execution and ramping up over the first three years of production. Labour costs and other cost inputs prior to the date of first production have been included in the capital as part of the owner’s costs.

All costs presented herein are in Q4 2010 United States Dollars. Inflation has not been considered in the cash flow analysis, so all costs are nominal. Neither costs nor revenue have been escalated.

Cash-flow Model

The financial analysis conducted for the Jabal Sayid DFS was undertaken by Citadel and contract personnel. The methodology used has been consistent with industry best practice financial modeling techniques and based on planned mining and process production schedules, agreed price and economic assumptions, key consumable consumption rates and unit prices and engineered capital and operating cost estimates.

The model has been built in Microsoft Excel and is designed to be flexible and responsive to changes in economic assumptions, changes in mine production schedule volumes and timing, production grades, concentrate production schedule, concentrate production grades, capital costs, mine operating costs and processing costs.

The model produces a complete profit and loss and cash flow statement for the life of mine for the Project. The model has been designed to be fully flexible and responsive to variable mining and processing schedules, economic assumptions, tax rates, prices and ownership arrangements. It is through this model, developed specifically for Jabal Sayid, that all sensitivity work and financial analysis has been conducted. The model has been developed to provide a basis for operations management personnel to run the business once the project achieves approval. The final version was updated in August 2010.

The key economic assumptions used in the model are applied on a flat basis over the life of the mine and are detailed in below:

Key Economic Assumptions

The DFS assumed a long term gold price forecast of US$850/oz. Equinox has retained this long term price forecast.

The majority of the capital cost of developing the Project is incurred during 2010 and 2011. During this time contractors based in various geographic locations will invoice Bariq in a number of different currencies, including Australian Dollars (AUD), Canadian Dollars (CAD), Euros (EUR), Japanese Yen (JPY), Saudi Arabian Riyals (SAR) and South African Rand (ZAR). As the DFS cost estimates are being prepared in United States Dollars (US$), rates of exchange need to be assumed for the 2010-2011 period in order to translate non-US$ costs into US$.

The DFS assumed a long-term exchange rate of AUD1 = US$0.75. Equinox has retained this assumption both in their estimate of capital cost and for the cash flow model.

The principal economic assumptions in the DFS are detailed below:

Economic Assumptions for DFS

Commodity	Unit	Assumption
Copper price	US$/lb	2.00
Gold price	US$/oz	850
Silver price	US$/oz	12.00
Australian Dollar	AUD/US$	0.75
Canadian Dollar	US$/CAD	1.15
Euro	US$/EUR	0.80
Japanese Yen	US$/JPY	105
Saudi Arabian Riyals	US$/SAR	3.75

Ore and concentrate production schedules were developed by DFS mining and metallurgical team members and supporting consultants.

Key inputs and outputs of the cash flow model are summarized below. The net present value (NPV) is calculated at a discount rate equal to the weighted average cost of capital (WACC) of 10%. The project has a post tax and post gearing NPV of US$210M and an internal rate of return (IRR) of 25%.

Cash Flow Model Summary

Item	Unit	Value
Ore Milled	Mt	26.74
Copper Grade	% Cu	2.27
Gold Grade	g/t Au	0.26
Silver Grade	g/t Ag	9.42
Concentrate Produced	kt dry	2,328
Copper Grade	% Cu	25
Gold Grade	g/t Au	1.92
Silver Grade	g/t Ag	76.7
Gross Revenue	US$M	2,632
Treatment and Refining Charges	US$M	-246
Net Revenue	US$M	2,386
Cash Costs Net of Credits	US$M	-1,178
Capital Costs	US$M	-444
Cash Flow before Tax	US$M	764
Tax Paid	US$M	-171
Gearing (incl tax effect)	US$M	-28
Net Cash Flow	US$M	566
NPV @ 10% (post tax & gearing)	US$M	210
IRR	%	25

Metal Prices and Exchange Rates

For the DFS, the long-term forecast copper prices assumption relied primarily on broker market consensus forecasts and the analysis of CRU (below). CRU calculated the 2009 long-run marginal cost of production at US$1.90/lb and forecasted a long-term rate of production cost increase of +3.28% (compounding annual growth rate). Although Equinox management believes there exists a very high potential for supply-side issues to result in periods of sustained high copper prices over the medium term, Equinox has chosen to adopt a conservative copper price assumption of US$2.00/lb flat for the mine life period.

2009 Consensus Forecast Copper Price Assumptions (US$/lb)

Broker	2009	2010	2011	2012	LT (nom)
Barclays	2.31	3.25	3.50	—	—
BMO	2.31	3.00	3.30	3.10	2.20
CRU	2.24	2.61	2.62	2.10	2.64
GSJBW	2.33	3.10	3.30	3.60	2.09
JP Morgan	2.27	2.70	2.61	—	2.04
Macquarie	1.79	2.50	3.00	2.50	2.00
Merrill	2.15	3.18	3.03	2.75	1.77
Morgan Stanley	2.27	2.98	3.18	3.31	1.85
Petra	2.23	2.65	2.40	2.28	2.25
Shaw	2.18	1.94	2.01	2.08	—
UBS	2.27	3.30	3.20	3.20	1.75
Wilson HTM	2.35	2.60	3.00	3.00	2.00
World Bank	1.68	1.81	1.91	—	—

Average	2.18	2.74	2.85	2.79	2.06

Economic Results

The feasibility assessment for Jabal Sayid is made based on a range of assumptions and forecasts for a range of factors which are subject to variation in the future. An analysis of the Project’s sensitivity to a range of these factors has been conducted by changing key economic assumptions in the base case financial model by ±15% over the life of the mine and assessing the resulting impact on the net present value of Project cash flows and the Project internal rate of return (IRR).

Equinox management considers ±15% a reasonable test to apply based on historical volatility in prices of commodities and variability in capital and operating costs for other projects of a similar nature and scale.

For some key sensitivities, a ±15% sensitivity is not reasonable (for example, with targeted metallurgical copper recovery of 95% it is unreasonable to apply this range of sensitivities as more than 100% of contained copper cannot be recovered). Where a 15% range of sensitivities is not reasonable a different range of sensitivities are tested which have been determined based on management’s observations and experience with similar projects. The results of the sensitivity analysis are detailed in the following sections of the report. Scenario analysis assumptions used for the sensitivity analysis are detailed below.

Scenario Analysis Assumptions used for the Sensitivity Analysis

		Sensitized NPV – Life of Mine
		-15%	-10%	-5%	Base Case	5%	10%	15%
Copper Price	US$/lb	1.70	1.80	1.90	2.00	2.10	2.20	2.30
Gold Price	US$/oz	723	765	808	850	893	935	978
Silver Price	US$/oz	10.20	10.80	11.40	12.00	12.60	13.20	13.80
TC/RC#	US$	85/8.5	80/8	75/7.5	70/7	65/6.5	60/6	55/5.5
Capex	US$/M	322	308	294	280	266	252	238
Opex*	US$/lb	1.05	1.01	0.96	0.92	0.87	0.83	0.78
Copper Grade	%	1.91	2.02	2.14	2.25	2.36	2.47	2.59
Copper Recovery#	%	94.44	94.94	95.44	95.94	96.44	96.94	97.44
WACC#	%	14.00	12.67	11.33	10.00	8.67	7.33	6.00

#	Estimated reasonable range sensitivities applied rather than +/-15%
*	Excludes TC/RC’s and byproduct credits

Marketing and Logistics

The following concentrate off-take contracts have been signed:

•	Transamine Trading SA for 50,000 dmt of copper concentrate.

•	Hindalco Industries Limited (Unit: Birla Copper) for 40-50,000 dmt of copper concentrate.

•	Sterlite Industries (India) Limited for 30-40,000 dmt of copper concentrate.

•

The above contracts account for all of Bariq’s production in 2012 and approximately 60% of Bariq’s average annual production. The outstanding production in 2013 and beyond will be sold on spot or to other parties; commitments expected before the end of 2012.

The DFS envisages that up to 280,000 wmtpa of concentrate will be trucked approximately 350 km by sealed road from the mine site to the storage and ship loading facility at the port of Yanbu. Storage at the port will be in an existing shed with a 24,000 t capacity. The shed will be leased from the Saudi Port Authority. It is envisaged that ship loading will occur every 14 to 16 days, typically in 11,000 wmt shipments. The concentrate storage and ship loading activities will be managed under a contract with a local stevedoring company.

Given the climatic conditions on site, it is planned that filtered concentrate will be air dried to ensure that transportable moisture limits are attained before being transported from site. At present, it is not proposed to install a sampling system at the ship loader but rather to rely on discharge sampling for sales and production reconciliation purposes. A sampling system at the ship loader would provide a means of cross-checking against the discharge samples, and confirmation of concentrate moisture prior to sailing.

Exploration and Development

Expenditure reported by Citadel to date on the Jabal Sayid Exploration License area (95 km2) is $4.1M. Expenditure commitments on the tenement are SAR344,375 in 2011. The total expenditure commitment over the five year term of the License is SAR1,140,000.

Citadel completed grid mapping, regional prospecting and geochemical sampling at the project site. In addition, Citadel drilled approximately 4,793 m of RC and 44,703 m of diamond drilling. Some remote sensing data has also been acquired and interpreted. In late 2009, 2010 Citadel completed a ground based EM survey. The aim of the survey was for site sterilization and scoping level exploration review. Consequently, the program was completed using large loops, which are not always an optimal configuration for local geological features, and relatively wide station spacing. This initial program highlighted numerous anomalies, several of which require additional surveying with optimized loop configurations prior to drill testing. Some of these targets were drilled in 2010.

Exploration activity, until quite recently, has focused on better defining the identified resources of Lodes 1, 2 and 4, but exploration is now being directed towards identifying and testing other targets on the EL.

SCHEDULE B

Equinox Minerals Ltd

Unaudited Pro forma Consolidated Financial Statements

Unaudited Pro forma Consolidated Balance Sheet

As at September 30, 2010

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Pro forma adjustments	Note 4	Equinox/ Citadel Pro forma	Lundin Mining Corporation	Pro forma adjustments	Note 4	Equinox consolidated Pro forma
ASSETS
Cash and cash equivalents	263,256	197,763	(251,792)	(a)	62,113	172,784	(2,425,364)	(g)	404,068
			(10,825)	(b)			(40,780)	(h)
			(112,500)	(c)			2,718,947	(i)
			(23,788)	(d)			38,707	(g)
							(122,340)	(j)
Accounts receivable	133,607	10,571	(6,534)	(d)	137,644	146,335	—		283,979
Prepayments	8,507	—	—		8,507	5,555	—		14,062
Inventories	87,819	—	—		87,819	40,377	—		128,196

Total Current Assets	493,189	208,334	(405,440)		296,083	365,051	169,170		830,304
Restricted cash	25,351	—	—		25,351	59,665	—		85,016
Property, plant and equipment	1,136,935	239,556	1,153,313	(e)	2,529,803	1,255,807	1,811,573	(k)	5,597,184
Intangibles	—	434	28	(d)	462	—	—		462
Goodwill	—	—	—		—	237,799	—		237,799
Exploration and evaluation assets	—	23,889	42,111	(e)	66,000		—		66,000
Investments in other entities	—	—	—		—	1,699,596	—		1,699,596
Deferred tax assets	—	—	—		—	49,588	—		49,588
Other financial assets	2,247	—	—		2,247	28,764	—		31,011

Total Non Current Assets	1,164,533	263,879	1,195,451		2,623,863	3,331,219	1,811,573		7,766,655

TOTAL ASSETS	1,657,722	472,212	790,012		2,919,946	3,696,270	1,980,744		8,596,960

LIABILITIES
Accounts payable and accrued liabilities	64,204	15,847	(3,314)	(d)	76,737	118,650	—		195,387
Income tax payable	—	2,233	—		2,233	19,916	—		22,149
Current portion of long term debt	121,692	—	—		121,692	2,517	3,038,637	(i)	3,162,846
Current portion of asset retirement obligations	—	—	—		—	6,484	—		6,484
Current portion of deferred revenue	—	—	—		—	5,729	—		5,729
Current portion of derivative instruments	56,496	—	—		56,496	—	—		56,496
Other current liabilities	22,454	1,255	5,175	(d)	28,884	—	—		28,884

Total Current Liabilities	264,846	19,335	1,861		286,042	153,296	3,038,637		3,477,975
Long term debt	333,463	—	—		333,463	44,561	(319,690)	(i)	58,334
Income tax liability	6,727	—	—		6,727	—	—		6,727
Deferred tax liability	98,863	14,020	243,703	(e)	356,586	247,226	—		603,812
Asset retirement obligation	7,894	878	1,116	(d)	9,888	111,939	—		121,827
Long term compensation	5,545	—	—		5,545	—	—		5,545
Deferred revenue	—	—	—		—	70,324	—		70,324
Provisions	—	164	(164)	(d)	—	18,154	—		18,154
Other payables	80,378	—	—		80,378	11,740	—		92,118

Total Non Current Liabilities	532,870	15,062	244,655		792,587	503,944	(319,690)		976,841

TOTAL LIABILITIES	797,716	34,397	246,516		1,078,629	657,240	2,718,947		4,454,816

Net Assets	860,006	437,815	543,496		1,841,317	3,039,030	(738,203)		4,142,144

SHAREHOLDERS EQUITY
Share capital	739,511	492,277	(426,727)	(f)	1,731,647	3,482,594	(3,482,594)	(l)	4,195,594
			992,136	(a)			2,425,240	(g)
			(65,550)	(c)			38,707	(g)
Retained / (deficit) earnings	102,401	(121,365)	121,365	(f)	91,576	(688,193)	688,193	(l)	(71,544)
			(10,825)	(b)			(40,780)	(h)
							(122,340)	(j)
Contributed surplus	16,480	—			16,480	31,327	(31,327)	(l)	16,480
Accumulated other comprehensive income / (loss) (net of tax)	1,614	—			1,614	213,302	(213,302)	(l)	1,614
Reserves	—	(45,047)	(19,953)	(f)	—	—	—		—
			65,000	(c)
Non-controlling interest	—	111,950	(111,950)	(c)	—	—	—		—

TOTAL SHAREHOLDERS EQUITY	860,006	437,815	543,496		1,841,317	3,039,030	(738,203)		4,142,144

Unaudited Pro forma Consolidated Statement of Operations

For the nine months ended September 30, 2010

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Note	Equinox/ Citadel pro forma	Lundin Mining Corporation	Note	Equinox consolidated pro forma
Sales	721,277	—		721,277	539,956		1,261,233
Smelter Treatment Charges	(76,950)	—		(76,950)	—		(76,950)

Net Sales Revenue	644,327	—		644,327	539,956		1,184,283

Direct and indirect mining costs	(229,801)	—		(229,801)	(252,771)		(482,572)
Amortisation and depletion	(54,093)	—	(a)	(54,093)	(99,741)	(b)	(153,834)
Royalties	(20,866)	—		(20,866)	—		(20,866)

Cost of sales	(304,760)	—		(304,760)	(352,512)		(657,272)

Expenses
Derivative loss/(gain)	(8,837)	—		(8,837)	10,223		1,386
Exploration	(3,670)	(3,794)		(7,464)	(16,592)		(24,056)
General and administration	(9,868)	(5,253)		(15,121)	(13,883)		(29,004)
Income (loss) from equity investment in Tenke Fungurume	—	—		—	43,005	(c)	43,005
(Loss) gain on sale of investments and other assets	—	—		—	38,026		38,026
Financing costs	(27,377)	(698)		(28,075)	(7,153)		(35,228)
Incentive stock options	(3,570)	(719)		(4,289)	(1,940)		(6,229)
Other income/(expense)	(16,198)	(14,222)		(30,420)	(3,603)		(34,023)

Total Expenses	(69,520)	(24,686)		(94,206)	48,083		(46,123)

(Loss)/income before income tax and non-controlling interests	270,047	(24,686)		245,361	235,527		480,888
Income tax benefit/(expense)	(92,926)	31		(92,895)	(63,010)		(155,905)

Net (Loss)/income	177,121	(24,655)		152,466	172,517		324,983

Note:

a)	No pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive;

b)	As a result of the fair value adjustments arising on the acquisition of Lundin, Equinox will have additional amortisation and depletion charges (net of associated tax effect) relating to the Lundin mining assets purchased. These additional charges are not reflected in the pro forma consolidated statement of operations for the nine months ended September 30, 2010 as the associated fair values have not yet been determined; and

c)	The income expected from the Tenke Fungurume investment may be impacted by an uplift (net of tax) resulting from the assessment of the fair value of the investment at the acquisition date.

Unaudited Pro forma Consolidated Statement of Operations

For the twelve months ended December 31, 2009

in $000’s (USD)	Equinox Minerals Limited	Citadel Resources Group	Note	Equinox/ Citadel pro forma	Lundin Mining Corporation	Note	Equinox consolidated pro forma
Sales	531,962	—		531,962	745,989		1,277,951
Smelter Treatment Charges	(63,483)	—		(63,483)	—		(63,483)

Net Sales Revenue	468,479	—		468,479	745,989		1,214,468

Direct and indirect mining costs	(212,016)	—		(212,016)	(340,321)		(552,337)
Amortisation and depletion	(46,688)	—	(a)	(46,688)	(170,004)	(b)	(216,692)
Royalties	(14,114)	—		(14,114)	—		(14,114)

Cost of sales	(272,818)	—		(272,818)	(510,325)		(783,143)

Expenses
Derivative loss/(gain)	(329,826)	—		(329,826)	(61,496)		(391,322)
Exploration	(5,119)	(2,099)		(7,218)	(22,645)		(29,863)
General and administration	(10,241)	(7,940)		(18,181)	(19,960)		(38,141)
Income (loss) from equity investment in Tenke Fungurume	—	—		—	297	(c)	297
(Loss) gain on sale of investments and other assets	—	—		—	(6,710)		(6,710)
Goodwill and long-lived assets impairment	—	—		—	(53,042)		(53,042)
Financing costs	(76,871)	(256)		(77,127)	(15,027)		(92,154)
Incentive stock options expensed	(1,989)	(1,578)		(3,567)	(5,629)		(9,196)
Other income/(expense)	(11,578)	194		(11,384)	13,412		2,028

Total Expenses	(435,624)	(11,680)		(447,304)	(170,800)		(618,104)

(Loss)/income before income tax and non-controlling interests	(239,963)	(11,680)		(251,643)	64,864		(186,779)
Income tax benefit/(expense)	56,900	(2,034)		54,866	3,269		58,135
Gain from discontinued operations, net of income taxes	—	—		—	5,573		5,573

Net income/(loss)	(183,063)	(13,713)		(196,776)	73,706		(123,070)

Note:

a)	No pro forma adjustment to earnings has been made to amortisation and depletion expense in respect to the fair value adjustment arising on the acquisition of Citadel as Citadel’s assets are not yet productive;

b)	As a result of the fair value adjustments arising on the acquisition of Lundin, Equinox will have additional amortisation and depletion charges (net of associated tax effect) relating to the Lundin mining assets purchased. These additional charges are not reflected in the pro forma consolidated statement of operations for the twelve months ended December 31, 2010 as the associated fair values have not yet been determined; and

c)	The income expected from the Tenke Fungurume investment may be impacted by an uplift (net of tax) resulting from the assessment of the fair value of the investment at the acquisition date.

1.	Basis of presentation

The unaudited pro forma consolidated financial statements have been prepared in connection with the proposed acquisition of Lundin Mining Corporation (“Lundin”) by Equinox Minerals Ltd (“Equinox”). The unaudited pro forma consolidated financial statements have been prepared for illustrative purposes only and give effect to the acquisition by Equinox pursuant to the assumptions described in Note 4 to these pro forma consolidated financial statements. The unaudited pro forma consolidated balance sheet as at September 30, 2010 gives effect to the transactions by Equinox as if they had occurred as of September 30, 2010. The unaudited pro forma consolidated statements of operations for the nine-month period ended September 30, 2010 and the year ended December 31, 2009 give effect to the acquisition of Lundin by Equinox as if it was completed on January 1, 2009.

The unaudited pro forma consolidated financial statements also include the acquisition of Citadel Resources Group (“Citadel”) by Equinox. The unaudited pro forma consolidated balance sheet as at September 30, 2010 gives effect to the transactions by Equinox as if they had occurred as of September 30, 2010. The unaudited pro forma consolidated statements of operations for the nine-month period ended September 30, 2010 and the year ended December 31, 2009 give effect to the acquisition of Citadel by Equinox as if it was completed on January 1, 2009.

The unaudited pro forma consolidated financial statements are not necessarily indicative of the operating results or financial condition that would have been achieved if the transactions had been completed on the dates or for the periods presented, nor do they purport to project the results of operations or financial position of the consolidated entities for any future period or as of any future date. The unaudited pro forma consolidated financial statements do not reflect any special items such as integration costs or operating synergies that may be incurred or achieved as a result of the acquisition.

The pro forma adjustments and allocations of the purchase price for the proposed acquisition of Lundin and the completed acquisition of Citadel are based on preliminary estimates of the fair value of net assets acquired. The final purchase price allocation will be completed after asset and liability valuations are finalised.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations (excluding Citadel) have been prepared in accordance with the recognition and measurement principles of Canadian generally accepted accounting principles (“Canadian GAAP”). The Canadian accounting standards board has transitioned to the International Financial Reporting Standards (“IFRS”) effective 1 January 2011.

Equinox believes that any differences in Citadel’s financial information arising from the application of Canadian GAAP to its historical information (prepared in accordance with Australian Accounting Standards, which also comply with International Financial Reporting Standards as issued by the International Accounting Standards Board) are not material.

In preparing the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations in accordance with the recognition and measurement principles of Canadian GAAP and Equinox’s accounting policies, the following historical information was used:

a)	the unaudited consolidated financial statements of Equinox as of and for the nine-month period ended September 30, 2010 prepared in accordance with Canadian GAAP;

b)	the audited consolidated financial statements of Equinox as of and for the year ended December 31, 2009 prepared in accordance with Canadian GAAP;

c)	the unaudited consolidated financial statements of Lundin as of and for the nine-month period ended September 30, 2010 prepared in accordance with Canadian GAAP;

d)	the audited consolidated financial statements of Lundin for the year ended December 31, 2009 prepared in accordance with Canadian GAAP;

e)	Citadel has a financial reporting year end of June 30. In order to derive the historical results of Citadel for the year ended December 31, 2009 and the nine month period ended September 30, 2010 the following information was used:

a.	the unaudited half year financial statements of Citadel as of and for the six month period ended December 31, 2008 prepared in accordance with the Australian equivalents of International Financial Reporting Standards (“A-IFRS”);

b.	the audited financial statements of Citadel for the year ended June 30, 2009 prepared in accordance with A-IFRS;

c.	the unaudited interim financial statements of Citadel as of and for the six month period ended December 31, 2009 prepared in accordance with A-IFRS;

d.	the audited financial statements of Citadel for the year ended June 30, 2010 prepared in accordance with A-IFRS; and

e.	the unaudited interim consolidated financial statements of Citadel as of and for the three month period ended September 30, 2010.

In preparing the pro forma financial statements no alignment has been made between the accounting policies of Equinox and Lundin. Certain reclassification adjustments have been made to the unaudited pro forma consolidated financial statements to make the financial statement presentation consistent between Equinox and Lundin.

Canada has adopted IFRS effective January, 1 2011. It is not expected that the transition will have a material impact on the financial statements of Equinox. The impact of transitioning to IFRS on the financial statements of Lundin is unknown.

The unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statement of operations should be read in conjunction with the historical financial statements including the notes thereto, as listed above.

2.	Acquisition of Citadel

On October 25 2010, Equinox announced a proposal to acquire all of the shares of Citadel (the “Citadel Offer”). The Citadel Offer consideration comprised one Equinox share for every 14.3 Citadel shares plus cash. The shareholders of Citadel received a combination of 169,234,052 Equinox shares and US$251.79 million in cash.

Based on an Equinox share price of C$5.91 (US$5.86), the purchase price equated to total consideration of US$992.14 million in shares and US$251.79 million in cash.

This acquisition will be accounted for as a business combination with Equinox as the acquirer of Citadel. The purchase consideration reflects the actual outcome of the exercise of options and performance rights over the period to the date of closure of the Citadel Offer.

The allocation of the purchase price is based upon management’s preliminary estimate and certain assumptions with respect to the fair value increment associated with the assets acquired and the liabilities assumed. Equinox is currently completing a full and detailed valuation of the Citadel assets acquired. It is likely that the fair value of net assets acquired will vary from those shown in the unaudited pro forma financial statements and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarised as follows:

Issuance of Equinox common shares	992,136
Cash consideration	251,792

Purchase consideration	1,243,929

The purchase price was allocated as follows:
Cash and cash equivalents	173,975
Net working capital	(17,159)
Property, plant and equipment	1,392,868
Asset retirement obligation	(1,993)
Intangibles	462
Exploration assets	66,000
Cash commitment for residual 30% interest in Bariq Mining Ltd	(112,500)
Net deferred tax liabilities	(257,723)

Total purchase price allocated	1,243,929

3.	Acquisition of Lundin

On February 28, 2011, Equinox announced a proposal to acquire all the outstanding common shares of Lundin (the “Lundin Offer”). Under the Lundin Offer, the shareholders of Lundin have the option to receive consideration per Lundin share of either C$8.10 (US$8.26) in cash or 1.2903 Equinox shares plus C$0.01 for each Lundin share, subject to a pro-rata cash consideration of approximately C$2,379 million (US$2,425 million) and a maximum number of Equinox shares issued of approximately 379 million.

For the purpose of determining the preliminary purchase price allocation we have assumed:

•	a cash consideration of C$2,379 million (US$2,425 million) will be paid to Lundin shareholders; and

•

379,402,241 Equinox shares valued at C$2,379 million (US$2,425 million) will be issued to Lundin shareholders. The number of Equinox shares to be issued is based on the number of outstanding Lundin shares as at February 23, 2011 and the assumed conversion of outstanding Lundin options.

Based on an Equinox share price as at February 25, 2011 of C$6.27 (US$6.39), the assumed purchase price equates to a total consideration of US$2,425 million in Equinox shares (379,420,241 shares) and US$2,425 million in cash. The purchase consideration for the proposed acquisition of Lundin will be measured as the fair value of the Equinox shares issued at the date of exchange. Consequently the value of the purchase consideration for accounting purposes will differ from the amount assumed in the pro forma consolidated balance sheet due to future changes in the market price of Equinox shares.

The difference between the fair value of the purchase consideration transferred by Equinox (as discussed in the prior paragraph) and the book value of the net assets of Lundin has been treated as an increase in property, plant, and equipment.

The acquisition of Lundin, if completed, will be accounted for as a business combination with Equinox as the acquirer of Lundin. The pro forma consolidated financial statements assume all incentive stock options of Lundin that existed prior to the acquisition will be exercised and will have accelerated vesting, upon the transfer of ownership interests.

The allocation of the purchase consideration is based upon management’s preliminary estimates and certain assumptions with respect to the fair value increment associated with the net assets acquired. The fair value of the net assets of Lundin to be acquired pursuant to the Offer will ultimately be determined after the closing of the transaction. Equinox will complete a full and detailed valuation of the Lundin assets using an independent party. Therefore, it is likely that the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material.

The preliminary purchase price allocation is subject to change and is summarised as follows:

Acquisition of Lundin	US$ 000’s
Issuance of Equinox common shares	2,425,240
Cash consideration	2,425,364

Purchase consideration	4,850,603

The purchase price was allocated as follows:
Net working capital (includes cash of US$232.45 million)	240,044
Inventories	40,377
Investments	1,728,360
Net deferred tax liabilities	(197,638)
Goodwill (previously acquired)	237,799
Interest bearing debt	(47,078)
Other Liabilities	(100,218)
Property, plant and equipment	2,948,957

Total purchase price allocated	4,850,603

Note:

The above pro forma adjustments have been based on publicly available information of Lundin with no access to Lundin company data.

In the pro forma calculations a C$/US$ exchange rate of 1.0195 as at 25 February 2011 has been used.

4.	Effect of transactions on the pro forma consolidated financial statements

The pro forma consolidated financial statements incorporate the following pro forma assumptions:

Acquisition of Citadel

a)	This pro forma adjustment reflects a consideration of US$251.79 million in cash and the issue of 169,234,052 Equinox shares valued at US$992.14 million.

b)	This assumption provides for the expensing of Equinox’s costs associated with the acquisition of Citadel totalling US$10.83 million. It is assumed that share issuance costs are an immaterial amount of this total. Due to the non recurring nature of the expense, transaction costs are not reflected as a statement of operations pro forma adjustment. These costs have not been tax affected.

c)	On September 8, 2010, Citadel announced that agreement had been reached with joint venture partners Abdul Hadi Al Qahtani and Partners for Maritime Oilfield Services Limited (“AQM”) and Dr Said Al-Qahtani for Citadel to acquire the remaining 30% shareholding of Bariq Mining Limited for $112.5 million. This transaction was approved by shareholders on November 3, 2010. The consideration for this transaction was as follows:

a.	US$12.5 million deposit payable in cash; and

b.	US$100 million payable in cash or a combination of cash/shares of Citadel. Citadel has until 30 June 2011 to deposit into an escrow account the cash consideration necessary to complete this transaction.

d)	This pro forma adjustment reflects the movement in the book value of assets and liabilities between the date of the pro forma balance sheet of 30 September 2010 and the date of acquisition of Citadel of 17 December 2010.

e)	This preliminary assessment of the acquisition of Citadel gives rise to an increase in the fair value of property, plant, equipment and exploration assets of US$1.195 billion (as set out in the table below) and an adjustment to the deferred tax liability of US$243.7 million. As described in Note 2, the assessment is subject to change once the values of all assets and liabilities acquired have been finalised. The profit effect of this adjustment is discussed under the pro forma consolidated statement of operations set out earlier in Schedule B:

Preliminary increase in the fair value of Citadel assets acquired	US$ 000’s
Property, plant, equipment and exploration assets	1,458,868
Less: Book value of property, plant, equipment and exploration assets	263,445

Adjustment to property, plant, equipment and exploration assets	1,195,424

f)	These pro forma adjustments eliminate the historical equity accounts of Citadel.

Acquisition of Lundin

g)	The pro forma adjustment reflects:

•	receipt of cash of US$38.7 million and issue of 5.8 million shares in relation to the exercise of options and performance rights based on a strike price of C$6.55 per option; and

•	consideration of US$2,425 million in cash and issue of 379,402,241 Equinox common shares valued at US$2,425 million.

h)	This assumption provides for the expensing of Equinox’s costs of the transaction totalling C$40.0 million (US$40.78 million). It is assumed that share issuance costs are an immaterial amount of this total. Due to the non recurring nature of the expense, transaction costs are not reflected as a statement of operation pro forma adjustment. These costs have not been tax affected.

i)	The pro forma adjustment reflects the bridging facility of US$3,200 million required as part of the acquisition of Lundin less:

•	an arrangement fee associated with the establishment of the bridging facility of US$48.0 million; and

•	repayment of Equinox’s existing long term debt of US$433 million (excluding the existing lease liability of US$22.1 million).

j)	The pro forma adjustment reflects the break fee of C$120 million (US$122.34 million) which might be payable to Inmet Mining Corporation if Equinox was successful in the takeover of Lundin. Other transaction costs which Lundin may have incurred have not been reflected in the pro forma adjustments.

k)	The preliminary assessment of the acquisition of Lundin gives rise to an increase in the fair value of property, plant and equipment of US$1,812 billion as follows. As described in Note 3, the assessment is subject to change once the values of all assets and liabilities to be acquired have been finalised. The profit effect of this adjustment is discussed under the pro forma consolidated statement of operations set out earlier in Schedule B:

Preliminary increase in the fair value of Lundin assets acquired	US$ 000’s
Property, plant and equipment	2,948,957
Less: Book value of property, plant and equipment	1,255,807
Less: Asset retirement obligation	(118,423)

Adjustment to property plant and equipment	1,811,573

l)	These pro forma adjustments eliminate the historical equity accounts of Lundin.

5.	Reconciliation of reporting period

Although the acquisition of Citadel has no nexus with the Lundin Offer, we consider the transaction to be material and therefore for pro forma purposes the acquired entity’s income statement should be brought up to the registrant’s fiscal year. Equinox and Lundin have a year end of December 31 and Citadel had a year end of June 30. As such a reconciliation has been performed to bring Citadel’s reporting in line with Equinox and Lundin.

Citadel Income Statement

For the twelve months ended December 31, 2009

	A$	A$	A$	A$	US$
		Less	Add		Citadel Twelve Months December 31, 2009
$ in 000s	Twelve months June 30, 2009	Six months December 31, 2008	Six months December 31, 2009	Twelve months December 31, 2009
Exploration	(1,276)	(263)	(1,635)	(2,648)	(2,099)
General Administration	(8,615)	(3,358)	(4,760)	(10,017)	(7,940)
Financing costs	(2)	(2)	(323)	(323)	(256)
Incentive stock options	(1,762)	—	(230)	(1,991)	(1,578)
Impairment of non-current assets	(84,963)	(84,963)	—	—	—
Other income / (expense)	(79)	(499)	(175)	245	194

Loss before income tax expense	(96,696)	(89,085)	(7,123)	(14,734)	(11,680)
Income tax benefit	16,993	16,993	(2,565)	(2,565)	(2,034)

Loss after tax from continuing operations	(79,703)	(72,092)	(9,688)	(17,299)	(13,713)

In preparing Citadel’s income statement to align with Equinox and Lundin’s December, 31 statement of operations the average exchange rate for the period January, 1 2009 to December, 31 2009 being 0.7927 (based on the Reserve Bank of Australia’s published historical rates) has been used to convert Citadel’s A$ equivalent to US$.

Citadel Income Statement

For the nine months ended September 30, 2010

	A$	A$	A$	A$	US$
		Less	Add		Citadel Nine months September 30, 2010
$ in 000s	Twelve months June 30, 2010	Six months December 31, 2009	Three months September 30, 2010	Nine months September 30, 2010
Exploration	(4,973)	(1,635)	(892)	(4,230)	(3,794)
General Administration	(8,679)	(4,760)	(1,938)	(5,856)	(5,253)
Financing costs	(1,101)	(323)	—	(778)	(698)
Incentive stock options	(972)	(230)	(59)	(802)	(719)
Other income / (expense)	(611)	(175)	(15,420)	(15,856)	(14,222)

Loss before income tax expense	(16,335)	(7,123)	(18,309)	(27,522)	(24,686)
Income tax benefit	(2,531)	(2,565)	—	34	31

Loss after tax from continuing operations	(18,866)	(9,688)	(18,309)	(27,487)	(24,655)

In preparing Citadel’s income statement to align with Equinox and Lundin’s September, 30 statement of operations the average exchange rate for the period January, 1 2010 to September, 30 2010 being 0.8970 (based on the Reserve Bank of Australia’s published historical rates) has used to convert Citadel’s A$ equivalent to US$.

6.	Equinox shares outstanding and income/ (loss) per share

The average number of shares used in the computation of pro forma basic and diluted earnings (loss) per share has been determined as follows:

	Basic		Diluted
	September 30, 2010	December 31, 2009	September 30, 2010	December 31, 2009
Weighted average number of Equinox shares (thousands) issued and outstanding	707,587	670,385	720,267	683,665
Equinox’s shares issued to acquire Citadel	169,234	169,234	169,234	169,234
Equinox’s shares to be issued to acquire Lundin	379,402	379,402	379,402	379,402

Pro forma basic weighted average shares of Equinox	1,256,223	1,219,021	1,268,903	1,232,301
Pro forma adjusted income / (loss)	324,983	(123,070)	324,983	(123,070)

Pro forma adjusted income / (loss) per share	0.26	(0.10)	0.26	(0.10)

The Dealer Manager for the Offer is:

TD SECURITIES INC.

Telephone: (416) 308-2670

The Depositary and Information Agent for the Offer is:

By Mail	By Registered Mail, by Hand or by Courier

Kingsdale Shareholder Services Inc. The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 156 Toronto, Ontario M5X 1E2	Kingsdale Shareholder Services Inc. The Exchange Tower 130 King Street West, Suite 2950 P.O. Box 156 Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-888-518-1558

E-mail: contactus@kingsdaleshareholder.com

Facsimile: (416) 867-2271 or 1-866-545-5580

Outside North America, Banks and Brokers Call Collect: +1 (416) 867-2272

Questions and requests for assistance may be directed to the Depositary and Information Agent or the

Dealer Manager at their respective telephone numbers and locations set out above.